SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (Amendment No. ____)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11
    (c) or sec.240.14a-12

                          WAVETECH INTERNATIONAL, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid: $

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          WAVETECH INTERNATIONAL, INC.
                       5210 E. WILLIAMS CIRCLE, SUITE 200
                              TUCSON, ARIZONA 85711

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 1998

To the Stockholders of Wavetech International, Inc.:

         The Annual Meeting of Stockholders (the "Annual Meeting") of Wavetech International, Inc., a Nevada corporation (the "Company"), will be held at the Marriott Courtyard, Williams Center, 201 South Williams Boulevard, Tucson, Arizona 85711, Monday, May 18, 1998 at 10:30 a.m., Mountain Standard Time, for the following purposes:

         1. To consider and act upon a proposal to amend the Company's Articles of Incorporation to effect a one-for-six reverse stock split of the Company's presently issued and outstanding shares of Common Stock (the "Reverse Split");

         2. To consider and vote upon a proposal to approve the issuance of up to 85,000,000 shares (the "Merger Shares") of the Company's authorized but unissued Common Stock. Such issuance shall result in a change in control of the Company pursuant to that certain Reorganization Agreement and Plan of Merger, dated January 5, 1998 (the "Reorganization Agreement"), by and among the Company, Wavetech Interim, Inc., a wholly-owned subsidiary of the Company ("Interim"), and Imagitel, Inc., a closely held Nevada corporation ("Imagitel"), pursuant to which, among other things, Interim will merge with and into Imagitel (the "Merger") which shall be the surviving corporation and which shall become a wholly-owned subsidiary of the Company. As a result of the Merger, each Imagitel shareholder shall be entitled to receive, without any action on his part, 365 shares of the Common Stock of Wavetech ("Wavetech Common Stock") for each share of the Common Stock of Imagitel ("Imagitel Common Stock") issued and outstanding immediately prior to the effective time of the Merger, as adjusted to reflect changes to the assumed working capital ratio between Imagitel and the Company (the "Conversion Ratio"), and the actual number of shares of common stock of Wavetech outstanding at the consummation of the Merger, all as more fully set forth in the accompanying Proxy Statement and in the Reorganization Agreement, a copy of which is attached thereto as Exhibit II;

         3. To elect five directors to the Board of Directors if Proposal No. 2 is NOT adopted; and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         APPROVAL BY THE STOCKHOLDERS OF THE ISSUANCE BY THE COMPANY OF THE MERGER SHARES IS CONTINGENT UPON APPROVAL OF THE REVERSE SPLIT. HOWEVER, APPROVAL OF THE REVERSE SPLIT IS NOT CONTINGENT UPON APPROVAL OF THE ISSUANCE OF THE MERGER SHARES. IN ADDITION, APPROVAL OF THE ISSUANCE OF THE MERGER SHARES SHALL ALSO CONSTITUTE APPROVAL OF THE ELECTION TO THE BOARD OF DIRECTORS OF FOUR PERSONS DESIGNATED BY IMAGITEL.

         The Board of Directors of the Company unanimously approved the Merger proposal and has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders. The Board of Directors has been advised by Kaufman Brothers, Inc. that, in its opinion, the terms of the Reorganization Agreement and the transactions contemplated thereby, including the issuance of the Merger Shares, are fair, from a financial point of view, to the Wavetech stockholders, as of the date of such opinion. Accordingly, the Board unanimously recommends that you vote FOR approval of the Reorganization Agreement and the Merger.

         The Board also unanimously recommends that you vote FOR approval of the Reverse Split.

         Only Stockholders (as defined) of record at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Holders of the Company's $.001 par value Common Stock ("Stockholders") as of the Record Date are entitled to vote on all of the above proposals. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of Stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and will be available for inspection at the offices of Wavetech International, Inc., 5210 E. Williams Circle, Suite 200, Tucson, Arizona 85711 during ordinary business hours for ten days prior to the meeting.

         Details of the Reverse Split, the Merger and other important information concerning the Company and Imagitel are more fully described in the accompanying Proxy Statement. Please give this information your careful consideration.

                                 By Order of the Board of Directors,

                                /s/ Richard Freeman
                                ------------------------------
                                    Richard Freeman
                                    Secretary
Tucson, Arizona
               , 1998
---------------

         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PERSON GIVING HIS OR HER PROXY HAS THE POWER TO REVOKE IT IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                                 PROXY STATEMENT
                                       OF
                          WAVETECH INTERNATIONAL, INC.
                       5210 E. WILLIAMS CIRCLE, SUITE 200
                              TUCSON, ARIZONA 85711

                     WAVETECH ANNUAL MEETING OF STOCKHOLDERS

                            -------------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wavetech International, Inc., a Nevada corporation, formerly known as Wavetech, Inc., a New Jersey corporation (referred to herein together with such predecessor, as "Wavetech" or the "Company"), of proxies for use at the Annual Meeting (the "Annual Meeting") of Stockholders (defined below) to be held on May 18, 1998 at 10:30 a.m., Mountain Standard Time. The Annual Meeting will be held at the Marriott Courtyard, Williams Center, 201 South Williams Boulevard, Tucson, Arizona 85711.

         This Proxy Statement and the accompanying form of proxy are being first mailed to Stockholders on or about __________, 1998. The Stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the Stockholder's instructions. If a Stockholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the Annual Meeting.

         Proxies will be solicited from the Company's Stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and regular employees of the Company may make further solicitations personally or by telephone, telegraph or mail. Directors, officers and regular employees of the Company will receive no additional compensation for any such further solicitation.

         Only holders (the "Stockholders") of the Company's Common Stock, $.001 par value (the "Common Stock"), at the close of business on March 20, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 16,203,095 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the shares of Common Stock issued and outstanding constitutes a quorum for the transaction of business at the Annual Meeting.

         The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of each of the matters proposed to be acted upon at the Annual Meeting (the "Proposals"), provided that the number of shares present in person or by proxy constitutes a quorum. It is expected that shares held by officers and directors of the Company, which in the aggregate represent approximately 15.6% of the shares of Common Stock outstanding as of the Record Date, will be voted in favor of each of the Proposals. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all Proposals. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a Proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a Proposal has been approved. Proxies will be tabulated by the Company with the assistance of the Company's transfer agent. The Company will, in advance of the Annual Meeting, appoint one or more Inspectors to count all votes and ballots at the Annual Meeting and make a written report thereof.

         This Proxy Statement relates, among other things, to the issuance by the Company of up to an aggregate of approximately 85,000,000 shares (the "Merger Shares") of its authorized but unissued Common Stock which will result in a change of control of the Company. All of the Merger Shares will be issued in connection with the proposed merger (the "Merger") of Wavetech Interim, Inc., a Nevada corporation and wholly owned subsidiary of the Company formed solely for such purpose ("Interim"), with and into Imagitel, Inc., a closely held Nevada corporation (together with its operating subsidiaries, "Imagitel"), pursuant to a Reorganization Agreement, dated January 5, 1998 (the "Reorganization Agreement"), among Wavetech, Interim and Imagitel. As a result of the Merger, Imagitel shall become a wholly owned subsidiary (the "Surviving Sub") of Wavetech and Wavetech shall change its corporate name to "Imagitel, Inc." (the "Reorganized Parent"). In the Merger, each shareholder of Imagitel shall receive approximately 365 shares of authorized but previously unissued Wavetech Common Stock, as adjusted to reflect changes to the assumed working capital ratio between Imagitel and the Company (the "Conversion Ratio"). Stockholders of the Company shall not be entitled to receive any cash or securities in connection with the transactions contemplated by the Reorganization Agreement. As a result of the Merger, shareholders of Imagitel Common Stock shall hold, in the aggregate, approximately 72% of Wavetech Common Stock to be outstanding thereafter (84% on a fully diluted basis assuming the exercise of outstanding options held by Imagitel shareholders). In addition, the management and consolidated business of the Reorganized Parent will be significantly changed from that of the Company's present management and consolidated business operations.

         Consummation of the Merger is conditioned upon, among other things, approval by the Stockholders and effectuations of the Reverse Split (defined herein) also to be voted upon at the Annual Meeting. However, the Board of Directors' recommendation to the Stockholders as to the approval of the Reverse Split Proposal is not conditioned upon the approval of the Merger Proposal.

         All information contained in this Proxy Statement with respect to the Company and Interim has been provided by the Company, and all information provided with respect to Imagitel has been provided by Imagitel.

                                TABLE OF CONTENTS

SUMMARY.......................................................................8

   General....................................................................8

   The Annual Meeting.........................................................9

   Required Vote.............................................................10

   Recommendations of the Boards of Directors................................10

   Fairness Opinions With Respect to the Merger..............................10

   The Parties to the Merger.................................................10

   The Merger................................................................11

   Termination of the Merger Agreement.......................................12

   Fees and Expenses.........................................................12

   Amendment of the Reorganization Agreement; Waiver of Conditions...........12

   Federal Income Tax Consequences...........................................12

   Exchange of Shares........................................................13

   Accounting Treatment of the Merger........................................13

   Business and Management After the Merger..................................13

   Resale of Wavetech Common Stock to be Issued in the Merger................14

   Risk Factors..............................................................14

   Dissenters Rights of Appraisal............................................14

   Comparative Rights of Wavetech Stockholder and Stockholders of the
    Reorganized Parent.......................................................14

   Interest of Certain Persons in the Merger.................................15

   Market Price and Dividend of Wavetech Common Stock........................15

   Summary Historical Consolidated Financial Data............................16

   Summary Unaudited Pro Forma Condensed Combined Financial Data.............17

   Reverse Stock Split.......................................................18

   Exchange of Shares; No Fractional Shares..................................18

RISK FACTORS.................................................................20
   I.    Overview............................................................20
   II.   Risks Associated With Wavetech......................................20
   III.  Risks Associates With Imagitel......................................32
   IV.   Risks Associated With the Merger and the Reorganized Parent.........43

PROPOSAL NO. ONE:  AMENDMENT OF ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT................................................45

   Number Of Shares Of Capital Stock.........................................46
   Loss and Book Value of Capital Stock Per Common Share.....................46
   Exchange of Shares; No Fractional Shares..................................47
   Purposes of the Reverse Split and Effective Increase in
    Authorized Shares........................................................47
   Certain Federal Income Tax Consequences...................................50
   Voting Requirements.......................................................50

PROPOSAL NO. TWO:  APPROVAL OF ISSUANCE OF WAVETECH COMMON STOCK
PURSUANT TO  REORGANIZATION  AGREEMENT AND PLAN OF MERGER....................51

RECOMMENDATION OF THE WAVETECH BOARD OF DIRECTORS AND REASONS
FOR THE MERGER...............................................................51
   General...................................................................51
   Description of Imagitel, Inc..............................................51
   Effective Time and Effect of the Merger...................................51
   Recommendation of Wavetech Board of Directors.............................54

BUSINESS OF REORGANIZED PARENT...............................................55

THE MERGER...................................................................61
  General....................................................................61
  Effective Time and Effect of the Merger....................................61
  Opinion of Kaufman Bros., Inc..............................................62
  Conditions to Consummation of the Merger...................................63
  Representations, Warranties and Covenants..................................64
  Employee Benefit Plans and Stock Options...................................65
  Warrants...................................................................66
  Termination of the Merger Agreement........................................66
  Fees and Expenses..........................................................66
  Amendment of the Reorganization Agreement; Waiver of Conditions............66
  Federal Income Tax Consequences............................................67
  Accounting Treatment of the Merger.........................................68
  Resale of Wavetech Common Stock to be Issued in the Merger.................68
  Comparative Rights of Wavetech Stockholders and Stockholders of the
   Reorganized Parent........................................................68
  Dissenters Rights of Appraisal.............................................69
  Certain Material Contracts or Transactions.................................69
  Interest of Certain Persons in the Merger..................................69
  Regulatory Matters.........................................................69
  Voting Requirements........................................................70

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...........................71

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS OF
THE COMPANY..................................................................76
  Directors, Director Nominees and Officers..................................76
  Committees of the Board of Directors.......................................79
  Meetings of the Board of Directors.........................................80

EXECUTIVE COMPENSATION.......................................................80
 Summary Compensation Table..................................................80
 Aggregated Option Exercises in Last Fiscal Year and
  Options Value as of August 31, 1997........................................81
 Option Grants in Last Fiscal Year...........................................81
 Compensation of Directors...................................................82
 Employment Contracts........................................................82
 Compensation Committee Report on Repricing..................................83
 Change in Control Arrangements..............................................83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................84

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE......................85

SECURITY OWNERSHIP OF CERTAIN PRINCIPAL STOCKHOLDERS
  AND MANAGEMENT.............................................................85

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS................................86

MARKET PRICE AND DIVIDEND OF WAVETECH COMMON STOCK...........................87

OTHER BUSINESS...............................................................87

STOCKHOLDER PROPOSALS........................................................87

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................88

INDEX TO FINANCIAL STATEMENTS...............................................F-1

CERTAIN FINANCIAL DATA......................................................F-2

  Independent Auditor's Report..............................................F-2
  Wavetech International, Inc. and Subsidiaries Consolidated
   Balance Sheets...........................................................F-3
  Wavetech International, Inc. and Subsidiaries Consolidated
   Statements of Operations.................................................F-4
  Wavetech International, Inc. and Subsidiaries Consolidated
   Statements of Changes in Stockholders' Equity............................F-5
  Wavetech International, Inc. and Subsidiaries Consolidated
   Statements of Cash Flows.................................................F-6
  Wavetech International, Inc. and Subsidiaries Notes to
   Financial Statements.....................................................F-7
  Wavetech, Inc. Condensed  Consolidated Balance Sheets for
   November 30, 1997 (Unaudited) and August 31, 1997 (Audited)..............F-19
  Wavetech, Inc. Condensed Consolidated Statements of Operations
   for the three month periods ended November 30, 1997
   and 1996 (Unaudited).....................................................F-20
  Wavetech, Inc. Condensed Consolidated Statements of Cash Flows
   for the three month periods ended November 30, 1997
   and 1996 (Unaudited).....................................................F-21
  Wavetech, Inc. Notes to Condensed Consolidated Financial
   Statements (Unaudited)...................................................F-22

  Report of Independent Accountants.........................................F-23
  Imagitel Consolidated Balance Sheet - December 31, 1997...................F-24
  Imagitel Consolidated Statements of Operations and Retained Earnings -
   December 31, 1997 and from January 9, 1996 to December 31, 1996..........F-25
  Imagitel Consolidated Statements of Cash Flows - December 31, 1997 and
   from January 9, 1996 to December 31, 1996................................F-26
  Imagitel Notes to the Consolidated Financial Statements...................F-27

EXHIBIT I -- FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES
OF INCORPORATION OF WAVETECH INTERNATIONAL, INC.............................E-1

EXHIBIT II--REORGANIZATION AGREEMENT........................................E-3

EXHIBIT III--OPINION OF KAUFMAN BROS., INC..................................E-

                                     SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, THE EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE REORGANIZATION AGREEMENT IS ATTACHED AS
EXHIBIT II TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. ALL INFORMATION CONCERNING WAVETECH AND INTERIM INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT HAS BEEN FURNISHED BY WAVETECH AND ALL INFORMATION CONCERNING IMAGITEL INCLUDED HEREIN BY REFERENCE HAS BEEN FURNISHED BY IMAGITEL. EACH SHAREHOLDER SHOULD READ CAREFULLY THIS PROXY STATEMENT AND THE EXHIBITS HERETO IN THEIR ENTIRETY.

This Proxy Statement contains certain statements, including statements regarding the combined operations of Wavetech and Imagitel, which are forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act under the headings "Risks Associated with the Merger and the Reorganized Parent", "Description of Imagitel, Inc.", "Business of Wavetech" (incorporated by reference to Wavetech's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997), "Recommendation of the Wavetech Board of Directors and Reasons for the Merger"; Business of Reorganized Parent", "Business and Management After the Merger", "Opinion of Kaufman Bros., Inc." and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (incorporated by reference to Wavetech's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997 and Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1997). These forward-looking statements involve risks and uncertainties and the actual results of Wavetech, Imagitel and the Reorganized Parent could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement. Accordingly, the information contained in "Risk Factors" in addition to the other information included and incorporated by reference in this Proxy Statement should be carefully considered by holders of Wavetech Common Stock in evaluating whether to approve the Reverse Stock Split and whether to approve the issuance of additional shares of Wavetech Common Stock pursuant to the Reorganization Agreement.

GENERAL

         This Proxy Statement relates to the proposed one-for-six reverse stock split of the Company's presently issued and outstanding shares of Common Stock (the "Reverse Split"), and to the proposed issuance by Wavetech of the Merger Shares in connection with the Merger of Imagitel with and into Interim, a wholly owned subsidiary of Wavetech, pursuant to the Reorganization Agreement and Plan of Merger (the "Reorganization Agreement"). See "The Merger" and "The Reverse Split."

THE ANNUAL MEETING

         TIME, DATE AND PLACE. The Annual Meeting will be held on May 18, 1998 at 10:30 a.m. at the Marriott Courtyard, Williams Center, 201 South Williams Boulevard, Tucson, Arizona 85711.

         RECORD DATE, QUORUM AND SHARES ENTITLED TO VOTE. Only holders of record of shares of Wavetech Common Stock ("Common Stock") at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on the Record Date, there were outstanding 16,203,095 shares of Common Stock that are entitled to vote at the Annual Meeting.

         The presence either in person or by properly executed proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

         If a quorum is not present at the Annual Meeting, the shareholders present, by vote of a majority of the votes cast by shareholders entitled to vote thereon, may adjourn the meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally held and proxies will be voted thereat as directed.

         PROXIES AND REVOCATION OF PROXIES. The enclosed proxy card permits each shareholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN FROM") approval of the issuance of the Merger Shares, "FOR" or "AGAINST" (or "ABSTAIN FROM") approval of the Reverse Split and "FOR" or "AGAINST" (or "ABSTAIN FROM") approval of the election of each of the persons nominated to the Board of Directors. If properly executed and returned, such proxies will be voted in accordance with the choice specified. Where a signed proxy card is returned, but no choice is specified, the shares will be voted FOR approval of the Reorganization Agreement and the Merger and FOR approval of the Reverse Split.

         A proxy related to the Annual Meeting may be revoked by the shareholder at any time before it is exercised; however, mere attendance at the meeting will not itself have the effect of revoking the proxy. Shareholders may revoke a proxy before being voted by : (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (iii) attending the meeting and voting in person.

         PURPOSE OF ANNUAL MEETING. At the Annual Meeting, shareholders will be asked to consider and vote on a proposal to approve (i) the issuance of the Merger Shares, which is contingent upon approval of (ii) a proposal to effect the Reverse Split and (iii) election of five directors if the issuance of the Merger Shares is not approved and such other matters as may be properly brought before the Annual Meeting.

         CERTAIN VOTING INFORMATION. As of the Record Date, directors and executive officers of the Company, as a group, beneficially owned 2,529,151 outstanding shares (or approximately 15.6%) of the outstanding Common Stock entitled to vote at the Annual Meeting. All directors and executive officers have indicated that they will vote all outstanding shares of Common Stock beneficially owned by them for approval of the Reorganization Agreement and the Merger and for approval of the Reverse Split.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting is required to approve the Merger and the Reverse Split presented to the shareholders, provided that the number of shares present in person or by proxy constitutes a quorum. Each share of Common Stock is entitled to one vote at the Annual Meeting. See "General Information -- Vote Required at Annual Meeting."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         The Board of Directors has approved the Reorganization Agreement and the issuance of the Common Stock pursuant thereto and unanimously recommends that the shareholders vote "FOR" the issuance of the Merger Shares . The Board has also approved the Reverse Split and unanimously recommends that the shareholders vote "FOR" the Reverse Split. In the event that the issuance of the Merger Shares is not approved, the Board of Directors has approved the election of each of the five persons nominated for election to the Board of Directors and unanimously recommends that its shareholders vote "FOR" the election of all such nominees.

FAIRNESS OPINION WITH RESPECT TO THE MERGER

         The Board of Directors has received the opinion of Kaufman Brothers Inc. ("Kaufman Brothers"), Wavetech's financial advisor in connection with the Merger, that, as of the date of the Merger Agreement and as of the date of this Proxy Statement, the terms of the Reorganization Agreement and the transactions contemplated thereby, including the Merger, are fair to the stockholders from a financial point of view. A copy of such opinion dated as of the date of this Proxy Statement is attached hereto as Exhibit III and should be read in its entirety for information with respect to the assumptions made, and matters considered, by Kaufman Brothers in rendering such opinions.

THE PARTIES TO THE MERGER

         WAVETECH. Wavetech is a provider of long distance telecommunications services, primarily customized enhanced calling card services. As of February 28, 1998, there were approximately 166 holders of record of Wavetech Common Stock entitled to notice of and to vote at the Annual Meeting. The principal executive offices of Wavetech are located at 5210 East Williams Circle, Suite 200, Tucson, Arizona 85711, and its telephone number is (520) 750-9093.

         IMAGITEL. Imagitel is a carrier and reseller of long distance and enhanced telecommunications services. The principal executive offices of Imagitel are located at 5120 Woodway Drive, Suite 7009, Houston, Texas 77056 and its telephone number is (713) 626-1661.

         INTERIM. Interim was formed on December 31, 1997, as a wholly owned subsidiary of Wavetech to serve as a vehicle to effect the Merger. Interim's address and telephone number are the same as Wavetech's.

THE MERGER

         GENERAL. At the Effective Time, Imagitel will be merged with and into Interim. Imagitel will be the surviving corporation in the Merger (the "Surviving Corporation') and shall become a wholly owned subsidiary of Wavetech which shall change its corporate name to Imagitel, Inc. The Articles of Incorporation and the Bylaws of the Company as in effect at the Effective Time will be the Articles of Incorporation and the Bylaws of the Reorganized Parent, except that the Articles of Incorporation may be amended in connection with approval of the Reverse Split.

         CONVERSION OF SHARES. At the Effective Time of the Merger, each outstanding share of Imagitel Common Stock (other than shares as to which appraisal rights shall have been properly exercised and perfected under Nevada law) will be converted, without any action on the part of the holder thereof, into the right to receive approximately 365 shares of Wavetech Common Stock, subject to adjustment pursuant to the Conversion Ratio, based upon the actual number of shares of Wavetech Common Stock outstanding, and as follows: (i) additional shares of Wavetech Common Stock shall be issued in the event that the Company's funded debt and working capital deficit as of the calendar month immediately preceding the Effective Time exceeds $300,000 or in the event that Imagitel has, as of such date, positive working capital and (ii) a decreased number of shares of Wavetech Common Stock shall be issued in the event that the Company's funded debt and working capital deficit as of the calendar month and immediately preceding the Effective Time is less than $300,000 or in the event that Imagitel has a working capital deficit as of such date.

         Subject to the Conversion Ratio, Imagitel stockholders will own approximately 72% to 84% of the total Wavetech Common Stock outstanding subsequent to the Merger. Following the Merger, the shareholders of Wavetech will continue to hold their shares of capital stock of Wavetech without any change in number, designation, terms or rights.

         EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of the Reorganization Agreement, the Merger is expected to become effective as soon as practicable after the Annual Meeting upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada. See "The Merger -- Effective Time and Effect of the Merger."

         CONDITIONS TO THE MERGER. The obligations of Wavetech and Imagitel to effect the Merger are subject to certain conditions, including, among other things, that the Reorganization Agreement and the Merger shall have been approved by the Wavetech shareholders.

         STOCK OPTIONS. Pursuant to the Merger Agreement, each outstanding option to acquire shares of Imagitel Common Stock will be converted into fully vested options to purchase the Reorganized Parent's Common Stock, determined in accordance with the Conversion Ratio, and the exercise price will be correspondingly adjusted.

TERMINATION OF THE MERGER AGREEMENT

         The Reorganization Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby (the "Closing"), (i) by the mutual consent of Imagitel, Interim and the Company, (ii) by either party if an injunction or order shall have been issued which prevents the consummation of such transactions, (iii) by either party upon the other party's failure to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement which failure is material to the consolidated business of either party, after notice of such breach and a reasonable period to cure have been provided by the terminating party, (iv) if the Closing has not occurred by June 30, 1998, or (v) by either Imagitel or the Company, respectively, if any updated disclosure schedules required to be provided by the other party are unsatisfactory. Upon any termination of the Reorganization Agreement, any agreements relating to the Confidential Information (as defined in the Reorganization Agreement) will survive such termination.

FEES AND EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses; provided, however, that Imagitel and Wavetech have each paid a portion of the fee payable to the SEC in connection with this Proxy Statement. Each party is obligated to accrue reasonable estimates of all such expenses as of the end of the month preceding the Closing. In addition to all ordinary expenses incurred in connection with the Reorganization Agreement, Imagitel is required to pay certain brokers' fees in connection with the Merger. The Company is not obligated to make any payments of brokers' fees, or similar commissions in connection with the Reorganization Agreement.

AMENDMENT OF THE REORGANIZATION AGREEMENT; WAIVER OF CONDITIONS

         The respective Boards of Directors of Imagitel, Interim and the Company may, by written agreement, at any time before or after the approval of the Merger and the Reorganization Agreement by the Wavetech Stockholders and the approval of the issuance of shares of Wavetech Common Stock pursuant to the Reorganization Agreement by the Wavetech Stockholders, amend the Reorganization Agreement, provided that after such approval by the Wavetech Stockholders, no amendment or modification may be made that would materially adversely affect the rights of the Wavetech Stockholders without the further approval of such Stockholders. Each party to the Reorganization Agreement may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Reorganization Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Reorganization Agreement or waive compliance by any other party with any of the agreements or conditions contained in the Reorganization Agreement.

FEDERAL INCOME TAX CONSEQUENCES

         The Merger is expected to be a tax-free reorganization for federal income tax purposes, so that none of Wavetech, Imagitel or Interim will recognize gain or loss solely as a result of the Merger and no gain or loss will be recognized by Imagitel stockholders on the exchange of Imagitel Common Stock for Wavetech Common Stock, except to the extent that Imagitel stockholders receive cash upon exercise of dissenters' rights or pursuant to the terms of the Reorganization Agreement, including cash received in lieu of fractional share interests in Wavetech Common Stock.

EXCHANGE OF SHARES

         After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate representing such shares to Reorganized Parent and shall receive in exchange therefor a number of shares of Wavetech Common Stock calculated according to the Conversion Ratio for each share of Imagitel Common Stock and cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled. If such holder has lost his or her certificate, he or she shall present an affidavit of loss and indemnity agreement and/or a bond as may be reasonably required by either Reorganized Parent or Surviving Sub.

         Following the Effective Time, Reorganized Parent's transfer agent and registrar, American Stock Transfer & Trust Company, shall mail to each shareholder of Reorganized Parent, a notice of the effectiveness of the Merger and instructions on how to exchange certificates representing shares of Wavetech Common Stock for certificates representing a number of shares of the $.001 par value common stock of Reorganized Parent, which gives effect to the Reverse Split and corporate name change.

ACCOUNTING TREATMENT OF THE MERGER

         The Reorganized Parent will account for the business combination of Interim and Imagitel in its consolidated financial statements under the purchase method of accounting.

BUSINESS AND MANAGEMENT AFTER THE MERGER

         Following the Merger, the business and operations of Reorganized Parent will be significantly changed as a result of the combination of the differing, yet complementary, businesses of the Company and Imagitel. The executive officers of Reorganized Parent and Surviving Corporation following the Effective Time will be as follows: James B. Gambrell IV, President and Chief Executive Officer; Phillip Barber, Acting Chief Information Officer; Dee Darby, Vice President of Operations; Scott Moster, President - Carrier Group; David Crawford, Vice President of Business Development; Andrew Cauthen, President, Zapcom. The Chief Financial Officer of the Reorganized Parent will be Lydia Montoya, who currently serves as Chief Financial Officer of Wavetech, until such time as a suitable replacement can be found. The directors of Reorganized Parent and Surviving Corporation will be James B. Gambrell, Richard Hartman, Robert C. Hawk, Steve Jaffe and one more independent director to be appointed at a later date. See "Directors, Director Nominees and Executive Officers of the Company."

         A vote FOR approval of the issuance of the Merger Shares shall be deemed to constitute a vote FOR election to serve as director in favor of each of the persons designated by Imagitel to serve as directors of the Reorganized Parent.

RESALE OF WAVETECH COMMON STOCK TO BE ISSUED IN THE MERGER

         The shares of Wavetech Common Stock to be received in the Merger will be "restricted" securities (as defined in Rule 144 promulgated under the Securities Act) and may only be transferred in accordance with the provisions of Rule 144 under the Securities Act or pursuant to an effective registration statement filed thereunder, or in transactions exempt from registration thereunder. In addition, shares of Wavetech Common Stock received in the Merger by persons who are affiliates of Imagitel immediately prior to the Effective Time but do not become affiliates of Wavetech may be sold by them only in accordance with the provisions of Rule 145 under the Securities Act (which imposes certain limitations on the volume and manner of sales by such affiliates).

         Pursuant to the Reorganization Agreement, the Company has agreed to execute a registration rights agreement relating to the shares of Wavetech Common Stock to be issued in connection with the Reorganization Agreement. The Reorganized Parent intends to file a registration statement covering such shares as promptly as practicable following the Effective Time, all of the costs of which (except for underwriting discounts and commissions, if any) will be borne by the Reorganized Parent.

RISK FACTORS

         Ownership of Wavetech Common Stock and the business to be conducted by the Reorganized Parent after the Merger involve certain risks, including, but not limited to, risks associated with combining the two companies. See "Risk Factors."

DISSENTERS RIGHTS OF APPRAISAL

         Wavetech stockholders have no right under Nevada law to dissent from either the Reorganization Agreement or the Merger, or to dissent from the Reverse Split. While Imagitel stockholders have dissenters rights of appraisal under Nevada law, it is a condition to the obligations of Wavetech and Interim to consummate the Merger that none of the shareholders of Imagitel shall have exercised such rights.

COMPARATIVE RIGHTS OF WAVETECH STOCKHOLDER AND STOCKHOLDERS OF THE REORGANIZED PARENT

         At the Effective Time, Interim will be merged into Imagitel which will, as a result thereof, become a wholly owned subsidiary of Reorganized Parent. With the exception of a corporate name change from "Wavetech International, Inc." to "Imagitel, Inc.", the Articles of Incorporation and Bylaws of the Reorganized Parent will be the same as those currently in effect with respect to Wavetech.

As such, the rights of Wavetech stockholders as provided by applicable state laws and the Reorganized Parent's Articles of Incorporation and Bylaws will be virtually unchanged as a result of the Merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         All of the then outstanding options held by directors and employees of Wavetech shall be fully exercisable as of the Effective Time for a period of 10 years thereafter, even if such options were not exercisable immediately prior to the Effective Time. Assuming solely for purposes of demonstration that the Effective Time is on or about May 15, 1998, it is anticipated that options to purchase an aggregate of 1,920,000 shares of Wavetech Common Stock will be fully exercisable, of which approximately 470,000 would not otherwise be exercisable at such time.

         Except for Lydia Montoya, Chief Financial Officer of Wavetech, at the Effective Time, the employment of all of Wavetech's employees shall immediately terminate, although the management of the Reorganized Parent may thereafter seek to employ some or all of such persons on terms to be negotiated at such time, in its sole discretion. Ms. Montoya's employment shall continue after the Effective Time pursuant to the terms and conditions of her current employment agreement, which is terminable upon 3 months prior written notice.

MARKET PRICE AND DIVIDEND OF WAVETECH COMMON STOCK

         The Wavetech Common Stock is quoted on the Nasdaq SmallCap Market. The high and low bid prices of the Wavetech Common Stock, as reported by the Nasdaq Stock Market, from September 1, 1995 through August 31, 1997 by fiscal quarters (i.e., 1st Quarter = September 1 through November 30) and for the fiscal quarter ended November 30, 1997, are as follows:

                   1st Quarter       2nd Quarter       3rd Quarter     4th Quarter
                 High      Low       High   Low       High     Low     High    Low
                 ----      ---       ----   ---       ----     ---     ----    ---
   1996
Common Stock   $ 2 1/16   $  3/4   $1 3/8   $3/4     $2 1/8   $  3/4   $  2   $ 3/4
   1997
Common Stock   $ 1 1/16   $17/32   $1 1/32  $1/4     $15/16   $11/32   $3/4   $5/16
   1998
Common Stock   $  19/32   $  3/8       N/A   N/A        N/A      N/A    N/A     N/A

         The bid and the asked price of the Wavetech Common Stock on February 29, 1998 were 3/8 and 13/32, respectively.

         As of February 28, 1998, the Company had 166 shareholders of record of its Common Stock.

         The Company has never declared a dividend and does not plan to declare a dividend of cash on Wavetech Common Stock in the future.

         On __________, the last trading day prior to the public announcement of the Merger, the closing per share sale price of Wavetech Common Stock as reported on the Nasdaq SmallCap Market was $________.On ________, the last trading day for which closing sale prices were available at the time of the printing of this Proxy Statement, the closing sale price of Wavetech Common Stock as reported on the Nasdaq SmallCap Market was $_____________.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following tables set forth summary historical consolidated financial data of Wavetech for the years ended August 31, 1997 and 1996 and of Imagitel for the year ended December 31, 1997 and for the period from inception on January 9, 1996 to December 31, 1996.

         This historical data is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the consolidated financial statements and notes thereto included herein or incorporated herein by reference.

             WAVETECH SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
                  For the years ended August 31, 1997 and 1996

Statement of Operations Data:
                                                     1997               1996
                                                     ----               ----
Revenues                                         $    865,571      $     19,895
Net loss from operations                         $ (1,610,892)     $ (1,881,396)
Net loss                                         $ (1,629,285)     $ (1,860,204)
Net loss per common share                        $       (.11)     $       (.17)
Weighted average number of shares
  outstanding                                    $ 14,455,167      $ 11,200,401

                              As of August 31, 1997

Balance Sheet Data:
                                                     1997
                                                     ----
Total Assets                                     $3,140,796

Shareholders' Equity                             $2,158,244

             IMAGITEL SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
              Year ended December 31, 1997 and for the period from
                inception on January 9, 1996 to December 31, 1996

Statement of Operations Data:
                                               1997               1996
                                               ----               ----
Revenue                                    $ 42,494,761       $ 6,204,726
Net Income (loss)                          $  3,035,200       $  (806,997)
Net income (loss) per share                $      15.18       $      4.03

                             As of December 31, 1997

Balance Sheet Data:

Total Assets                               $3,355,859

Stockholders' Equity                       $  489,759


SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

         The following selected unaudited pro forma condensed combined financial data reflects the Merger of Imagitel into a wholly owned subsidiary of Wavetech under the purchase method of accounting. This data is for informational purposes only and is not necessarily indicative of the operating results or the financial position that would have been achieved had the Merger occurred on the indicated dates, nor is it indicative of future operating results or financial position. This data is derived from the Unaudited Pro Forma Combined Financial Statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto.

Pro Forma Statement of Operations Data
For the Year ended August 31, 1997

Revenues                                            $32,139,444

Net earnings (losses)                               $  (585,612)

Earnings (loss) per common share                    $     (0.04)

Weighted average number of shares outstanding        14,867,168

Pro Forma Balance Sheet Data:
For November 30, 1997

Total Assets                                        $ 9,762,787

Shareholders' Equity                                $ 6,235,076

REVERSE STOCK SPLIT

         GENERAL. The Company is seeking approval to amend its Articles of Incorporation to effect a one-for-six reverse stock split of its issued and outstanding shares of common stock.

         EFFECTIVE TIME OF AMENDMENT. Following stockholder approval of the Reverse Stock Split, the amendment to the Company's Articles of Incorporations shall become effective upon the filing of the Certificate of Amendment to the Articles of Incorporation with the Nevada Secretary of State (the "Split Effective Date").

EXCHANGE OF SHARES; NO FRACTIONAL SHARES

         Pursuant to the proposed Amendment, every six shares of issued and outstanding Wavetech Common Stock would be converted and reclassified into one share of post-split Common Stock, and any fractional interests resulting from such reclassification would be rounded upward to the nearest whole share. For example, a holder of 120 shares prior to the Split Effective Date would be the holder of 20 shares at the Split Effective Date, and the holder of 122 shares prior to the Split Effective Date would be the holder of 21 shares at the Split Effective Date. The proposed Reverse Split would become effective upon the Split Effective Date. Stockholders will be notified after the Split Effective Date that the Reverse Split has been effected. The Company's transfer agent, American Stock Transfer & Trust Company, will act as the Company's exchange agent (the "Exchange Agent") for Stockholders in implementing the exchange of their certificates.

         As soon as practicable after the Split Effective Date, Stockholders will be notified and provided instructions concerning the surrender of their certificates to the Exchange Agent in exchange for certificates representing post-split Common Stock. Stockholders will not receive certificates for shares of post-split Common Stock unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as the Company or the Exchange Agent may require. Stockholders should not forward their certificates to the Exchange Agent until they have received notice from the Company that the Reverse Split has become effective. Beginning on the Split Effective Date, each certificate representing shares of the Company's pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

         The following tables illustrate the principal effects on the Company's capital stock of the Reverse Split, without giving effect to the Merger.

                        NUMBER OF SHARES OF CAPITAL STOCK

                                    Prior to                After Reverse
                                  Reverse Split(1)             Split(1)
                                  ----------------             --------
COMMON
 Authorized                         50,000,000                 50,000,000
 Issued and outstanding(1)          16,203,095                  2,700,516
 Available for future issuance      33,796,905                 47,299,484

PREFERRED
 Authorized                         10,000,000                 10,000,000
 Issued and outstanding                 -0-                       -0-
 Available for future issuance      10,000,000                 10,000,000

(1) Excludes (i) 2,362,914 shares issuable upon exercise of outstanding options (393,819 shares after the Reverse Split) and (ii) 3,149,403 shares issuable upon exercise of outstanding warrants (524,901 shares after the Reverse Split), each as of March 15, 1998.

              LOSS AND BOOK VALUE OF CAPITAL STOCK PER COMMON SHARE

                                                                After Conversion
                                          Prior to Conversion      (Pro Forma)
                                          -------------------      -----------
(Loss) per common share for the year
  ended August 31, 1997                        $(0.11)                $(0.68)
(Loss) per common share for the quarter
  ended November 30, 1997                       (0.02)                 (0.10)
Book value per common share as of
  August 31, 1997                                0.14                   0.86
Book value per common share as of
  November 30, 1997                              0.15                   0.92

                                  RISK FACTORS

         THIS PROXY STATEMENT CONTAINS "FORWARD-LOOKING STATEMENTS," INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, THE COMPANY'S GROWTH STRATEGY, FUTURE PRODUCTS, SALES, ABILITY TO LICENSE AND MARKET FUTURE PRODUCTS AND ANTICIPATED TRENDS IN THE COMPANY'S BUSINESS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THE NEED FOR ADDITIONAL FINANCING, INTENSE COMPETITION IN VARIOUS ASPECTS OF THE COMPANY'S BUSINESS, ITS DEPENDENCE ON THIRD PARTY CONSULTANTS AND KEY PERSONNEL, AND OTHER FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION SET FORTH BELOW AND ELSEWHERE HEREIN. ACCORDINGLY, THE INFORMATION CONTAINED IN "RISK FACTORS," IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF WAVETECH COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE ISSUANCE OF SHARES OF WAVETECH COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT.

I.   OVERVIEW

         The current business and operations of Wavetech are subject to certain risks and uncertainties, which are described under "Risk Factors -- Risks Associated With Wavetech" and elsewhere herein as well as in the Company's publicly available documents filed with the Securities and Exchange Commission from time to time. The current business and operations of Imagitel are subject to certain risks and uncertainties, which are described under "Risk Factors - Risks Associated with Imagitel" and elsewhere herein. If the Reorganization Agreement is approved, the Reorganized Parent will be subject to risks and uncertainties related to the Merger and to the combination of the business of Imagitel in addition to those currently associated with Wavetech. These factors are described under "Risk Factors -- Risks Associated with the Merger" and elsewhere herein. In addition, Reorganized Parent's business and operations will be subject to the combined risks and uncertainties currently associated with each of Wavetech and Imagitel's present operations. Stockholders are strongly urged to review the description of such considerations in connection with the other information set forth in this Proxy Statement.

II.  RISKS ASSOCIATED WITH WAVETECH

         LIMITED OPERATING HISTORY; PREVIOUS LOSSES. Interpretel, Inc., the Company's operating subsidiary, was incorporated in 1995; however, it did not have any significant business operations until 1997. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Company's. To address these risks, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, upgrade its technologies and commercialize services utilizing such technologies. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses of approximately $(1,629,285), $(1,860,204) and $(1,055,099) during each of the fiscal years ended August 31, 1997, 1996 and 1995, respectively. Although the Company recorded revenues for the quarter ended February 28, 1997, there can be no assurance that the Company will record a profit in any future periods.

         FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include the unique nature of strategic relationships into which the Company may enter in the future, changes in operating expenses resulting from such strategic relationships and other factors, the continued acceptance of the Company's licensing program, the financial performance of the Company's licenses, the timing of new services and announcements, market acceptance of new and enhanced versions of the Company's services, potential acquisitions, changes in legislation and regulation that may affect the competitive environment for the Company's communications services and general economic and seasonal factors, among others. In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues. In addition, the Company's royalties from Switch Telecommunications Pty Ltd. ("Switch") may be adversely affected if Switch experiences equipment failure, cannot secure reasonable long distance rates from an Australian telecommunications company in a highly regulated monopoly market or its equipment becomes redundant or obsolete.

         Quarterly revenues are difficult to forecast because the market for the Company's information and telecommunications services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If actual revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, among others, it is likely that in some of the Company's future fiscal quarters, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock will likely be adversely affected.

         INTENSE COMPETITION. The information and telecommunications services industries are intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. There can be no assurance that the Company will be able to successfully compete with such entities. As a result, such competition could materially adversely affect the Company's business, operating results and financial condition.

         The Company attempts to differentiate itself from its competitors by offering an integrated suite of information and communications services. A number of other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's worldwide long distance services and features, such as conference calling, compete with services provided by companies such as AT&T, MCI and Sprint Corporation ("Sprint"), as well as smaller interexchange long distance providers. The Company's voice mail services compete with voice mail services provided by certain regional Bell operating companies ("RBOCs") as well as by independent voice mail vendors such as Octel Communications Corporation. The Company's proposed enhanced travel services, concierge services, news services and electronic mail services are expected to compete with the services of other computer telephony companies such as Premier Technologies (WorldLink) and VoiceNet, among others. The Company is aware that products currently exist which allow text-to-voice electronic mail conversion and provide "meet me" services, and that several communications companies are developing or have developed services that would compete with the Company's proposed devices. The Company also expects that other parties will develop and implement information and telecommunications service platforms similar to that of the Company, thereby increasing competition for the Company's services.

         In addition, the Telecommunications Act of 1996 allows local exchange carriers, including the RBOCs to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission ("FCC") the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, operating results and financial position. See "--Regulation."

         Telecommunications companies often compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. Many of the Company's competitors are able to realize a profit while offering low rates to individual consumers because they are able to attract a significant number of total customers. As a result, the Company may be required to reduce the prices at which it offers services in order to remain competitive. However, if the Company is unable to generate sufficient revenues to offset its expenses, it will be unable to remain profitable. A decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other local exchange carriers into the long distance market, could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the Company's technology. The Company does not have the contractual right to prevent its subscribers from changing to a competing network, and the Company's subscribers may generally terminate their services with the Company at will. If the Company is unable to compete with emerging technologies or services, it may lose customers and, as a result, its business and operating results may be materially adversely affected.

         The personal telecommunications products industry is intensely competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the markets for its products include customer service, content, quality, price, marketing, distribution, uninterrupted service and proprietary technology. In addition, consumer demand for particular telecommunications products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict the Company's future success in producing personal telecommunications products for the retail market.

         TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SERVICES. The information and telecommunications services markets are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, apply advances in technologies, enhance its current services, develop and introduce new services on a timely basis, enhance its software and call processing platform and successfully compete with products and services based on evolving or new technology. The Company expects to develop and introduce new products and services, and enhancements to existing products and services which will complement the services currently offered or planned by the Company. For example, the Merger will result in a suite of new products and services being offered by the Reorganized Parent. Rapid changes in technology and product obsolescence require the Company to develop or acquire new products and to enhance its existing products on a timely basis. There is no assurance that the Company will be able to predict such changes or have the resources required or otherwise be able to respond to market or technological changes or to compete successfully in the future.

         The Company intends to upgrade its call processing network in tandem with the introduction of new products and services during 1998. However, the Company will be unable to complete such upgrades without additional capital resources. Additionally, the suite of new products brought to the Reorganized
Parent as a result of the Merger will necessitate additional software development, as well as expanding current call processing systems. The call processing systems currently employed by the Company consist of digital computer telephony technology which will require upgrades and expansion in order to respond to increases in customer use. Although Wavetech believes the Reorganized Parent will be able to upgrade its systems as necessary, there can be no assurances in this regard. The inability of the Reorganized Parent to make necessary upgrades or the failure to make them in a timely, cost-effective manner could result in a loss of customers, increased expenses and other unanticipated events, one or more of which could have a material adverse effect upon the Reorganized Parent's business and results of operations.

         Network development will include the deployment of call processing platforms in Canada, as well as expansion of call processing to other international locations. The Company is currently in negotiation with an international telecommunications company to form a strategic partnership for utilization of switches and network access in over 60 countries, although there is no binding agreement with respect to such relationship. This relationship, if consummated, will require additional software development as well as the installation of additional call processing platforms.

         The Company plans to introduce new products based on its custom post-pay calling card program, including a "virtual office" service. Implementation of this service does not require any hardware purchases or installation of additional phone lines; however, the Company's management will be required to devote its energy and resources to the development, implementation and marketing of this product. There can be no assurance that such product will generate revenues sufficient to offset the costs associated with such development and marketing.

         There can be no assurance that the Company will be successful in developing and marketing service enhancements or new services that respond to these or other technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its services, or that its new services, and the enhancements thereto, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, operating results and financial condition.

         UNCERTAINTY OF STRATEGIC RELATIONSHIPS. A principal element of the Company's growth strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has entered into or initiated strategic relationships with several companies, including Switch, DonTon Travel, Inc., Omni Mart, Inc. and Access Unlimited, Inc. These relationships were formed recently, and have not produced significant revenues to date. In addition, the Company's relationship with Switch may be in jeopardy. See "--Dependence on Licensing Relationships." The Company is unable to predict their success or failure due to limited operating experience with these strategic partners. Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to effectively market the Company's services. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance due to the possibility of more costly direct marketing expenditures by the Company and other factors.

         Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reassess their commitment to the Company in the future. The Company's arrangements with its strategic partners do not establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent the Company from entering into strategic relationships with other companies in the same industry as the Company's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The
Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market the Company's services, seeking alternative providers of communication and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company.

         DEPENDENCE ON LICENSING RELATIONSHIPS. The Company has an active licensing relationship with one company, Switch, in Australia. Pursuant to this relationship, Switch is required to pay certain annual license fees in addition to making ongoing royalty payments. Switch has paid the one annual licensee fee accrued to date, but has not made any royalty payments since then. Although Switch has not communicated any intent to terminate its relationship with Wavetech, there can be no assurance when Switch will pay any unpaid royalty payments, if ever, or if it will make the second license fee payment when it becomes due in May 1998. Except for the Switch relationship, Wavetech currently has no other licenses with other entities. There can be no assurance that such licensing arrangements will continue to exist or, if they do, will prove to be profitable to the Company. The Company intends to seek additional licensing arrangements and increase the volume of its existing licensee transactions.
However, the telecommunications industry is intensely competitive and rapidly consolidating and the majority of companies that have historically outsourced communications card services to the Company have been small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. The inability of the Company to attract larger or more licensee transactions, the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, could have a material adverse effect on the Company's business, operating results and financial condition.

         ABILITY TO MANAGE GROWTH. In order to maintain its viability, the Company will need to experience substantial growth in 1998 and thereafter as it begins to operate its call processing networks. This growth, if any, can be expected to place significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. In addition, expansion by the Company may strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing resources will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality in the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, the Company is required to add capacity to the call processing platform, thus requiring the Company continuously to attempt to predict growth in its network usage and add capacity to its system accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on the Company, its business and results of operations.

         DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL. The Company's survival has historically been largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its future ability to become successful will depend to a significant extent upon the efforts and abilities of its executive officers and other key personnel. The loss of services of any of these individuals could have a material adverse effect upon the Company. The Company does not currently maintain key man life insurance on the lives of any of these persons.

         The Company also believes that its success depends upon its ability to hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is highly intense. The inability of the Company to identify, attract and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

         The Company, in an effort to dramatically reduce its overhead, has drastically cut back on a number of key management, technical and operations positions that are essential to successfully growing the Company. However, the Company will need to hire additional personnel in order to carry out its current business plan. There are no assurances that the Company can either attract and retain the qualified personnel required to create and manage growth, nor can it assure that it can afford to increase its overhead to pay for these requisite personnel.

         DEPENDENCE ON CALL PROCESSING PLATFORM, DAMAGE, FAILURE AND DOWNTIME. The Company currently maintains a single UNIX-based multi-tasking call-processing system integrated with a Tandem database server located in Lincoln, Nebraska. The Company's network service operations are dependent upon its ability to protect the equipment and data at its switching facility against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. The Company has taken certain precautions to protect itself and its subscribers from events that could interrupt delivery of the Company's services. These precautions include physical security systems, an uninterruptible power supply and an on-site power generator designed to be sufficient to continue operation of the Company's network in the event of a power outage. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network, or the Lincoln facility as a whole, thereby resulting in an outage of the Company's services. Such an outage could have a material adverse effect on the Company. While the Company has not experienced any downtime of its network due to natural disasters or similar events, on occasion the Company has experienced downtime due to various technical failures. When such failures have occurred, the Company has worked to remedy the failure as soon as possible. The Company believes that these technical failures have been infrequent and have not resulted in any material downtime of the call processing platform since the Company's inception. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $25,000 per occurrence, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices, that such insurance would cover all such losses or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

         LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT. The Company relies primarily on a combination of copyright and trade secret laws and contractual confidentiality provisions to protect its proprietary rights. These laws and contractual provisions provide only limited protection of the Company's proprietary rights. The Company has no patents or patent applications pending and has no registered trademarks or copyrights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's software or services or to obtain and use information that the Company regards as proprietary. Although the Company is not aware of any current or previous infringement upon its proprietary rights, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. An inability of the Company to adequately protect its proprietary technology or other assets could have a material adverse effect on its business and results of operations.

         To date, no actions have been filed against the Company with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved services, require the Company to enter into royalty or licensing agreements or cause the Company to discontinue use of the challenged tradename, service mark or technology at potential significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on the Company.

         DEPENDENCE UPON SOFTWARE. The software developed and utilized by the Company in providing its services may contain undetected errors. Although the Company engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in software after commencement of use of such software. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use the Company's network or the cancellation by subscribers of their service with the Company, any of which could have a material adverse effect on the Company.

         DEPENDENCE UPON TELECOMMUNICATIONS PROVIDERS; NO GUARANTEED SUPPLY. The Company does not own a transmission network and, accordingly, depends on MCI for transmission of its subscribers' long distance calls. For the year ended August 31, 1997, MCI was responsible for carrying traffic representing virtually all of the minutes of long distance transmissions billed to the Company. Further, the Company is dependent upon local exchange carriers for call origination and termination. If there is an outage affecting the Company's terminating carriers, the Company's call processing platform may not complete a call. The Company has not experienced significant losses in the past because of interruptions of service at terminating carriers, but no assurance can be made in this regard with respect to the future integrity of such carriers. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from a long distance carrier and the cooperation of both interexchange and local exchange carriers in originating and terminating service for its subscribers in a timely manner. A partial or total failure of the Company's ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, either of which could have a material adverse effect on the Company.

         The Company obtains virtually all of its long distance telecommunications services pursuant to supply agreements with Interact, Inc. of Lincoln, Nebraska, and, to a lesser extent, with MCI. No assurance can be given that the Company will be able to obtain long distance services in the future at favorable prices or at all, and the unavailability of long distance services to the Company, or a material increase in the price at which the Company is able to obtain long distance service, would have a material adverse effect on the Company's business financial condition and results of operations. The Company is not currently a party to a long distance telecommunications services agreement that requires the Company to purchase a minimum amount of service each month. However, the Company may in the future determine that it is desirable to enter into agreements containing minimum purchase requirements. No assurance can be given that demand for services in the areas covered by the Company's transmission suppliers will exceed any minimum purchase requirement in the future.

         REGULATION. Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. The Company is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the information and telecommunications service industries as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires local exchange carriers ("LECs") to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, the Company would be adversely affected. These carriers may experience disruptions in service due to factors outside the Company's control, which may cause the Company to lose the ability to complete its subscribers' long distance calls. The Company believes it has made all required filings with the FCC necessary to allow the Company to provide interstate and international long distance service. In order to provide intrastate long distance service, the Company is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. The Company has not yet made any filings or taken any actions to become certified or tariffed to provide intrastate card services to customers throughout the United States. To date, the Company has not been denied any licenses or tariffs.

         On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996 which will allow local exchange carriers, including the RBOCs, to provide inter-LATA long distance telephone service and which also grants the FCC authority to deregulate other aspects of the telecommunications industry. To date, such deregulation has resulted in significant amounts of industry litigation, uncertainty and confusion. Such legislation may result in increased competition for the Company from others, including RBOCs and increased transmission costs in the future. See "--Competition" above.

         In conducting various aspects of its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and is also subject to the electronic funds transfer regulations embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). Given the expansion of the electronic commerce market, the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could directly regulate the Company's business and industry and could have a material adverse effect on the Company's business, operating results and financial condition.

         RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. A key component of the Company's strategy is its planned expansion into international markets. The Company intends to establish call processing platforms in Canada and potentially other countries in 1998 and beyond. If international revenues are not adjusted to offset the expense of establishing and maintaining these international operations, the Company's business, operating results or financial condition could be materially adversely affected. To date, the Company has only limited experience in marketing and distributing its services internationally. There can be no assurance that the Company will be able to successfully establish the proposed international call processing platforms, or to market, sell and deliver its services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reduction in business activity during the summer months in certain parts of the world and potentially adverse tax consequences, which could have a material adverse effect on the performance of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

         RISK OF LOSS FROM RETURNED TRANSACTIONS, FRAUD, BAD DEBT, THEFT OF SERVICES. The Company utilizes Intrust Bank, N.A., financial payment clearance systems for electronic fund transfers and ICVerify software for electronic credit card settlement. In its use of these established payment clearance systems, the Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use disputes, theft or fraud. From time to time, persons may be able to gain unauthorized access to the Company's network and obtain services without rendering payment to the Company by unlawfully utilizing the access numbers and personal identification numbers ("PINs") of authorized users. Although to date the Company has not experienced material losses due to such unauthorized use of access numbers and PINs, no assurance can be given that future losses due to unauthorized use will not be material. The Company currently seeks to manage these risks through its internal controls and proprietary billing system. The Company's call processing platform prohibits a single access number and PIN from establishing multiple simultaneous connections to the network system, and the Company establishes preset spending limits for each subscriber. The Company also maintains a reserve for such risks. Past experience in estimating and establishing reserves and the Company's historical losses are not necessarily accurate indications of the Company's future losses or the adequacy of the reserves established by the Company in the future. Although the Company believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company's business, operating results and financial condition. Recently, a significant customer of the Company has become seriously in arrears in its payment for international long distance services. The Company believes that it will be able to recover these monies owed; however, there can be no assurances that the Company will be successful nor that this will be the only customer that defaults on monies owed to the Company.

         POTENTIAL ACQUISITIONS. The Company may in the future pursue acquisitions of complementary services, products, technologies or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of software development costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the entry into markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company. The Company currently has no agreements or understandings with regard to any potential acquisitions.

         NEED FOR ADDITIONAL FINANCING. The Company has significant cash requirements in connection with its business. To date, the Company has been unable to generate sufficient revenues to recover its costs. See "--Limited Operating History; Previous Losses" above. In addition to its working capital requirements, the Company must fund the production and marketing of its products prior to the time the products are made available for sale and generate revenues. The Company's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales. Additionally, the Company may not receive payment from its customers until a period after products are sold to end-users.

         The Company may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event the Company does not realize anticipated revenues. In addition, the Company may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There can be no assurance that such additional financing will be available, or that, if available, such financing will be obtainable on terms favorable to the Company or its stockholders. The Company currently has no commitment for any such financing and in the event such necessary financing is not obtained, the Company's operations will be materially adversely affected and the Company will have to cease or substantially reduce operations. Any additional equity financings may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants, including limiting the Company's ability to incur additional debt.

         The Company has received a Going Concern notice from its independent auditors questioning the Company's ability to maintain its solvency without a dramatic change in its current fiscal outlook, such as a substantial cash infusion, the recording of profits or a merger with a more financially stable organization, which may be required in order to ensure the Company's survival.

         NASDAQ LISTING AND MAINTENANCE REQUIREMENTS; RISK OF DELISTING. The Company's Common Stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). Under the rules for continued listing in the Nasdaq system, the Company is required to maintain at least $2,000,000 in net tangible assets or $35,000,000 in market capitalization, two market-makers, a public float of at least 500,000 shares and a minimum bid price of $1.00 per share, as well as satisfy certain corporate governance criteria. Upon notice of a deficiency in one or more of the maintenance requirements, the Company would be given a period of between 10 to 90 days (depending upon the criteria) to comply with the maintenance standards. The Company has been notified by Nasdaq that it is currently not in compliance with the minimum bid price requirement. Failure of the Company to meet such requirement for at least 10 consecutive trading days on or before May 28, 1998 or the failure to satisfy one or more of the other maintenance requirements of Nasdaq could result in the Company's securities being delisted from Nasdaq, with the result that the Company's securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price, the loss of news coverage about the Company and difficulty in obtaining future financing.

         RISK OF LOW-PRICED STOCK; PENNY STOCK REGULATIONS. If the Company's securities were delisted from Nasdaq (See "Risk Factors--Nasdaq Listing and Maintenance Requirements; Risk of Delisting" above), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of the Company's stockholders to make resales of the Common Stock.

         The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest.

         If the Company's securities were subject to the existing or proposed rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

III. RISKS ASSOCIATED WITH IMAGITEL

         In addition to certain of the above-described factors associated with Wavetech's business, Imagitel is also subject to the following risks and uncertainties:

         LIMITED OPERATING HISTORY. Imagitel's primary operating subsidiaries were incorporated in 1996. Imagitel has only a limited operating history upon which an evaluation of Imagitel and its prospects can be based. Imagitel's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development -- particularly companies in new and rapidly evolving markets such as Imagitel's. To address these risks, Imagitel must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel and upgrade its technologies and commercialize services utilizing such technologies. There can be no assurance that Imagitel will be successful in addressing such risks.

         FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS Imagitel's operating results have grown significantly in the past; however there are no assurances that Imagitel's revenues will continue to grow significantly in the future. Factors that may cause Imagitel's future operating results to vary include, among others, the unique nature of strategic relationships into which Imagitel may enter in the future, changes in operating expenses resulting from such strategic relationships, the continued acceptance of Imagitel's products, the financial and technological performance of
Imagitel's products, services and licenses, the timing of new services and announcements, market acceptance of new and enhanced versions of Imagitel's services, potential acquisitions and changes in legislation and regulation that may affect the competitive environment for Imagitel's communications services and general economic and seasonal factors, among others.

         Quarterly revenues are difficult to forecast because the market for Imagitel's information and telecommunications services is rapidly evolving. Imagitel's expense levels are based, in part, on its expectations as to future revenues. If actual revenue levels are below expectations, Imagitel may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, Imagitel believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, among others, it is likely that in some of Imagitel's future fiscal quarters, its operating results may be below the expectations of public market analysts and investors.

         INTENSE COMPETITION. The information and telecommunications services industries are intensely competitive, rapidly evolving and subject to rapid technological change. Imagitel expects competition to increase in the future. Many of Imagitel's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than Imagitel. There can be no assurance that Imagitel will be able to successfully compete with such entities. As a result, such competition could materially adversely affect Imagitel's business, operating results and financial condition.

         The Telecommunications Act of 1996 allows local exchange carriers to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with Imagitel. Such increased competition could have a material adverse effect on Imagitel`s business, operating results and financial position. See "--Regulation."

         Telecommunications companies often compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. Many of Imagitel's competitors can offer lower rates to consumers as a result of higher gross revenues. As a result, Imagitel may be required to reduce the prices at which it offers services in order to remain competitive. A decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other local exchange carriers into the long distance market, could have a material adverse effect on Imagitel's business, operating results and financial condition.

         Imagitel expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than Imagitel's technology. Imagitel does not have the contractual right to prevent its subscribers from changing to a competing network, and Imagitel's subscribers may generally terminate their services with Imagitel at will. If Imagitel is unable to compete with emerging technologies or services, it may lose a substantial amount of its customers and, as a result, its business and operating results may be materially adversely affected.

         The personal telecommunications products industry is intensely competitive and subject to rapid change. Imagitel believes that the principal competitive factors affecting the markets for its products include customer service, content, quality, price, marketing, distribution, uninterrupted service and proprietary technology. In addition, consumer demand for particular telecommunications products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict Imagitel`s future success in producing telecommunications products for the retail market.

         UNCERTAINTY OF STRATEGIC RELATIONSHIPS. A principal element of Imagitel's growth strategy is the creation and maintenance of strategic relationships that will enable Imagitel to offer its services to a larger customer base than Imagitel could otherwise reach through its direct marketing efforts. Imagitel is unable to predict the future success or failure of its products and services or of its business overall, due to its limited operating experience with any such strategic relationships to date. Although Imagitel intends to continue to expand its direct marketing channels, Imagitel believes that strategic partner relationships may offer an effective and efficient marketing channel. Consequently, Imagitel's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to effectively market Imagitel's services.

         ABILITY TO MANAGE GROWTH. In order to maintain its growth in revenues, Imagitel will need to experience substantial growth in 1998 and thereafter as it begins to implement its business strategy and introduce its new products and services. This growth, if any, can be expected to place significant demands on all aspects of Imagitel's business, including its administrative, technical and financial personnel and systems. In addition, expansion by Imagitel may strain Imagitel's management, financial and other resources. There can be no assurance that Imagitel's systems, procedures, controls and existing resources will be adequate to support expansion of Imagitel's operations. Imagitel's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If Imagitel is unable to respond to and manage changing business conditions, then the quality of Imagitel's products and services, its ability to retain key personnel and its results of operations could be materially adversely affected.

         DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL. Imagitel's success has historically been largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on Imagitel. Imagitel believes that its continued success will depend to a significant extent upon the efforts and abilities of its executive officers and other key personnel. The loss of services of any of these individuals could have a material adverse effect upon Imagitel. Imagitel does not currently maintain key person life insurance on the lives of any of such employees.

         Imagitel also believes that its success depends upon its ability to hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is highly intense. The inability of Imagitel to identify, attract and retain such personnel may have a material adverse effect on Imagitel. No assurance can be given that Imagitel will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

         DEPENDENCE UPON SOFTWARE. The software developed and utilized by Imagitel in providing its services and billing its customers may contain undetected errors. Although Imagitel engages in extensive testing of its software prior to utilizing the software in connection with its products and services, there can be no assurance that errors will not be found in software after commencement of use of such software. Any such error may result in partial or total failure of Imagitel's systems or network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of Imagitel to bill and/or collect from its customers or the cancellation by customers of their service with Imagitel, any of which could have a material adverse effect on the Company. Because all of Imagitel's systems were recently purchased or developed in-house, Imagitel believes its systems are all year 2000 compliant; however, Imagitel has not undertaken an extensive study to determine this absolutely. Should Imagitel's systems not be year 2000 compliant, there can be no assurance that there will not be discovered or undiscovered errors in Imagitel's software. Any such errors could lead to substantial operating and financial problems for Imagitel.

         RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. A future component of Imagitel's strategy may be expansion into international markets. If international revenues are not adjusted to offset the expense of establishing and maintaining these international operations, Imagitel's business, operating results or financial condition could be materially adversely affected. To date, Imagitel has no experience in marketing and distributing its services internationally. There can be no assurance that Imagitel will be able to successfully establish, market, sell and deliver its services in these markets. In addition to the uncertainty as to Imagitel's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reduction in business activity during the summer months in certain parts of the world and potentially adverse tax consequences, among other factors, any one of which could have a material adverse effect on the performance of Imagitel's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on Imagitel's future international operations, if any, and, consequently, on Imagitel's consolidated business, operating results and financial condition.

         RISK OF LOSS FROM RETURNED TRANSACTIONS, FRAUD, BAD DEBT, THEFT OF SERVICES. Imagitel generally bears the credit risks normally arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use disputes, theft or fraud. From time to time, persons may be able to gain unauthorized access to Imagitel's network and obtain services without rendering payment to Imagitel by unlawfully utilizing the access numbers and personal identification numbers of authorized users. Although to date Imagitel has not experienced material losses due to such unauthorized use of access numbers and PINs, no assurance can be given that future losses due to unauthorized use will not be material. Imagitel currently seeks to manage these risks through its internal controls and proprietary billing system. For example, Imagitel establishes preset spending limits for each subscriber. Imagitel also maintains a reserve for such risks. Past experience in estimating and establishing reserves and Imagitel's historical losses are not necessarily accurate indications of Imagitel's future losses or the adequacy of the reserves established by Imagitel in the future. Although Imagitel believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that Imagitel's risk management practices or reserves will be sufficient to protect Imagitel from unauthorized or returned transactions or thefts of services which could have a material adverse effect on Imagitel's business, operating results and financial condition.

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

         POTENTIAL ACQUISITIONS. Imagitel may in the future pursue acquisitions of complementary services, products, technologies or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of software development and other costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on
Imagitel's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the entry into markets in which Imagitel has little or no direct prior experience and the potential loss of key employees of the acquired company. Imagitel has retained an investment banking firm to seek out potential acquisitions; however, there can be no assurance as to whether Imagitel will be able to successfully consummate any potential acquisitions which may be presented for its consideration.

         NEED FOR ADDITIONAL FINANCING. Imagitel has significant cash requirements in connection with its business. To date, Imagitel has been able to generate sufficient funds from its principals and internal resources to cover the cost of its growth. In addition to its working capital requirements, Imagitel must fund the production and marketing of its products prior to the time the products are made available for sale and generate revenues. Imagitel's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales. Additionally, Imagitel may not receive payment from its customers until a period after products are sold to end-users.

         Imagitel may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event Imagitel does not realize anticipated revenues. In addition, Imagitel may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There can be no assurance that such additional financing will be available, or that, if available, such financing will be obtainable on terms favorable to Imagitel or its stockholders. Imagitel currently has no commitment for any such financing and in the event such necessary financing is not obtained, Imagitel's operations may be materially adversely affected and
Imagitel  will  have  to  curb  its or  substantially  reduce  its  growth.  Any additional equity financings may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants, including limiting Imagitel's ability to incur additional debt.

         RISKS ASSOCIATED WITH PLANNED EXPANSION. Imagitel's current growth strategy includes an aggressive expansion plan that requires it to simultaneously launch several new product and service offerings, develop, design and implement a complex information technology system and commence a multi-prong distribution and marketing program, each of which is vital to Imagitel's growth plans. This is the first time that Imagitel has undertaken such a complex, expensive and aggressive growth program in its history. There are a number of inherent risks associated with this plan. Imagitel must attract, screen and retain a substantial number of key employees in a short period of time. There can be no assurances that Imagitel will be successful, nor that, even if successful, Imagitel will be able to rapidly and successfully integrate these new personnel into its existing operations. The multiple marketing programs are unproven by Imagitel and there can be no assurances that even if they are operationally successful they will be economically viable and profitable to Imagitel. The products that Imagitel is working to introduce may not be successful and could potentially lead to negative consequences for Imagitel if they are marketing failures. Imagitel is currently finalizing the testing on its new product and service offerings and there can be no assurances that the tests will yield positive results, or that positive results will be indicative of the market success of the products and services.

         DEPENDENCE ON AVAILABILITY OF TRANSMISSION FACILITIES. The future profitability of Imagitel will be dependent in part on its ability to utilize transmission facilities leased from others on a cost-effective basis. Due to the possibility of unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured. Imagitel does not own a transmission network and, accordingly, depends entirely on IXC Communications ("IXC") and Frontier Communications ("Frontier") for transmission of its subscribers' long distance calls. For the year ended December 31, 1997, IXC was responsible for carrying nearly all the long distance transmissions billed by Imagitel. Further, Imagitel is dependent upon LECs for call origination, termination and billing. Imagitel has not experienced significant losses in the past because of interruptions of service by its carriers, but no assurance can be made in this regard with respect to the future integrity of such carriers. Imagitel's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from a long distance carrier and the cooperation of both interexchange and local exchange carriers in originating and terminating service for its subscribers in a timely manner. A partial or total failure of Imagitel's ability to receive or terminate calls would result in a loss of revenues by Imagitel and could lead to a loss of subscribers, either of which could have a material adverse effect on Imagitel's business, financial condition and results of operations.

         Imagitel obtains virtually all of its long distance telecommunications services pursuant to supply agreements with IXC and to a lesser extent, with Frontier. No assurance can be given that Imagitel will be able to obtain long distance services in the future at favorable prices or at all, and the unavailability of long distance services to Imagitel, or a material increase in the price at which Imagitel is able to obtain long distance service, would have a material adverse effect on Imagitel's business, financial condition and results of operations. Imagitel is not currently a party to a long distance telecommunications services agreement that requires Imagitel to purchase a minimum amount of service each month. However, Imagitel may in the future determine that it is desirable to enter into agreements containing minimum purchase requirements. No assurance can be given that demand for services in the areas covered by Imagitel's transmission suppliers will exceed any such minimum purchase requirement in the future.

         RAPID TECHNOLOGICAL CHANGES; DEPENDENCE UPON PRODUCT DEVELOPMENT. The telecommunications industry is subject to rapid and significant changes in technology. While Imagitel does not believe that, for the foreseeable future, these changes will materially adversely affect the continued use of various services currently in use or contemplated for use by Imagitel or materially hinder Imagitel's ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of Imagitel cannot be predicted.

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

         LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT. Imagitel relies primarily on a combination of copyright and trade secret laws and contractual confidentiality provisions to protect its proprietary rights. These laws and contractual provisions provide only limited protection of Imagitel's proprietary rights. Imagitel currently holds an exclusive North American and non-exclusive worldwide licensing agreement for its Travel Warrior and Bill Zapper products (see "Description of Imagitel, Inc. - New Products") that are currently the subject of a pending patent application and trademark applications in the United States. Despite Imagitel's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or assert rights with respect to aspects of Imagitel's licensed products or services or to obtain and use information that Imagitel regards as proprietary. Although Imagitel is not aware of any current or previous infringement upon its proprietary rights, there can be no assurance that Imagitel's means of protecting its proprietary rights will be adequate or that Imagitel's competitors will not independently develop similar technology. There are no assurances that the U.S. Patent and Trademark Office will grant the applied for patents and trademarks, nor that the validity of any such granted patents or trademarks will be upheld if challenged by third parties. In addition, the laws of some foreign countries do not protect Imagitel's proprietary rights to as great an extent as the laws of the United States. An inability of Imagitel to adequately protect its proprietary technology or other assets could have a material adverse effect on its business and results of operations.

         To date, no actions have been filed against Imagitel with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against Imagitel with respect to current or future products or services, or that, if such actions are brought, Imagitel will ultimately prevail. Any such claiming parties may have significantly greater resources than Imagitel to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved services, require Imagitel to enter into royalty or licensing agreements or cause Imagitel to discontinue use of the challenged tradename, service mark or technology at potentially significant expense to Imagitel in connection with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on Imagitel.

         DEPENDENCE  ON  KEY  VENDORS  AND  INDEPENDENT  AGENTS;   INFLUENCE  OF
PRINCIPALS OF IMAGITEL. Imagitel's success has historically been largely dependent upon the efforts of its independent agent network. Imagitel currently markets its products and services through an independent agent network (see "Description of Imagitel, Inc. - Existing Products"), which is managed by four master agents. These relationships were established by certain principals of Imagitel and these principals receive substantial commissions for having developed the current marketing program. Additionally, these same principals own all of the rights and title to the Bill Zapper and Travel Warrior technology and will receive various royalties based upon the future sales and success of these units by Imagitel. Imagitel currently has a contract which governs the future provision of services by these master agents for the benefit of Imagitel. However, such contract may be terminated at will by either party. Although

Imagitel believes that alternative providers of independent marketing services exist, there can be no assurance that Imagitel would be able to negotiate with such providers to obtain services comparable in quality to that currently provided by the master agents or that such services may be obtained on terms favorable to Imagitel. In addition, there can be no assurance that any transfer of its marketing services to an alternative agent network will not result in less than projected sales volume, a decreased level of service, service delays or interruptions. As a result of these and other factors, each of which are out of the control of Imagitel, the loss of one or more of these master agents or principals could have a material adverse effect on Imagitel. Imagitel believes that its continued success will depend to a significant extent upon the efforts and abilities of these agents and principals and other key personnel. The loss of services of any of these individuals could have a material adverse effect upon Imagitel. Additionally, these principals will in the aggregate own a controlling interest in the Reorganized Parent and may be able to exert substantial influence over the affairs of the Reorganized Parent; however, Imagitel believes there is not any present intention by these principals to seek board seats nor executive positions within the Reorganized Parent.

         RISKS ASSOCIATED WITH LITIGATION AND CERTAIN REGULATORY ACTIONS. In September 1997, Imagitel received communications from several state attorneys general notifying it that it was the subject of a multi-state investigation regarding its Consumer Access(TM) calling card program. This investigation involves the States of Tennessee, Michigan, Arkansas, New Jersey, Pennsylvania, North Carolina, and Texas. These communications were followed up with the service of formal subpoenas and civil investigative demands by certain states, and have also included questions relating to the business practices of Imagitel. Imagitel made a Unified Response to the states' demands on October 31, 1997 and is cooperating with the states in their investigation. However, Imagitel objected to producing certain information which it might ultimately have to disclose if ordered to do so by a court. Imagitel's sale of telecommunications services in these states comprise a significant portion of its revenue. In the event these states obtain a restriction on Imagitel's ability to conduct business in the future or seek redress for past business practices, Imagitel's business, financial condition, and results of operations would be materially adversely affected.

         In early 1997, Imagitel entered into an agreement with the Illinois Attorney General's Office that it would not market its telecommunications services through the use of a sweepstakes box program without seeking the prior approval of its office. This Agreement was entered into to satisfy that state's objections to Imagitel's applications for certification in the State of Illinois. Imagitel was certified shortly thereafter in 1997.

         In early March 1998, Imagitel was notified by the Missouri Attorney General's Office that it was to be the subject of a temporary restraining order regarding its marketing practices. The order was granted requiring Imagitel to temporarily cease marketing in Missouri. This Order is set for a hearing in late April 1998. Imagitel believes it has conducted its business in a lawful manner and in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in Missouri. However, there can be no assurances that Imagitel will be allowed to continue marketing in Missouri. Customers in Missouri do not currently constitute a substantial component of Imagitel's customer base.

         In 1997, the State of Florida conducted an investigation into the business practices of D.D.D. Calling, Inc., a subsidiary of Imagitel, relating to its Consumer Access program. Imagitel has advised the Attorney General's Office that it would modify its existing marketing materials pursuant to an agreement in principle reached between the parties. There has been no formal resolution of the matter and the Attorney General is also seeking a restrictive cease and desist order and the payment of penalties.

         Imagitel's business is subject to risks of litigation, customer complaints and regulatory investigations in the ordinary course of its business. Although Imagitel believes it has conducted its business in a lawful manner and in compliance with all applicable regulations, a suit or regulatory action successfully pursued against it could have a material adverse effect upon its financial condition and business operations.

         REGULATORY MATTERS. Federal laws and regulations promulgated by the FCC apply to interstate calls, while state regulatory authorities have jurisdiction over telecommunications involving intrastate calls. A provider of telecommunications services must be certified by such agencies prior to providing such services in their respective jurisdictions. There may be instances in which Imagitel provided intra-state telecommunications services in a particular state prior to its certification there.

         The FCC and various state public service and utilities commissions typically impose obligations on certified carriers to file tariffs and to otherwise comply with existing laws and regulations. As a business operating in such a heavily regulated environment, Imagitel frequently receives communications from such regulatory bodies relating to consumers who are dissatisfied with the companies' services and/or their marketing campaigns. Imagitel has a policy of promptly responding to such inquiries and to resolve each complaint to the customer's satisfaction. Imagitel does not require consumers to select it as its primary interexchange carrier ("PIC") for its long distance service in order to utilize Imagitel's services. This avoids the potential for "slamming" allegations by consumers (i.e., changing a person's long distance carrier without his or her knowledge). Imagitel is not aware of any formal proceedings initiated by either the FCC or any state public service and utility commission. However, there can be no assurance that such agencies will not raise material issues with regard to Imagitel's compliance with laws or regulations or that future regulations will not have a material adverse effect on Imagitel's business, financial condition, and results of operations. Moreover, while there are no existing FCC regulations specifically regarding the marketing of calling card or casual calling services, such regulations may be promulgated in the future and may accordingly have an impact on Imagitel's business practices.

         In addition to laws relating to telecommunications services, federal and state laws prohibiting false and deceptive advertising practices govern the marketing of all products and services. Such laws and regulations are enforced either by a particular agency, such as the Federal Trade Commission in the case of federal law, or by individual state attorneys general. Imagitel has had several ongoing regulatory investigations involving various regulatory agencies relating to their compliance with such laws, including those discussed above.

         As with other heavily regulated carriers, Imagitel has on occasion received additional inquiries from various state regulators regarding its respective business practices. Imagitel responds to each inquiry promptly and seeks to accommodate the regulator's concern. However, there is no assurance that a regulator will not disagree with a company's business practices and seek to obtain a modification or redress.

         SWEEPSTAKES MARKETING OPERATIONS. Imagitel has been marketing the Consumer Access(TM) calling card program, which incorporates a sweepstakes prize award program, since May 1996. Federal and state laws prohibiting false and deceptive advertising practices govern marketing promotions that incorporate a sweepstakes program, as well as the marketing of all products and services, in addition to federal and states laws regulating lotteries and gambling. A company, such as Imagitel, conducting a sweepstakes program in which the total value of prizes awarded exceeds $5,000 is required to be registered with the States of Florida and New York and to post a bond for the total prize amount. The appropriate registrations with respect to certain sweepstakes ended June 30, 1997, in the States of New York and Florida were filed on behalf of Imagitel and the bonds have been released by the States. In connection with the current sweepstakes promoted in connection with the marketing of the Consumer Access(TM) card, Imagitel has made the appropriate filings with the States of New York and Florida and the sweepstakes is currently registered in those states by Imagitel.

         LEC BILLING ISSUES. Imagitel bills its revenue generated from the Consumer Access card through the individual local exchange carriers ("LEC") pursuant to certain billing agreements with multiple third party billing agencies. The telecommunications services offered by Imagitel may directly compete with the services offered by the various LECs, including calling card services, intra-Lata service, and inter-Lata service. Imagitel must rely on the LECs and the billing services to handle customer service inquiries directed at LECs and the billing services relating to Imagitel's operations and to handle Imagitel's billings properly.

         To date, Imagitel has experienced billing problems with at least one LEC, Bell Atlantic. Imagitel was first advised in July 1997 that Bell Atlantic had experienced an internal billing problem relating to the Consumer Access(TM) records from January through May 1997. Imagitel first became aware of the problem when Imagitel customers contacted its Customer Service department complaining of multiple billings on one month's bill. After Imagitel contacted its billing agent to investigate, Bell Atlantic advised the billing agent by letter dated July 11, 1997 that it had erroneously failed to process Consumer Access(TM) billing records for the period of January 1997 through May 1997. Bell Atlantic further advised that it had, independently and without consulting Imagitel nor Imagitel's third party billing agent, submitted the prior unbilled multiple monthly bills on one month's bill to consumers beginning on June 26, 1997. These actions were taken all without notifying Imagitel, Imagitel's third party billing agent, or even Bell Atlantic's own customers. This action by Bell Atlantic has resulted in a loss of revenue and has generated numerous consumer complaints and requests for cancellation and refunds.

         Several other LECs have carried on internal investigations into Imagitel's marketing practices. In each case, Imagitel has taken significant steps to educate the LECs on its marketing process, order fulfillment, customer service philosophy and regulatory compliance procedures. To date, these LECs have continued to accept Imagitel's billing records with respect to both new and existing customers. However, there is no guarantee that these LECs will continue this practice in the future.

         Imagitel believes that it conducts its business in an ethical fashion that demonstrates a strong commitment to customer service. Imagitel's practice is to only process written orders signed by its customers. It then submits such orders to a rigorous screening process that removes any incomplete, erroneous or suspicious orders before the order is sent for final processing. As an additional precaution, Imagitel then sends out a first-class letter welcoming the customer at least ten days in advance of the first billing that restates the charges and fees associated with the product that the customer has already agreed to and offers a "1-800" telephone number should the consumer wish to cancel the service. Nonetheless, Imagitel does receive complaints from customers that they were unaware of the charges. Even when presented with a written copy of their order form, some customers have still denied having signed the order form or admit they signed the order form but were unaware what they signed because they didn't read the order form. The nature of Imagitel's operations may make it susceptible in the future to unfounded allegations of a practice of billing a consumer on their LEC bill without their permission. This practice usually occurs in individual amounts of less than $5.00 and, as a result, often goes unnoticed by a consumer. While Imagitel believes it conducts its billing practices in a manner intended to avoid any consumer complaints regarding this type of LEC billing practice, the public attention devoted to the practices of other companies may unfairly taint the customer's perception of Imagitel. There is no assurance that a regulator, LEC billing company or other official will not disagree with Imagitel's business practices and seek to obtain a modification or redress.

         Currently, Imagitel is totally dependent upon LECs for billing its customers. Imagitel is undertaking new marketing initiatives that have a lesser reliance on LEC billing. However, should Imagitel be unable to bill and collect from its customers through some or all LECs, it could create catastrophic consequences for the financial health of Imagitel. LEC billing is an extremely expensive method of billing customers. Imagitel believes that lessening its reliance upon LEC billing will increase its profits and reduce Imagitel specific and industry wide risks associated with this form of billing and collections arrangement.

         CHARITABLE REGISTRATION ISSUES. Imagitel has entered into a commercial co-venture agreement with ChildHelp USA. The agreement permits Imagitel to include the name, likeness, and image of ChildHelp USA and its celebrity spokespersons in exchange for a royalty fee. It is the opinion of Imagitel's legal counsel that Imagitel is not required to register as a charitable solicitor or professional fund-raiser because of the nature of the agreement. However, the State of Utah has taken the position that its charitable registration law governs such conduct. Imagitel has entered into an Agreement with the State of Utah that it will not engage in any marketing campaign, which involves the use of the name, likeness, or image of a charitable organization without complying with the State's charitable registration law. There is no assurance that other states may not take a similar position in the future. There can be no assurances as to the impact future registrations or penalties for failure to register may have on Imagitel's business and results of operations.

         POTENTIAL ADVERSE EFFECTS OF IMAGITEL'S RELATIONSHIP WITH CERTAIN AFFILIATES. Imagitel is aware that its relationships with certain affiliates may prevent or delay certification by the State of California. Certain affiliates of Imagitel have previously served as principals in other entities that marketed telecommunications services, none of which entities is affiliated with Imagitel. Some of these other entities have been and are currently the subject of regulatory investigations with various regulatory agencies and have entered into consent agreements that restrict the method in which these other entities conduct business. Imagitel believes that its affiliation with such entities may in itself delay or even prevent its ability to receive certification to provide its services in certain states. An inability of Imagitel to conduct its business in certain states where it plans to operate in the future or the cessation of services in any state where it currently provides services or products may have a material adverse effect on Imagitel's business, financial condition and results of operations. The affiliates of Imagitel currently under investigation will not be officers or directors of the Reorganized Parent; however, they will own, directly or indirectly, a controlling interest in the capital stock of the Reorganized Parent and in addition, will continue to provide certain marketing services and license products to Imagitel and the Reorganized Parent.

IV.  RISKS ASSOCIATED WITH THE MERGER AND THE REORGANIZED PARENT

         Notwithstanding the belief of the respective Board of Directors of Wavetech and Imagitel as to the potential benefits to stockholders of the
Merger, stockholders should realize that there may be certain negative consequences of the Merger. Stockholders should consider carefully certain effects of the Merger, including the fact that the management of the Reorganized Parent will be entirely changed from that of Wavetech or Imagitel and the combination of the businesses of Imagitel and Wavetech will require substantial dedication of management resources, which will temporarily distract attention from the day-to-day businesses of the Reorganized Parent. There can be no assurance that the combination will be completed without disrupting Wavetech's and Imagitel's respective businesses. Should Wavetech and Imagitel not be able to combine their businesses in a timely and coordinated fashion, it could have a material adverse impact on operating results. Moreover, the ability of the Reorganized Parent to retain key management, technical, sales and marketing personnel will be critical to the Reorganized Parent's future operations. In addition, the anticipated combination of the two companies may cause uncertainties, hesitation and possible dissatisfaction among customers and potential customers of Wavetech or Imagitel.

         Wavetech and Imagitel estimate that they will, in the aggregate, incur direct transaction costs associated with the Merger in an amount as great as $1,000,000. These non-recurring transaction costs will be charged to operations as incurred. See "Unaudited Pro Forma Combined Financial Information."

         RISKS MULTIPLIED In addition to the risks detailed elsewhere in this section, the risk identified as attendant to the Merger shall incorporate by reference those risks already identified above as risks associated with both the Company and Imagitel. By its very nature, those previously discussed risks will be magnified after the Effective Time as the Reorganized Parent seeks to address not only the previous risks it has inherited from both the Company and Imagitel, but also those additional risks identified in this section.

         POTENTIAL DIFFICULTY IN IMPLEMENTING MARKETING STRATEGY. Growth of Wavetech's sales of its services will depend to a large degree on Wavetech's ability to realize the benefits of the relationship with Imagitel contemplated by the Merger and the integration of Imagitel's operations with those of Wavetech. Substantial attention and a high level of coordination from management of both Wavetech and Imagitel will be required to realize the anticipated benefits of the relationship. The diversion of the attention of Wavetech's management from other aspects of Wavetech's business, and any difficulties encountered in the implementation process, could have an adverse impact on the revenues and operating results of Wavetech. There can be no assurance that the anticipated benefits of the Merger will be realized or that the results of operations and financial condition of Wavetech following the Merger will be superior to what would have been achieved by Wavetech and Imagitel separately if the Merger had not been consummated.

         DEPENDENCE ON KEY MANAGEMENT. If the issuance of the Merger Shares is approved by the Stockholders, the Company's executive officers and members of its Board of Directors, as well as many of its key employees will be replaced with persons designated by Imagitel. Although these persons have experience in the telecommunications industry and the Company's management believes they are well qualified to manage the future business and operations of the Company post-Merger, there can be no assurance in this regard. In addition, none of such persons designated to manage and direct the Reorganized Parent are currently subject to any contractual obligation to perform such functions. There can be no assurance that the Reorganized Parent's management post-Merger will be able to successfully integrate and manage the combined operations of Wavetech and Imagitel, or that it will be able to retain any of its key employees. The inability to integrate such operations or the loss of any of such key employees could significantly divert the attention of management and have a material adverse effect on the Reorganized Parent's business and results of operations.

         DILUTION. While the issuance of the Merger Shares to stockholders of Imagitel will not have the effect of increasing the loss per share of Wavetech Common Stock, it may reduce any future earnings per share, unless and until Reorganized Parent achieves revenue growth and other business synergies sufficient to offset the effect of such issuance. There can be no assurance that any such revenue growth or other business synergies will be achieved. An increase in Wavetech's loss per share could result in a decline in the market price of Wavetech Common Stock.

         UNCERTAINTY OF MARKET VALUE OF WAVETECH COMMON STOCK. Upon consummation of the Merger, each outstanding share of Imagitel Common Stock will be converted into a number of shares of Wavetech Common Stock as determined pursuant to the Conversion Ratio. There can be no assurance that the value of the Wavetech Common Stock received in the Merger by holders of Imagitel Common Stock will be equal to or greater than the market value of the shares of Imagitel Common Stock that are converted into Wavetech Common Stock at the Effective Date or at any time thereafter.

         EXPANSION POLICY. The Company is committed to an expansion policy of acquiring other long distance and telecommunications companies for cash and the Reorganized Parent's common stock. The Reorganized Parent may be required to raise additional capital and continue to issue common stock to facilitate its expansion policy. There can be no assurance that funding will be available and as the Reorganized Parent issues its common stock for cash or in connection with an acquisition, existing shareholders will face dilution of their existing investment in the Company.

                                PROPOSAL NO. ONE:
                    AMENDMENT OF ARTICLES OF INCORPORATION TO
                           EFFECT REVERSE STOCK SPLIT

         The Board of Directors believes that the best interests of the Company and its Stockholders will be served by amending the Company's Articles of Incorporation (the "Articles of Incorporation") to effect a one-for-six reverse stock split (the "Reverse Split") of the Company's issued and outstanding shares of Common Stock. The Board of Directors has unanimously approved and recommends a vote FOR the Proposal.

         If the Stockholders approve the Proposal, the Company's Articles of Incorporation will be amended to replace the existing provision relating to the Company's authorized capital with the following provision relating thereto. Accordingly, Section 4 of the Articles of Incorporation shall be amended to read as follows:

          The total authorized capital stock of the Corporation is fifty million (50,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value. Each six (6) shares of the Corporation's Common Stock issued and outstanding as of [INSERT DATE ON WHICH CERTIFICATE OF AMENDMENT IS FILED], (the "Split Effective Date") shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's outstanding Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share.

         If the Stockholders approve the Proposal, the above amendment to the Company's Articles of Incorporation shall become effective upon the filing of the Certificate of Amendment to the Articles of Incorporation with the Nevada Secretary of State. The Certificate of Amendment will amend the Company's Articles of Incorporation to give effect to the amendment made pursuant to the Proposal. The Company's Certificate of Amendment to the Articles of Incorporation (the "Amendment"), as it will appear if the Proposal is approved by the Stockholders, is attached as Exhibit I.

         The proposed Reverse Split will not affect any Stockholder's proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any Stockholder, other than an adjustment which may occur due to the rounding up of fractional shares. Likewise, the proposed Reverse Split will not affect the total stockholders' equity of the Company or any components of stockholders' equity as reflected on the financial statements of the Company except (i) to change the numbers of the issued and outstanding shares of capital stock and (ii) for an adjustment which will occur due to the costs incurred by the Company in connection with this Proxy Statement, the Annual Meeting and the implementation of the Proposal if approved by the Stockholders. However, because the number of shares of capital stock that the Company is authorized to issue will not be decreased in proportion to the one-for-six decrease in the number of issued shares, the number of shares which are authorized but unissued, and the percentage of ownership of the Company represented by such shares if they are issued in the future in the discretion of the Board of Directors, effectively will be increased.

         The following tables illustrate the principal effects on the Company's capital stock of the Reverse Split, without giving effect to the Merger, which is the subject of Proposal No. Two of this Proxy Statement:

                        NUMBER OF SHARES OF CAPITAL STOCK

                                 Prior to Reverse        After Reverse
                                     Split (1)             Split (1)
                                 ----------------        -------------
COMMON
Authorized                          50,000,000            50,000,000
Issued and outstanding (1)          16,203,095             2,700,516
Available for future issuance       33,796,905            47,299,484

PREFERRED
Authorized                          10,000,000            10,000,000
Issued and outstanding                     -0-                   -0-
Available for future issuance       10,000,000            10,000,000
----------
(1) Excludes (i) 2,362,914 shares issuable upon exercise of outstanding options (393,819 shares after the Reverse Split) and (ii) 3,149,403 shares issuable upon exercise of outstanding warrants (524,901 shares after the Reverse Split), each as of March 15, 1998.

              LOSS AND BOOK VALUE OF CAPITAL STOCK PER COMMON SHARE

                                                                      After
                                                    Prior to        Conversion
                                                   Conversion       (Pro Forma)
                                                   ----------       -----------
(Loss) per common share for the year ended
  August 31, 1997                                    $(0.11)          ($0.68)
(Loss) per common share for the quarter
  ended November 30, 1997                             (0.02)           (0.10)
Book value per common share as of
  August 31, 1997                                      0.14             0.86
Book value per common share as of
  November 30, 1997                                    0.15             0.92

EXCHANGE OF SHARES; NO FRACTIONAL SHARES

         Pursuant to the proposed Amendment, every six shares of issued and outstanding Wavetech Common Stock would be converted and reclassified into one share of post-split Common Stock, and any fractional interests resulting from such reclassification would be rounded upward to the nearest whole share. For example, a holder of 120 shares prior to the Split Effective Date would be the holder of 20 shares at the Split Effective Date, and the holder of 122 shares prior to the Split Effective Date would be the holder of 21 shares at the Split Effective Date. The proposed Reverse Split would become effective upon the Split Effective Date. Stockholders will be notified after the Split Effective Date that the Reverse Split has been effected. The Company's transfer agent, American Stock Transfer & Trust Company, will act as the Company's exchange agent (the "Exchange Agent") for Stockholders in implementing the exchange of their certificates.

         As soon as practicable after the Split Effective Date, Stockholders will be notified and provided instructions concerning the surrender of their certificates to the Exchange Agent in exchange for certificates representing post-split Common Stock. Stockholders will not receive certificates for shares of post-split Common Stock unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as the Company or the Exchange Agent may require. Stockholders should not forward their certificates to the Exchange Agent until they have received notice from the Company that the Reverse Split has become effective. Beginning on the Split Effective Date, each certificate representing shares of the Company's pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

         No service charge will be payable by Stockholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company.

         Stockholders have no right under Nevada law to dissent from the Reverse Split or to dissent from the rounding up of fractional interests resulting from the Reverse Split.

PURPOSES OF THE REVERSE SPLIT AND EFFECTIVE INCREASE IN AUTHORIZED SHARES

         The primary objective of the Reverse Split is to increase the market value per share of the Company's Common Stock.

         The Company's Common Stock is currently listed on the Nasdaq SmallCap Market System under the symbol "ITEL." The Nasdaq SmallCap Market has recently approved revised qualitative and quantitative requirements for listing thereon, which became applicable to the Company on February 23, 1998. The Nasdaq SmallCap Market has advised the Company that it is currently out of compliance with the $1 per share minimum bid requirement of its listing under the revised maintenance criteria, and will be subject to removal from that system unless it sustains a bid price at or above the $1 threshold for at least 10 consecutive trading days prior to May 28, 1998. The Board of Directors believes that the Proposal, if approved by the Stockholders, should have the effect of curing the deficiency in order for the Company to retain its listing under the revised listing standards. The Company anticipates that the Reverse Split will have the effect of increasing the minimum bid price of its Common Stock sufficient to permit it to satisfy the applicable minimum bid price criteria. However, there can be no assurance that the Company will be successful in retaining its Nasdaq SmallCap Market listing. Further, the Board of Directors has been advised that certain securities firms limit the extension of margin credit for, and otherwise discourage their registered representatives from recommending, the purchase of corporate securities that have a market value of less than $5.00 per share. Under the margin regulations of the Federal Reserve Board, brokers, financial institutions and certain other lenders may extend credit for the purchase of margin stock in an amount not to exceed 50% of the market value of such shares. For purposes of these regulations, the market value of the Common Stock is the closing price as reported by Nasdaq on the day preceding the extension of credit. To increase the market value, satisfy the Nasdaq SmallCap Market System and increase the likelihood of marginability of the Common Stock, the Board of Directors has determined that the Reverse Split would be in the best interests of the Company and its Stockholders.

         Additionally, the Board of Directors believes that the current price per share of the Company's Common Stock may reduce the effective marketability of the Common Stock because of the reluctance of certain brokerage firms to recommend the purchase of lower-priced stocks to their clients. Certain institutional investors have internal policies preventing the purchase of lower-priced stocks and many brokerage houses do not permit lower-priced stocks to be used as collateral for margin accounts. Further, a number of brokerage houses have policies and practices that tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of lower-priced stocks generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

         The Board of Directors believes that the historically low per share market price of the Common Stock impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to the Company. Many investors and market makers look upon lower priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The foregoing factors adversely affect both the pricing and the liquidity of the Common Stock. Thus, the potential increase in trading price is expected to be attractive to the financial community and the investing public and in the best interests of the Stockholders.

         The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split, and the resulting anticipated increased price level, will stimulate additional interest in the Company's Common Stock and possibly promote greater liquidity for the Company's Stockholders. There can be no assurance, however, that there will be any greater liquidity, and it is possible that the liquidity could even be adversely affected by the reduced number of shares of Common Stock which would be outstanding after the proposed Reverse Split is effected.

         If the Reverse Split becomes effective, management expects the quoted market price of the Company's Common Stock should increase as a result of decreasing the number of shares outstanding without altering the aggregate economic interest in the Company represented by such shares. The Board believes that the increased price would be a more appropriate trading price for a company that is traded on the Nasdaq SmallCap Market System and is concerned with long-term development of its business opportunities. In addition, the increase in the market price may serve to mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for the Company's shares of Common Stock. There can be no assurance, however, that the Reverse Split will achieve these desired results, that any such increase would be in proportion to the one-for-six Reverse Split ratio or that the per share price level of the Common Stock immediately after the proposed Reverse Split can be maintained for any period of time.

         The Reverse Split may result in some Stockholders owning "odd lots" of less than 100 shares. The costs, including brokerage commissions, of transactions in odd lots are generally higher than the costs in transactions in "round lots" of even multiples of 100.

         The primary objective of the effective increase in the number of shares of Common Stock which are authorized but unissued, and in the percentage of ownership of the Company represented by such shares if they are issued in the future in the discretion of the Board of Directors of the Company, is for the Company to have additional shares of Common Stock authorized and available for issuance as the need arises for possible future financing transactions, stock acquisitions, asset purchases, stock dividends or splits, issuances under any stock option plan that may be adopted in the future, and other general corporate purposes. The Board of Directors of the Company believes that the effective increase in the number and percentage of authorized but unissued shares will provide the Company additional flexibility to issue additional shares of Common Stock to meet the Company's future financing needs. In order to avoid the delay and expense involved in obtaining Stockholder approval, the Board of Directors of the Company believes it to be in the best interests of the Company and its Stockholders to have shares of Common Stock authorized and available for issuance without further action by the Stockholders. If the Proposal is approved, Stockholders will have no preemptive rights with respect to the additional authorized shares of Common Stock. Such shares of Common Stock may be issued on such terms, at such times and on such conditions as the Board may determine in its discretion.

         Although the Reverse Split and the effective increase in the number and percentage of authorized but unissued shares of Common Stock are not intended to be anti-takeover devices, the effective increase in the authorized capital together with a subsequent issuance of equity securities could impede a potential takeover for various reasons including, but not limited to, diluting the stock ownership of persons attempting to gain control of the Company and issuing securities to individuals or entities favorable to management. Moreover, the availability of such additional shares of Common Stock in and of itself might have the effect of discouraging an attempt to acquire control of the Company other than through negotiations with the Board of Directors. In addition to the foregoing discussion in this paragraph, certain provisions in the Company's Articles of Incorporation or Bylaws could act to discourage a change in control of the Company. These include the authorization of "blankcheck" Preferred Stock and certain supermajority voting requirements. The Company has no plans to adopt any additional measures, other than the Reverse Split, which may be deemed to be anti-takeover devices.

         In January 1998, the Company entered into a Reorganization Agreement which contemplates certain actions resulting in effective control of the Company being held by the former shareholders of Imagitel, the other party to such agreement. The transaction contemplated by the Reorganization Agreement is subject to approval by the Company's Stockholders at the Annual Meeting, as well as other conditions described elsewhere in this Proxy Statement. The Board has not formulated any program, nor entered into any agreement or understanding, and has no current intention, to issue any unissued and unreserved shares of Common Stock for the purpose of impeding or preventing any proposed takeover, including the Merger discussed herein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         A summary of the federal income tax consequences of the Reverse Split as contemplated in the Proposal is set forth below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to Stockholders may vary from the federal tax consequences described generally below. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE SPLIT UNDER APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX LAWS.

         The proposed Reverse Split constitutes a "recapitalization" to the Company and its Stockholders to the extent that issued shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its Stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

         The shares of Common Stock to be issued to each Stockholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of such stock held by such Stockholder immediately prior to the Split Effective Date. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for the shares of Common Stock held thereby immediately prior to the Split Effective Date provided that such shares of Common Stock were held by the Stockholder as capital assets on the Split Effective Date.

VOTING REQUIREMENTS

         Each holder of Wavetech Common Stock is entitled to one vote per share held. The holders of a majority of the shares of the Common Stock issued and outstanding constitutes a quorum. The affirmative vote of holders of a majority of the outstanding shares of Wavetech Common Stock of the Company entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of the Proposal, provided that the number of shares present in person or by proxy constitutes a quorum. In the event that a quorum is not present or represented at the Annual Meeting, the Stockholders entitled to vote at the meeting present in person or by proxy shall have power to adjourn the Annual Meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors will be voted for approval of the Proposal. Stockholders are not entitled to cumulate votes.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

                                PROPOSAL NO. TWO:
                             APPROVAL OF ISSUANCE OF
                        WAVETECH COMMON STOCK PURSUANT TO
                   REORGANIZATION AGREEMENT AND PLAN OF MERGER

              RECOMMENDATION OF THE WAVETECH BOARD OF DIRECTORS AND
                             REASONS FOR THE MERGER

GENERAL

         Both Imagitel and Wavetech currently provide long distance telecommunications services. Wavetech, through its wholly-owned subsidiary Interpretel, Inc., is a switch-based carrier of long distance services. To date, Wavetech has provided such services primarily through post-pay calling cards. Imagitel is a switchless reseller of long distance services and telecommunications enhancement

                          DESCRIPTION OF IMAGITEL, INC.

         HISTORY AND OVERVIEW. Imagitel is a holding company formed in December 1997 to consolidate the ownership of two operating companies with the same ownership, management and directorship. These two operating companies are now wholly-owned subsidiaries of Imagitel. RRV Enterprises, Inc.. a Texas corporation doing business as Consumer Access ("RRVE"), is the primary operating company. RRVE was formed in January 1996 and has generated all of the revenues of Imagitel to date. RRVE is a switchless reseller of long distance and enhanced telecommunications services certified to conduct business in more than 40 states. DDD Calling, Inc. ("DDD") is a development stage corporation organized under Texas laws in January 1996. DDD is also a switchless reseller of long distance and enhanced telecommunications services, and is certified to conduct business in more than 40 states. However, it has no revenues at this time. Zapcom International, Inc., a Nevada corporation, is a newly formed subsidiary of Imagitel. It is a development stage company that is engaged in marketing services for the various Imagitel Companies. Comac Interim, Inc., a Delaware corporation, is a newly formed subsidiary of Imagitel that is going to be used to acquire another small telecommunications marketing company. See "--Acquisition Plans" below. In states where Imagitel is not yet certified, Imagitel has licensed its program to other carriers and will receive royalties and management fees in an amount equal to a portion of their sales. In an effort to build market share, Imagitel has determined that strategic alliances with existing organizations that have complementary assets and skills also offer the potential for distribution partnering relationships.

         EXISTING PRODUCTS. Imagitel, through its principal operating subsidiary RRVE, currently markets the Consumer Access(TM) benefits calling card. Although there are numerous calling cards currently on the market, Imagitel believes that its Consumer Access card offers customers a unique combination of value and convenience. Consumer Access service is not canceled when the customer changes long distance carriers. The only way that Consumer Access loses a customer is if that customer calls or writes to express a desire to cancel. The calling card offers long distance calling services at only $0.25 per minute to any location in the United States. Imagitel believes this is one of the lowest calling rates currently offered in the United States, although Imagitel's strategy is based on the best value, not lowest price. In combination with this rate, an active member of the Consumer Access program also receives access to a host of benefits. These benefits include a discount dining program (which gives users a 20% rebate at thousands of restaurants), discounts at golf courses and hotels, a travel saving program, prepaid legal expenses and many others.

         Many of Imagitel's customers also enjoy a marketing alliance with Childhelp USA(R). Childhelp USA(R) is a nonprofit entity that raises money to fund a national child abuse hotline, residential treatment centers and outreach programs on a nationwide basis to help end child abuse. Childhelp is backed by many celebrity spokespersons and earns a royalty on every long distance dollar billed to a Consumer Access user.

         The Consumer Access program was commenced in May 1996 and currently, Consumer Access has over 750,000 active customers in over 40 states. The calling card program is marketed through a nationwide independent agent network. Imagitel through its primary operating subsidiary, RRVE, has grown from its first month's billings of $160,000 in June 1996 to $4.2 million in January 1998.

         NEW PRODUCT LINES. Imagitel's second product planned for introduction to the non-PIC long distance market is the Bill Zapper(TM) product. The Bill Zapper is intended to capitalize upon the recent growth in the telecommunications industry in "dial-around" services, which offer low cost long distance services by dialing an access code as opposed to subscribing to a single provider of "1+" long distance service. The Bill Zapper is an intelligent autodialer unit which utilizes a user's customized use history and information profile to access the most economical service provider each time the customer makes a telephone call. The Bill Zapper (TM) unit is also capable of delivering calls through a calling card platform or a local access number system. Imagitel believes this flexibility will allow it to incorporate Internet telephony as it becomes available. Imagitel currently has a patent pending for the Bill Zapper.

         The Bill Zapper will be provided by and licensed to Imagitel's subsidiary DDD and distributed throughout the United States by another Imagitel subsidiary, Zapcom. One thousand units of the Bill Zapper(TM) were manufactured for use in a nationwide test in March, 1997. Based upon the results of that test, Imagitel made a number of improvements to the product, and is currently undergoing final testing of the revised version. The first shipments are expected to be available in the third quarter of 1998.

         The third major product innovation currently being developed by Imagitel is the Travel Warrior product. This is a product intended to be marketed to the business traveler. The Travel Warrior(TM) unit is intended to plug directly into a hotel room phone unit. A customer merely dials the phone in the normal manner and the Travel Warrior(TM) unit reads the dialed number, identifies it as a long distance number, captures the number and dials out to Imagitel's toll-free number. It then dials the user's personal identification number (PIN) code automatically and redials the desired long distance number automatically, thereby accessing the calling rates offered by Imagitel. An added feature of the Travel Warrior(TM) unit is the speed dial feature that will allow the user to completely autodial the entire series of numbers for their home,

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office,  voice mail or other favorite  location.  Imagitel intends to begin test marketing the Travel Warrior initially through targeted direct mail and in-flight magazines and eventually through its direct sales force. The Travel Warrior(TM) unit prototype is currently being tested and the units should be available during the third quarter of 1998.

         DDD also intends to offer the ZapCard(TM) Calling Card to Imagitel customers. Modeled after the Consumer Access(TM) calling card, the ZapCard(TM) calling card product will pay commissions to a direct sales force.

         ACQUISITION OF ACCOMMODATIONS SERVICES, INC. Imagitel currently has an option to acquire ACCOMModations Services, Inc., a closely held Delaware corporation ("ASI"), for approximately 4,000 shares of Imagitel Common Stock. ASI is a telecommunications marketing company that serves the hospitality industry and is currently not profitable. At the present time, there is no definitive acquisition agreement between ASI and Imagitel; however, Imagitel anticipates consummating this acquisition prior to Effective Time. This transaction is not expected to have a material impact on the consolidated operations or cash flow of Imagitel or Reorganized Parent.

         The primary purpose of the Merger is to enable Reorganized Parent to become a leader in marketing telephony-based products and services for specifically targeted demographic markets, both domestically and internationally. The perceived synergies and anticipated efficiencies to be realized by combining the technology and expertise of Wavetech in creating customized enhanced calling card services with the demonstrated promotional skills of Imagitel is a primary benefit expected to be realized as a result of the Merger. Reorganized Parent will continue Wavetech's existing line of business and supplement it with the marketing expertise and products of Imagitel. The Company believes that Wavetech's underlying technology and business model is sound and, with some adjustment, should serve its shareholders well. The anticipated benefits of the Merger to shareholders include a broader customer base with opportunities to cross-sell Wavetech products, a stronger asset value and financial position, better access to capital and greater growth potential. Existing products, new product development, services, technology, distribution channels, facilities, industry contacts and personnel of Wavetech and Imagitel will be integrated to maximize the strengths of each organization. Although the Company believes that the Merger is in the best interests of the Company and its shareholders, there can be no assurance that all or any of the anticipated benefits of the Merger will be realized when and as contemplated, if at all.

         Imagitel's business strategy consists of an eight point philosophy:

1) IMAGITEL USES MASS MARKETING TECHNIQUES TO MARKET AND PROMOTE ITS PRODUCTS AND SERVICES. This allows Imagitel to rapidly deploy its products and services and obtain larger numbers of customers in a relatively short period of time.
2) IMAGITEL SEEKS TO INCREASE ITS BASE OF CUSTOMERS AT A RELATIVELY LOW COST BY UTILIZING INNOVATIVE MARKETING PRACTICES THAT ALLOW FOR INEXPENSIVE CUSTOMER ACQUISITION. The telecommunications industry generally experiences a high degree of customer turnovers as subscribers frequently change providers in response to promotions or other incentives. Imagitel believes that a company which spends an inordinate amount of resources in order to acquire an at-will customer may ultimately offset any potential profits to be realized as a result of such customer's business.

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

3) IMAGITEL SEEKS TO LIMIT THE COST OF "COMPETITIVE WINBACK" PROGRAMS BY COMPETITORS BY SHARING THE CUSTOMER WITH THE COMPETITION. Most long distance providers have developed marketing programs that revolve around the notification they receive when an existing customer leaves their existing service provider. This is referred to as a competitive winback. Because Imagitel does not provide "1+" services, there is no notification that a new customer to Imagitel has left their previous service provider because they still have that service provider and have simply overlaid their new Imagitel service on top of their existing service.
4) IMAGITEL SEEKS TO REDUCE CUSTOMER TURNOVER BY OFFERING ITS SERVICES IN CONJUNCTION WITH, AND NOT AS AN ALTERNATIVE TO, A CUSTOMER'S EXISTING PRIMARY LONG-DISTANCE SERVICE PROVIDER.
5) IMAGITEL SEEKS TO OFFER A DIFFERENTIATED SUITE OF PRODUCTS TO DISTINGUISH ITSELF FROM ITS COMPETITORS. Imagitel cannot afford to use cost as a differentiator in the telecommunications marketplace. By differentiating its products, Imagitel believes it can increase the perceived value of its product or service offering and charge a competitive premium to the consumer.
6) IMAGITEL SEEKS TO PROMOTE ENTANGLEMENT. Imagitel believes that consumers today need to have a reason to keep using a product or service provider (i.e., "entanglement"). Loyalty programs, mileage, rebates and affinity programs are all examples of entanglement. Imagitel consistently seeks new and innovative ways to encourage its customers to remain loyal.
7) IMAGITEL WORKS HARD TO DECREASE THE PERCENTAGE OF ITS CUSTOMERS WHO PRESENT A CREDIT RISK. Imagitel uses prepaid, LEC billing, credit card and bank draft billing and relationship marketing as a means of keeping the customer's account current.
8) IMAGITEL SEEKS TO MAXIMIZE ITS PROFIT PER CUSTOMER, NOT JUST MARGIN PER CUSTOMER. Rather than focus solely on making a certain percentage per customer's monthly billing, Imagitel focuses on realizing a minimum predetermined amount of profit per customer. Imagitel seeks to create programs to sell its products and services that attract customers and that prove to be profitable to Imagitel based upon the amount of resources Imagitel must devote in order to attract, maintain and service that customer.

RECOMMENDATION OF WAVETECH BOARD OF DIRECTORS

         THE WAVETECH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND BELIEVES THE MERGER IS IN THE BEST INTEREST OF WAVETECH AND ITS STOCKHOLDERS. ACCORDINGLY, THE WAVETECH BOARD UNANIMOUSLY RECOMMENDS THAT
WAVETECH STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF UP TO 85,000,000 SHARES OF WAVETECH COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT. In reaching their decision, the directors considered, with the assistance of management and its financial advisors the following factors:

         (i) the strategic fit between Wavetech and Imagitel and the complementary nature of their respective businesses;

         (ii)  anticipated operating synergies and cost saving;

         (iii) the skills and experiences of Imagitel personnel and their ability to further strengthen Wavetech's management and telecommunications operations;

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

         (iv) the financial, marketing and operational resources of the combined companies and the opportunity for expanded service offerings in existing markets and growth in new markets; and

         (v) the opinion of Kaufman Bros., Inc. that as of the date thereof the consideration to be gained as a result of the Merger is fair, from a financial point of view, to Wavetech and its stockholders.

         In evaluating the proposed number of shares of Wavetech Common Stock to be issued in connection with the Merger, the Wavetech Board considered: (i) the proposed terms, timing and structure of the Reorganization Agreement, (ii) the capital structure of Imagitel and its subsidiaries, (iii) information received concerning the financial performance, condition, business operations and Imagitel; and (iv) the opinion of Kaufman Bros., Inc. described under "Opinion of Kaufman Bros., Inc.", including the various matters considered by Kaufman Bros., Inc. in reaching its conclusion.

         The Board also considered a number of risks associated with the Merger, including (i) increased risks of regulatory investigations and other actions associated with the business of Imagitel, (ii) the possibility that Imagitel would not be successfully integrated into Wavetech, thus prohibiting the Reorganized Parent from taking advantage of the synergies expected to result from the Merger, (iii) increased risks of litigation and (iv) the possibility that the Reorganized Parent would be unable to successfully implement its marketing and operating strategies. On balance, however, the Wavetech Board determined that the benefits of the Merger outweighed the potential risks and unanimously approved the Reorganization Agreement, including the issuance of Wavetech Common Stock required thereby.

         The foregoing discussion of information and factors considered by the Wavetech Board is not intended to be exclusive but is intended to include the material factors considered. In view of the wide variety of factors considered, the Wavetech Board did not find it practical to, and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weights to various factors.

                         BUSINESS OF REORGANIZED PARENT

         THE FOLLOWING DISCUSSION OF THE PRINCIPAL BENEFITS AND RISKS ANTICIPATED TO RESULT FROM THE MERGER INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. WHEN USED IN THE FOLLOWING DISCUSSION AND ELSEWHERE IN THIS PROXY STATEMENT, THE WORDS "ESTIMATE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR TERMS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS THAT RELATE TO THE FUTURE PERFORMANCE OF WAVETECH, IMAGITEL AND THE REORGANIZED PARENT AND ITS SUBSIDIARIES. SUCH STATEMENTS ARE SUBJECT TO SUBSTANTIAL UNCERTAINTY. READERS ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROXY STATEMENT.

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

         The ability of Reorganized Parent and its subsidiaries to incorporate technological innovations will be enhanced by the technology expertise that Wavetech will contribute to the Reorganized Parent, as well as its key contacts in the technology side of the telecommunications field. The management of Wavetech and Imagitel believes that technology will be a significant factor to keeping Reorganized Parent's operating costs low, such as the use of direct billing through the Internet, credit card authorization programs, e-mail delivery of customer invoices, bills and on-line technical support and customer service. Automated systems, such as Interactive Voice Response ("IVR") systems, should also help keep costs down and service levels high.

         The Reorganized Parent must develop additional marketing and distribution channels in addition to creating new product and service offerings in order to continue its success. The telecommunications industry is extremely competitive and is subject to change its focus virtually overnight. A single event can dramatically shift the competitive landscape and, as a result, the Reorganized Parent would be required to redirect its focus immediately in order to remain competitive. Although Wavetech already maintains telecommunications switches and infrastructure, established vendor and customer relationships and a distributor network, to date it has not been able to launch successful and profitable marketing campaigns and has failed to reach a critical mass of customers sufficient to make an impact in the telecommunications arena. The Company believes that Imagitel's marketing resources will help to ameliorate Wavetech's historical marketing difficulties since Imagitel has already achieved significant customer penetration in the telecommunications field.

         GROWTH STRATEGIES. The Reorganized Parent will seek to maximize its future growth, profitability and equity valuation through a five part plan which consists of the following:

          +    Enhancing   existing  service   offerings  while   systematically
               developing   innovative   products  which  uniquely  improve  the
               personal communications needs of its targeted customers;

          +    Differentiate   and   position   value-added   products   through
               intelligent,   avant-garde  packaging  and  promotional/incentive
               strategies;

          + Increase sales by establishing multiple channels of distribution, thereby facilitating mass marketing opportunities;

          + Acquire additional telecommunications companies with complementary business or product offerings in order to enhance the Reorganized Parent's core products and service offerings, distribution, operations, scalability, and/or critical mass; and

          + Optimize technological improvement opportunities in order to increase productivity, efficiencies and operating margins.

         MARKETING OBJECTIVES OF REORGANIZED PARENT. Distribution and differentiation have traditionally been vital keys to success in the telecommunications industry. Telecommunications is a commodity and must be packaged and marketed in unique and uncommon ways. Reorganized Parent will seek to differentiate its products and services through new product development and innovative marketing. The Reorganized Parent must be flexible to the needs of the telecommunications marketplace. It must be able to identify the needs of its customers in a timely manner, develop products responsive to those needs and

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

continuously monitor the appropriateness of market acceptance to ensure financial viability. Internal development of innovative products and distribution techniques combined with strategic acquisitions and alliances with other organizations and industries will be essential to the future success of Reorganized Parent.

         The principal focus of Imagitel has been the promotional marketing of calling cards directly to the consumer using mass marketing, while the focus of Wavetech has been direct sales to corporate, affinity groups and non-profit organizations that distribute the calling cards to their respective client bases using various promotional techniques. Reorganized Parent and its subsidiaries intend to target their products to a variety of market segments, such as mass distribution to consumers, and directed marketing to affinity groups and commercial and non-profit corporate entities using the respective experience of Imagitel and Wavetech to support and enhance these separate initiatives. Existing Wavetech contracts require strong promotional components in order to achieve maximum market penetration. The Company believes that Imagitel has this expertise and will greatly enhance the ability of Wavetech to design successful promotional programs for its corporate clients.

         Strategic relationships form another important component of the Merger. Wavetech currently has both client and service provider relationships with a number of major corporations. The enhanced services integrated into Wavetech's calling cards are provided by such organizations as Dun & Bradstreet, LawLine Canada Inc., Diners Club/enroute, AT&T's Language Line Service and MCI. These relationships will become increasingly important as the new entity creates new applications for new clients. The 750,000 existing customers of Imagitel are expected to become an important component in strengthening these relationships, resulting in higher volumes of activity and permitting more cost-effective delivery based on increased volume. None of Imagitel's customers are contractually obligated to continue to purchase services from Imagitel for any specified period or in any specified amounts, and there can be no assurances that such customers will continue to purchase the services of the Reorganized Parent following the consummation of the Merger.

         The Company believes that, as a result of increased long distance volume, Reorganized Parent will be able to secure more favorable rates from carriers. Through existing international relationships, such as Wavetech's partnership with Switch in Australia, Reorganized Parent will be able to extend its product offerings into new and evolving markets. But, see "Risk Factors - Dependence On Licensing Relationships."

         PLANNED DISTRIBUTION METHODS. The approval of the Reorganization Agreement by the Board of Directors of Wavetech was influenced in large part by the marketing and distribution strategies of Imagitel. The Reorganized Parent intends to use a variety of marketing and distribution strategies in order to maximize sales volumes while seeking to maintain the integrity of its products' reputations. Initially, these strategies will consist of those currently being developed by Imagitel, which are described herein.

               GROUP, CORPORATE AND AFFINITY SALES. A Corporate Services Division is currently being developed which, upon completion, is intended to perform as a centralized sales and marketing group to offer private label and Imagitel branded products and services to

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          corporations, affinity groups and others. During the second quarter of
          1998,  Consumer  Access(TM)  will begin test marketing of its affinity
          marketing  program.   Initially,   Consumer   Access(TM)  will  target
          nonprofit groups, political affiliation groups, and social affinity groups, as well as alliances with credit card issuers. As with the Consumer Access(TM) calling card product, the Bill Zapper(TM) and Travel Warrior devices will be made available to affinity groups. Imagitel believes that marketing its products to affinity groups is an effective method of distribution and may lend itself to additional retail sales.

               The Reorganized Parent intends to seek out partnership opportunities with electric utilities, internet service providers ("ISP") and to a lesser degree, cable companies. Imagitel believes that such industries provide attractive partnership opportunities because both have an existing customer base with whom they have a substantial relationship, both have direct billing systems in place, both have installation personnel technically proficient enough to handle a more sophisticated installation of the Bill Zapper(TM) unit at the network interface and each has a desire to enter into other lines of business to diversify in anticipation of increased competition from new entrants to their respective industries. However, Imagitel does not currently have agreements with any such strategic partners. There can be no assurance that such relationships, if ever developed, will be successful.

               DIRECT SALES THROUGH MULTILEVEL MARKETING. Multilevel Marketing ("MLM") has historically been demonstrated to be a cost effective method of products distribution. Imagitel formed its subsidiary, Zapcom International, Inc. to distribute its Bill Zapper and Travel Warrior products through MLM and other methods. Because MLM has previously received negative publicity for certain aggressive marketing techniques and other reasons, Zapcom has extensively screened its management team, and legal and marketing counsel in conjunction with its efforts to establish high standards of performance for its MLM operations.

               DIRECT RESPONSE. In addition to affinity marketing strategies, Consumer Access(TM) is also currently developing a direct mail campaign to supplement the other distribution models. These marketing efforts will be conducted either in-house, as a strategic alliance with an unrelated direct mail company or some combination of the two methods. Imagitel believes that direct mail affords it an opportunity to distribute its products through a channel that traditionally returns relatively predictable rates of market acceptance. A direct campaign aimed at frequent fliers using various media such as in-flight magazines, catalog sales, infomercials, Internet sales and other targeted methods is also currently being tested and analyzed prior to implementation. Imagitel is currently formulating its strategy to offer its products and services on infomercials.

               Imagitel  also intends to develop an Internet  site as a means of mass marketing. This phase has not yet begun development, but is planned for introduction by the third quarter of 1998. Imagitel believes the Internet could provide broad exposure for Imagitel and its products. In determining how to develop this particular distribution strategy, Imagitel will look for ways to differentiate its product offerings from those of other long distance companies which advertise on-line. In addition, Imagitel intends to develop an

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          Internet site as a means of target marketing the products  marketed by
          Zapcom. Initially, there will be on-line support for direct mail and target print advertising. This will be expanded to include Internet advertising. These activities are intended to form a part of the MLM approach of distribution as a means of communicating with Imagitel's agent network, distributing bills and receiving payments.

               Imagitel has also entered into contracts for several trade show booths and intends to have several teams of its employees to work at informational booths at various industry-specific trade shows. The booths are intended to increase the visibility of Imagitel's products and services, and also act as a conduit for determining the price points of its products and marketing materials of Imagitel's various product offerings.

         TECHNOLOGICAL DEVELOPMENTS. The information and telecommunications services markets are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Reorganized Parent's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services on a timely basis, enhance its software and call processing platforms, and successfully compete with products and services based on evolving or new technology.

         As a facilities-based telecommunications company, the Reorganized Parent expects to deploy call processing platforms to switch long distance calls and delivery of enhanced services. The connection of these platforms to the public communications network are an example of current state-of-the-art computer telephony integration (CTI). Utilizing a UNIX-based operating system and other proprietary software, the system is integrated with a high-speed server and is fully scaleable to support unlimited growth. The open architecture will allow the addition of unlimited enhancements, features and new applications. Unlike conventional telecommunications switches, the platforms are highly intelligent and will allow multiple applications to run simultaneously while dynamically sharing system resources.

         Whereas these platforms form the backbone for switching calling card traffic, the Reorganized Parent intends to aggressively develop new technology to augment its conventional products, including new services that will rely on integration of voice and data with the Internet and other communication networks. Platforms are currently operational in the United States and Australia, with another location in Canada planned for 1998.

         Wavetech's existing systems are not capable of accommodating the products and services currently planned to be distributed by Reorganized Parent. The Reorganized Parent will be required to make substantial investments of financial and other resources in order to upgrade such systems so as to accommodate the substantially increased demand anticipated to be placed upon them as a result of the increased customer base of the Reorganized Parent as compared to that of Wavetech. In order to meet such demand and effectively upgrade, test and implement the improvements to Wavetech's existing systems necessary to meet the demands of the Reorganized Parent, Reorganized Parent will be required to expend a significant amount of financial, technical and other resources and devote a substantial amount of the attention of its management. There can be no assurance that the Reorganized Parent will successfully implement such upgrades and, if so, will be able to do so in a timely and cost-effective manner.

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         ACQUISITION  STRATEGIES.  The  telecommunications  industry  is  highly fragmented among the smaller niche players and consolidation is already taking place. While there are no current negotiations being undertaken nor any agreements in place to acquire specific companies, Reorganized Parent expects to
pursue   potential   acquisition/merger   targets,   and  will   evaluate   such
opportunities as they become available. Reorganized Parent plans to form an acquisition and capital markets group to take advantage of the favorable debt and equity markets currently existing and to exploit the rapid industry consolidation that is evolving. These opportunities present the potential to not only become accretive to earnings, but to also add synergistic value to Reorganized Parent's business and results of operations.

         Future acquisitions by Reorganized Parent may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of development costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on Reorganized Parent's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entering markets in which the new entity has little or no direct prior experience and the potential loss of key employees of the acquired company. Reorganized Parent currently has no agreements or understandings with regard to any potential acquisitions.

         PLANNED CONSOLIDATION AND CENTRALIZED SERVICES BY IMAGITEL. Following the Merger, Imagitel intends to restructure some of its operations and consolidate them with those of Wavetech in order to develop the consolidated operations of Reorganized Parent. Imagitel and Wavetech believe that centralizing such services will allow Reorganized Parent to take advantage of economies of scale, allow for greater development of expertise in the consolidated areas and provide better career opportunities and incentives to its employees while streamlining operational decision-making processes and reducing the time associated with bringing its products to market.

         The services currently intended for centralization include accounting, management information systems, regulatory compliance, customer services, product development, vendor and contract management, carrier relations, human resources and some marketing and distribution assets.

         Currently, many of these services are provided to Imagitel by a company affiliated with Imagitel's principals. These services, which are governed by a cost-sharing contract, include accounting, marketing and administration. The employees providing these services will continue to provide these services to the Reorganized Parent until it internalizes these functions after the Merger. The cost of acquiring such services is currently not expected to have a material impact on the financial condition of the Reorganized Parent, although there can be no assurance in this regard.

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                                   THE MERGER

GENERAL

         The respective Boards of Directors of the Company and Imagitel have each separately approved the execution of the Reorganization Agreement and performance of the actions contemplated thereby, including, among other things, the issuance of up to 85,000,000 shares of Wavetech Common Stock pursuant to the Merger. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND EXECUTION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, AMONG OTHER THINGS, THE MERGER.

         THE FOLLOWING SUMMARY OF THE MATERIAL TERMS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SPECIFIC PROVISIONS OF THE REORGANIZATION AGREEMENT, WHICH IS ATTACHED AS EXHIBIT II TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.

EFFECTIVE TIME AND EFFECT OF THE MERGER

         Pursuant to the Reorganization Agreement by and among the Company, Interim and Imagitel, Interim will merge with and into Imagitel, which shall be the Surviving Sub and which shall become a wholly-owned subsidiary of the Company. The former shareholders of Imagitel shall be issued a number of shares of Wavetech Common Stock equal to approximately 72% of the total issued and outstanding Wavetech Common Stock (84% after giving effect to certain options held by Imagitel shareholders which shall be converted into options to purchase Wavetech Common stock) after giving effect to the Merger.

         Interim is a Nevada corporation and a wholly-owned subsidiary of Wavetech, created for the purpose of effecting the Merger. Imagitel is a Nevada corporation whose principal executive office is located at 5120 Woodway Drive, Suite 7009, Houston, Texas 77056. As a result of the Merger, the corporate name of the Company will be changed from "Wavetech International, Inc." to "Imagitel, Inc." With the exception of such corporate name change and except as may be effected in connection with the Reverse Split, if approved by the Stockholders, all other provisions of the Company's Articles of Incorporation and By-laws as currently in effect shall remain unaffected as a result of the Merger. For purposes of describing the Company and its business following the Merger, the Company is referred to herein as the "Reorganized Parent."

         The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later time as may be provided in the Articles of Merger (the "Effective Time"). The
Effective Time is expected to occur as promptly as practicable following the approval of the Reorganization Proposal by the Company's Stockholders, subject to the further conditions described under "The Merger - Conditions to Consummation of the Merger."

         As a result of the Merger, each Imagitel shareholder shall, without any action on his part, be entitled to receive approximately 365 shares of Wavetech Common Stock, subject to adjustment pursuant to the Conversion Ratio, for each share of Imagitel Common Stock issued and outstanding immediately prior to the Effective Time. (The Conversion Ratio is calculated without giving effect to the Reverse Split.) The actual number of shares of Wavetech Common Stock to be issued in exchange for each share of Imagitel Common Stock shall be adjusted in accordance with the Conversion Ratio, based upon the actual number of shares of Wavetech Common Stock outstanding, and as follows: (i) additional shares of Wavetech Common Stock shall be issued in the event that the Company's funded

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debt and working capital deficit as of the calendar month immediately  preceding the Effective Time exceeds $300,000 or in the event that Imagitel has, as of such date, positive working capital and (ii) a decreased number of shares of Wavetech Common Stock shall be issued in the event that the Company's funded debt and working capital deficit as of the calendar month and immediately preceding the Effective Time is less than $300,000 or in the event that Imagitel has a working capital deficit as of such date. It is currently anticipated that Imagitel will not have a working capital deficit at the Effective Time. The Company has reserved an aggregate of up to 85,000,000 shares of Wavetech Common Stock for issuance in connection with the Merger. The shares of Interim will be canceled as a result of the Merger. All of the outstanding shares of Imagitel will be held by Reorganized Parent and the capitalization of the Surviving Sub will remain unchanged from that of Imagitel's immediately prior to the Effective Time. Any and all shares of Imagitel Common Stock held as treasury shares by Imagitel will be canceled and retired at the Effective Time and no consideration shall be issued or given in exchange therefor.

         After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate representing such shares to Reorganized Parent and shall receive in exchange therefor a number of shares of Wavetech Common Stock calculated according to the Conversion Ratio for each share of Imagitel Common Stock and cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled. If such holder has lost his or her certificate, he or she shall present an affidavit of loss and indemnity agreement and/or a bond as may be reasonably required by either Reorganized Parent or Surviving Sub.

         Following the Effective Time, Reorganized Parent's transfer agent and registrar, American Stock Transfer & Trust Company, shall mail to each shareholder of Reorganized Parent, a notice of the effectiveness of the Merger and instructions on how to exchange certificates representing shares of Wavetech Common Stock for certificates representing a number of shares of the $.001 par value common stock of Reorganized Parent, which gives effect to the Reverse Split and corporate name change.

         Following the Merger, the business and operations of Reorganized Parent will be significantly changed as a result of the combination of the differing, yet complementary, businesses of the Company and Imagitel. Stockholders are strongly urged to review the description of Imagitel and the contemplated business of Reorganized Parent set forth herein, as well as the description of certain investment considerations associated with the business of Reorganized Parent and its subsidiaries described under "Risk Factors" and elsewhere herein.

OPINION OF KAUFMAN BROS., INC.

         Wavetech has engaged Kaufman Bros., Inc. to render its opinions with respect to the fairness, from a financial point of view, to the stockholders of Wavetech of the Merger and such other actions contemplated to be taken by the Reorganization Agreement.

         Such opinion shall be delivered prior to the mailing of the definitive Proxy Statement to the Wavetech Stockholders.

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

         THE FULL TEXT OF THE OPINION OF KAUFMAN BROS., INC., WHEN ISSUED, SHALL BE ATTACHED HERETO AS EXHIBIT III. WAVETECH STOCKHOLDERS ARE URGED TO READ THE KAUFMAN BROS., INC. OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND THE LIMITS OF KAUFMAN BROS., INC.'S REVIEW. THE SUMMARY OF THE KAUFMAN BROS., INC. OPINION TO BE SET FORTH IN THIS PROXY STATEMENT SHALL BE QUALIFIED IN ITS ENTIRETY BY
REFERENCE  TO THE  FULL  TEXT OF  SUCH  OPINION  TO BE  INCORPORATED  HEREIN  BY
REFERENCE.

         MANAGEMENT OF THE REORGANIZED PARENT. The executive officers of Reorganized Parent and Surviving Sub following the Effective Time will be as follows: James B. Gambrell IV, President and Chief Executive Officer; Phillip Barber, Acting Chief Information Officer; Dee Darby, Vice President of Operations; Scott Moster, President - Carrier Group; David Crawford, Vice President of Business Development; Andrew Cauthen, President, Zapcom; and other non-executive officers are Suzanne Efhan, Controller; Pat Wills, Director of Customer Service Operations; and Terry Harmon, Public Relations. The Chief Financial officer of the Reorganized Parent will be Lydia Montoya, who currently serves as Chief Financial Officer of Wavetech, until such time as a suitable replacement can be found. The directors of Reorganized Parent and Surviving Sub will be James B. Gambrell, Richard Hartman, Robert C. Hawk, Steve Jaffe and one more independent director to be appointed at a later date. See "Directors, Director Nominees and Executive Officers of the Company.

CONDITIONS TO CONSUMMATION OF THE MERGER

         In addition to customary conditions, the obligations of the Company, Imagitel and Interim to consummate the Merger are subject to the satisfaction of certain conditions, including (i) the approval of the Reorganization Agreement and the transactions contemplated thereby, including, among other things, the Merger, by the respective stockholders of the Company and Imagitel, (ii) the absence of any material adverse change in the respective businesses or financial conditions of Wavetech and Imagitel, (iii) the receipt of all permits, consents and approvals of any governmental bodies or agencies reasonably deemed necessary, and (iv) the accuracy in all material respects, as of the closing of the transactions contemplated by the Reorganization Agreement, of the respective representations and warranties of Imagitel, Interim and the Company.

         Additional conditions to the obligation of Imagitel to consummate the Merger include (i) the compliance with and performance of, in all material respects, the agreements and obligations required to be complied with and performed by the Company and Interim, including, among other things, the preparation, to the satisfaction of Imagitel, of this Proxy Statement and mailing thereof to Wavetech's Stockholders and the performance of all reasonable action required to be taken under applicable federal and state securities laws in connection with the issuance of Wavetech Common Stock pursuant to the Merger,
(ii) the operation of Wavetech's business in the ordinary course and in a manner substantially similar to that in which it was conducted prior to entering into the Reorganization Agreement, (iii) election by the Company's Stockholders of persons designated by Imagitel to serve as all of the directors of Reorganized Parent following the Effective Time, (iv) the receipt by Imagitel of

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certificates  executed by officers of the Company  certifying as to such matters reasonably requested by Imagitel, (v) the closing by Wavetech of a line of credit, reasonably acceptable to Imagitel, in the minimum principal amount of $3.5 million, (vi) the execution of a registration rights agreement relating to the shares of Wavetech Common Stock to be issued to the shareholders of Imagitel, and (vii) the effectiveness of the Reverse Split.

         Additional conditions to the Company's and Interim's respective obligations to consummate the Merger include (i) the compliance with and performance of, in all material respects, the agreements and obligations required to be complied with and performed by Imagitel, (ii) the operation of Imagitel's business in the ordinary course of business and in a manner substantially similar to that in which it was conducted prior to entering into the Reorganization Agreement, (iii) the receipt by Wavetech of a written agreement, in form reasonably satisfactory to Wavetech, executed by each "affiliate" (as defined in Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of Imagitel to not sell or otherwise transfer any shares of Wavetech Common Stock held or to be held by such persons, except in compliance with the applicable provisions of the Securities Act, (iv) the receipt by the Company of certificates executed by officers of Imagitel certifying as to such matters reasonably requested by the Company, (v) the receipt by Wavetech of an opinion from Kaufman Brothers, Inc. that the terms of the Reorganization Agreement and the transactions contemplated thereby are fair to the Company's shareholders, from a financial point of view, (vi) none of the shareholders of Imagitel shall have exercised dissenter's rights with respect to shares of Imagitel Common Stock to be surrendered in connection with the Merger, and (vii) the receipt by the Company of certificates from the shareholders of Imagitel certifying as to such information reasonably sufficient to permit Imagitel's counsel to conclude that the issuance of Wavetech Common Stock in connection with the transactions contemplated by the Reorganization Agreement will be exempt from registration under applicable federal and state securities laws.

         Reference  is hereby  made to  Articles  7 and 8 of the  Reorganization
Agreement  for  a  complete  statement  of  the  conditions   precedent  to  the
obligations of the respective parties to consummate the Merger.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         In the Reorganization Agreement, Imagitel, Interim and the Company have made various representations, warranties, covenants and agreements relating to, among other things, their respective organization, capital structure, business and financial condition, the satisfaction of certain legal and regulatory requirements or approvals in connection with the Merger, and the accuracy and completeness of information provided respectively by each party for use in this Proxy Statement. In addition, Imagitel has represented that it shall use its best efforts to cause its shareholders to provide certain agreements and information in order to permit the issuance of the Wavetech Common Stock in connection with the Merger to comply with applicable provisions of federal and state securities laws. The Company has also agreed to execute a registration rights agreement relating to the shares of Wavetech Common Stock to be issued in connection with the Merger. Except for such representations, warranties and covenants required to be set forth in a separate agreement or document delivered on or before closing of the transactions contemplated by the Reorganization

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Agreement and the obligation to keep confidential  certain information  provided by the parties, the representations, warranties and covenants of the respective parties thereto will expire upon consummation of the Merger.

         The Reorganization Agreement provides that, pending the Effective Time, Imagitel (i) will not amend its Articles of Incorporation or Bylaws, (ii) will not make any change in its equity capital structure or enter into any contract or agreement with respect to the issuance of any shares of its capital stock or securities convertible into such shares, except for the issuance of securities pursuant to certain outstanding options, warrants or obligations which are disclosed in Schedule 3.4 to the Reorganization Agreement or the issuance of up to 5,000 shares of Imagitel Common Stock in connection with the contemplated acquisition by Imagitel of ASI, (iii) will promptly notify the Company of any change in Imagitel's business reasonably expected to be materially adverse thereto, (iv) will not permit any action which would be contrary to the terms of the Reorganization Agreement, (v) will not incur any indebtedness, issue or sell any debt securities or otherwise become liable for any other party, except in the ordinary course of its business, (vi) except in the ordinary course of its business or in connection with the Merger, will not incur any expense in excess of $75,000, (vii) will not grant any increase in the compensation of, or enter into any employment agreement with, any of its executive officers, and (viii) will not acquire or agree to acquire substantially all of the assets or business of another entity.

         The Reorganization Agreement provides similar restrictions upon the business and activities of the Company in favor of Imagitel pending the Effective Time as set forth in the preceding paragraph, with the following material differences: (i) the Company may only issue shares of its capital stock as contemplated by certain obligations disclosed on Schedule 4.4 to the Reorganization Agreement, in connection with capital raising transactions which are acceptable to Imagitel up to 500,000 shares of Wavetech Common Stock at not less than $0.53 per share or, up to 1,428,572 shares of Wavetech Common Stock at not less than $0.35 per share to Elgin Investments, and (ii) the Company may not incur any expense in excess of $25,000, except in connection with the Merger or pursuant to contractual commitments existing as of the execution of the Reorganization Agreement.

EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

         Currently Imagitel has only one employment agreement outstanding that will survive the Merger. All other currently existing employment agreements of Imagitel will terminate at the Effective Time. The continuing employment agreement contains a termination provision which requires Imagitel to pay severance fees in an aggregate amount of $18,000 for a period of 90 days should Imagitel terminate its relationship with the employee.

         As of February 28, 1998, a total of 21,048 shares of Imagitel Common Stock were subject to outstanding options (the "Imagitel Options"). It is anticipated that up to an additional 3,200 options for Imagitel Common Stock may be granted to various outside members of the Board of Directors of the Reorganized Parent prior to the Effective Time. At the Effective Time, all of the Imagitel Options will be converted into fully vested options to purchase a number of shares of the Reorganized Parent's Common Stock, determined in accordance with the Conversion Ratio, and the respective exercise price will be correspondingly changed.

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WARRANTS

         As of February 28, 1998, no warrants to purchase shares of Imagitel Common Stock (the "Imagitel Warrants") were outstanding. Imagitel does not have a present intention or obligation to issue any warrants prior to the Effective Time. However, at the Effective Time, all of the Imagitel Warrants, if any, will be converted into warrants to purchase a number of shares of the Reorganized Parent's Common Stock, determined in accordance with the Conversion Ratio, and the respective exercise price will be correspondingly changed.

TERMINATION OF THE MERGER AGREEMENT

         The Reorganization Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby (the "Closing"), (i) by the mutual consent of Imagitel, Interim and the Company, (ii) by either party if an injunction or order shall have been issued which prevents the consummation of such transactions, (iii) by either party upon the other party's failure to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement which failure is material to the consolidated business of either party, after notice of such breach and a reasonable period to cure have been provided by the terminating party, (iv) if the Closing has not occurred by June 30, 1998, or (v) by either Imagitel or the Company, respectively, if any updated disclosure schedules required to be provided by the other party are unsatisfactory. Upon any termination of the Reorganization Agreement, any agreements relating to the Confidential Information (as defined in the Reorganization Agreement) will survive such termination.

FEES AND EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses; provided, however, that Imagitel and Wavetech have each paid a portion of the fee payable to the SEC in connection with this Proxy Statement. Each party is obligated to accrue reasonable estimates of all such expenses as of the end of the month preceding the Closing. In addition to all ordinary expenses incurred in connection with the Reorganization Agreement, Imagitel is required to pay certain brokers' fees in connection with the Merger. The Company is not obligated to make any payments of brokers' fees, or similar commissions in connection with the Reorganization Agreement.

AMENDMENT OF THE REORGANIZATION AGREEMENT; WAIVER OF CONDITIONS

         The respective Boards of Directors of Imagitel, Interim and the Company may, by written agreement, at any time before or after the approval of the Merger and the Reorganization Agreement by the Wavetech Stockholders and the approval of the issuance of shares of Wavetech Common Stock pursuant to the Reorganization Agreement by the Wavetech Stockholders, amend the Reorganization Agreement, provided that after such approval by the Wavetech Stockholders, no amendment or modification may be made that would materially adversely affect the rights of the Wavetech Stockholders without the further approval of such

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Stockholders.  Each party to the  Reorganization  Agreement  may,  to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Reorganization Agreement, waive any inaccuracies in
the   representations  or  warranties  of  any  other  party  contained  in  the
Reorganization Agreement or waive compliance by any other party with any of the agreements or conditions contained in the Reorganization Agreement.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Wavetech stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Imagitel, Interim, Wavetech or their respective stockholders as described herein.

         If the Merger qualifies as a Reorganization, none of Wavetech, Imagitel or Interim will recognize gain or loss solely as a result of the Merger, and the stockholders of Imagitel will not recognize gain or loss upon surrender of shares of Common Stock of Imagitel in exchange for Common Stock of Wavetech, except to the extent that consideration other than Common Stock is received, including any cash compensation for fractional shares.

         Certain of the requirements for qualification as a Reorganization are dependent on the facts and circumstances regarding the Merger, such as, for example, the requirements that there be a "continuity of business enterprise" and "continuity of shareholder interest". Although Wavetech's management knows of no reason why these requirements would not be met in connection with the Merger, no assurances can be given that the Merger will qualify as a Reorganization.

         The foregoing discussion is based on the existing provisions of the Code, and existing judicial and administrative interpretations thereof, any of which may be altered retroactively.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH STOCKHOLDER AND OPTIONHOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS.

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ACCOUNTING TREATMENT OF THE MERGER

         The Reorganized Parent will account for the business combination of Interim and Imagitel in its consolidated financial statements under the purchase method of accounting.

RESALE OF WAVETECH COMMON STOCK TO BE ISSUED IN THE MERGER

         The Merger Shares to be issued pursuant to the Merger will be "restricted" securities (as defined in Rule 144 promulgated under the Securities
Act) and may only be transferred in accordance with the provisions of rule 144 under the Securities Act or pursuant to an effective registration statement filed thereunder, or in transactions exempt from registration thereunder. In addition, shares of Wavetech Common Stock received in the Merger by persons who are affiliates of Imagitel immediately prior to the Effective Time but do not become affiliates of Wavetech may be sold by them only in accordance with the provisions of Rule 145 under the Securities Act (which imposes certain limitations on the volume and manner of sales by such affiliates).

         Pursuant to the Reorganization Agreement, the Company has agreed to execute a registration rights agreement relating to the shares of Wavetech Common Stock to be issued in connection with the Reorganization Agreement. The Reorganized Parent intends to file a registration statement covering such shares as promptly as practicable following the Effective Time, all of the costs of which (except for underwriting discounts and commissions, if any) will be borne by the Reorganized Parent.

         Certain principals of Imagitel have made arrangements to privately place between five and six million dollars worth of the Common Stock of the Reorganized Parent to be issued to them in connection with the Merger. The purpose of this sale will be to replace income lost due to the principals' loss of employment compensation after the Effective Date. This private placement will not have any effect on the principal's ability to retain majority control of the Reorganized Parent once the Merger closes. The Company believes that the "continuity of interest" requirement described under "Federal Income Tax Consequences" above will not be violated by this private placement of common stock.

COMPARATIVE RIGHTS OF WAVETECH STOCKHOLDERS AND STOCKHOLDERS OF THE REORGANIZED PARENT

         At the Effective Time, Interim will be merged into Imagitel which will, as a result thereof, become a wholly owned subsidiary of Reorganized Parent. With the exception of a corporate name change from "Wavetech International, Inc." to "Imagitel, Inc.", the Articles of Incorporation and Bylaws of the Reorganized Parent will be the same as those currently in effect with respect to

Wavetech. As such, the rights of Wavetech stockholders as provided by applicable state laws and the Reorganized Parent's Articles of Incorporation and By-laws will be virtually unchanged as a result of the Merger.

DISSENTERS RIGHTS OF APPRAISAL

         Wavetech stockholders have no right under Nevada law to dissent from either the Reorganization Agreement and the Merger, or to dissent from the issuance of the Merger Shares in connection therewith. Wavetech stockholders are being asked to approve the issuance of shares pursuant to the Merger. While Imagitel stockholders have dissenters rights of appraisal under Nevada law, it is a condition to the obligations of Wavetech and Interim to consummate the Merger that none of the shareholders of Imagitel shall have exercised such rights.

CERTAIN MATERIAL CONTRACTS OR TRANSACTIONS

         On February 9, 1998, Wavetech executed a loan agreement with Imagitel, pursuant to which Wavetech may borrow up to $450,000 for working capital purposes. Outstanding balances under such loan accrue interest at a rate of 12% per annum and all unpaid principal plus interest accrued thereon is payable on or before June 30, 1998. The loan is secured by all of the assets of Wavetech and its wholly-owned subsidiary, Interpretel, Inc.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         All of the then outstanding options held by directors and employees of Wavetech shall be fully exercisable as of the Effective Time for a period of 10 years thereafter, even if such options were not exercisable immediately prior to the Effective Time. Assuming solely for purposes of demonstration that the Effective Time is on or about May 15, 1998, it is anticipated that options to purchase an aggregate of 1,920,000 shares of Wavetech Common Stock will be fully exercisable, of which approximately 470,000 would not otherwise be exercisable at such time.

         Except for Lydia Montoya, Chief Financial Officer of Wavetech, at the Effective Time, the employment of all of Wavetech's employees shall immediately terminate, although the management of the Reorganized Parent may thereafter seek to employ some or all of such persons on terms to be negotiated at such time, in its sole discretion. Ms. Montoya's employment shall continue after the Effective Time pursuant to the terms and conditions of her current employment agreement, which is terminable upon 3 months prior written notice.

REGULATORY MATTERS

         Federal laws and regulations promulgated by the FCC apply to interstate calls, while state regulatory authorities have jurisdiction over telecommunications involving intrastate calls. A provider of telecommunications services must be certified by such agencies prior to providing such services in their respective jurisdictions.

         The FCC and various state public service and utilities commissions typically impose obligations on certified carriers to file tariffs and to otherwise comply with existing laws and regulations. While there are no existing FCC regulations specifically regarding the marketing of calling card or calling services, such regulations may be promulgated in the future and may accordingly have an impact on the new entity's business practices.

         Wavetech has made all filings with the FCC necessary to allow it to provide interstate and international long distance service. In order to provide intrastate long distance service, Wavetech is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. Wavetech has not yet made any filings or taken any actions to become certified or tariffed to provide intrastate card services to customers throughout the United States. To date, Wavetech has not been denied any interstate or international licenses or tariffs for which it has applied.

         In addition to laws relating to telecommunications services, federal and state laws prohibiting false and deceptive advertising govern the marketing of all products and services. Such laws and regulations are enforced either by a particular agency, such as in the case of federal law, the Federal Trade Commission, or by individual state attorneys general.

         In conducting various aspects of its business, the new entity will be subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and will also be subject to the electronic funds transfer regulations embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). Given the expansion of the electronic commerce market, the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could directly regulate the new entity's business and industry and could have a material adverse affect on the new entity's business, operating results and financial condition.

         The FCC and certain states may require regulatory notice or approval of the Merger and certain actions to be taken in connection therewith. In particular, Imagitel will be required to file with certain state regulatory agencies a notice or application for approval of the Merger. There can be no assurances that all the necessary regulatory approvals will be requested or received prior to the closing of the Merger.

VOTING REQUIREMENTS

         Each holder of Wavetech Common Stock is entitled to one vote per share held. The holders of a majority of the shares of the Wavetech Common Stock issued and outstanding constitutes a quorum. The affirmative vote of holders of a majority of the outstanding shares of Wavetech Common Stock entitled to vote which are present in person or by proxy at the Annual Meeting is required for approval of the Proposal, provided that the number of shares present in person or by proxy constitutes a quorum. In the event that a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the meeting present in person or by proxy shall have power to adjourn the Annual Meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors will be voted for approval of the Proposal. Stockholders are not entitled to cumulate votes.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial information is based upon the historical consolidated financial statements of Wavetech International, Inc. and Imagitel, Inc. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Merger as a purchase. The purchase price was calculated based on the market value of $0.43 per share of Wavetech Common Stock. The market value is based on the average of the Wavetech Common Stock for three days beginning the day before the Merger was announced and ending the day following the Merger announcement. The purchase also requires Imagitel shareholders to receive 365 shares of Wavetech Common Stock, based on the Conversion Ratio set forth in the Reorganization Agreement, for each share of Imagitel Common Stock issued and outstanding at the Effective Time. The Conversion Ratio shall be increased or decreased based upon the positive working capital or a working capital deficit of Wavetech or Imagitel as of the month end immediately prior to the Effective Time.

         The unaudited pro forma combined financial information also reflect the proposed one-for-six reverse stock split of the issued and outstanding shares of Common Stock.

        UNAUDITED COMBINED PRO FORMA BALANCE SHEET FOR NOVEMBER 30, 1997 WAVETECH, INC. AND SUBSIDIARIES AND RRV ENTERPRISES INC. & D.D.D. CALLING, INC.

                                                        RRV
                                                    Enterprises,
     ASSETS                                         Inc. & D.D.D.
                                    Wavetech, Inc.  Calling, Inc.   Pro Forma      Pro Forma
                                     Historical      Historical    Adjustments     Combined
                                     ----------      ----------    -----------     --------
Current assets:
 Cash and cash equivalents          $   64,364       $1,205,503                   $1,269,867
 Restricted cash                                        100,000                      100,000
 Accounts receivable                    29,672        1,328,529                    1,358,201
 Due from affiliate                                      91,141                       91,141
 License fee receivable                150,000                                       150,000
 Prepaid expenses and other assets       8,917           73,925                       82,842
                                    ----------       ----------                   ----------
     Total current assets              252,953        2,799,098                    3,052,051

Property and equipment, net            371,983          271,480      102,000  (1)    745,463

Other assets:
 Investment in Switch Telecomm
  Pty Ltd                            2,316,165                                     2,316,165
 License fee receivable                150,000                                       150,000
 Intangibles, net                       28,472                                        28,472
 Goodwill                                                          2,631,103 (1)   2,631,103
 Deferred tax benefit                                                755,000 (1)     755,000
 Deposits and other assets              35,633           48,900                       84,533
                                    ----------       ----------                   ----------
     Total other assets              2,530,270           48,900                    5,965,273
                                    ----------       ----------                   ----------
     Total assets                   $3,155,206       $3,119,478                   $9,762,787
                                    ==========       ==========                   ==========

                   UNAUDITED COMBINED PRO FORMA BALANCE SHEET
                       FOR NOVEMBER 30, 1997 -- CONTINUED
 WAVETECH, INC. AND SUBSIDIARIES AND RRV ENTERPRISES INC. & D.D.D. CALLING, INC.

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses  $  388,689  $2,387,233                   $2,775,922
 Accrued interest payable                    2,529       2,529
 Unearned revenue                          150,000     150,000
 Notes payable, current portion             63,000      63,000
 Capital leases payable, current            56,119      56,119
  portion
                                        ----------  ----------                   ----------
     Total current liabilities             660,337   2,387,233                    3,047,570

Noncurrent liabilities:

 Notes payable                             284,500     284,500
 Capital leases payable                     45,641      45,641
 Unearned revenue - license fee            150,000     150,000
                                        ----------  ----------                   ----------
     Total liabilities                     855,978   2,671,733                    3,527,711

Stockholders' equity:
   Common stock, par value
   $.001 per share; 50,000,000 shares
   authorized, 15,141,364 shares
   issued and outstanding.  Imagitel
   common stock, no par value;
   1,000,000 shares authorized, 200,000
   shares issued and outstanding            15,141       2,000       (2,000) (1)
                                                                     12,167  (1)
                                                                      1,062  (2)
                                                                    (13,502) )1)     14,868
Additional paid in capital               7,428,089                  369,934  (1)
                                                                     (1,062) (2)
                                                                     13,502  (1)  7,810,463
Accumulated deficit                     (5,144,002)    445,745    5,144,002  (1)
                                                                 (2,036,000) (1) (1,590,255)
                                       -----------  ----------                   ----------
   Total stockholders' equity            2,299,228     447,745                    6,235,076
                                       -----------  ----------                   ----------
   Total liabilities and stockholders' $ 3,155,206  $3,119,478                   $9,762,787
                                       ===========  ==========                   ==========

See accompanying notes to unaudited pro forma combined financial information.

 WAVETECH, INC. AND SUBSIDIARIES AND RRV ENTERPRISES INC. & D.D.D. CALLING, INC.
               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                   FOR THE TWELVE MONTHS ENDED AUGUST 31, 1997

                                                             RRV
                                                         Enterprises,
                                                            Inc. &
                                                            D.D.D.
                                         Wavetech, Inc   Calling, Inc.   Pro Forma    Pro Forma
                                          Historical      Historical    Adjustments   Combined
                                          ----------      ----------    -----------   --------
Revenues:                                 $   865,571    $31,273,873                 $32,139,444

Cost of sales:
 Direct costs                                 679,930     14,687,961                  15,367,891
                                          -----------    -----------                 -----------

Gross profit                                  185,641     16,585,912                  16,771,553

Other costs
 Development and administrative expenses    1,796,533     14,789,902     526,000 (4)  17,112,435
                                          -----------    -----------                 -----------
Operating profit (loss) before other
income (expenses)                          (1,610,892)     1,796,010                    (340,882)

Other income (expense)
 Interest income                                8,500                                      8,500
 Interest expense                             (26,893)      (616,745)                   (643,638)
                                          -----------    -----------                 -----------
 Total other income (expense)                 (18,393)      (616,745)                   (635,138)
                                          -----------    -----------                 -----------

Earnings (loss) before taxes               (1,629,285)     1,179,265                    (976,020)

Benefit from income taxes                                               (390,408)(4)    (390,408)
                                          -----------    -----------                 -----------

Net earnings (loss)                       $(1,629,285)   $ 1,179,265                 $  (585,612)
                                           ==========    ===========                 ===========

Earnings (loss) per common share          $     (0.68)   $      5.90                 $     (0.04)
                                          ===========    ===========                 ===========
Weighted average number of
 Shares outstanding                         2,409,195        200,000                  14,575,862
                                          ===========    ===========                 ===========

See accompanying notes to unaudited pro forma combined financial information.

 WAVETECH, INC. AND SUBSIDIARIES AND RRV ENTERPRISES INC. & D.D.D. CALLING, INC.
               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                  FOR THE THREE MONTHS ENDED NOVEMBER 30, 1997

                                                             RRV
                                                         Enterprises,
                                                            Inc. &
                                                            D.D.D.
                                         Wavetech, Inc   Calling, Inc.   Pro Forma    Pro Forma
                                          Historical      Historical    Adjustments   Combined
                                          ----------      ----------    -----------   --------
Revenues:                               $   51,030       $11,891,149                 $11,942,179

Cost of sales:
   Direct costs                             52,570         6,115,828                   6,168,398
                                        ----------       -----------                 -----------

Gross profit (loss)                         (1,540)        5,775,321                   5,773,781

Other costs
 Development and administrative expenses   247,995         4,662,249     132,000(4)    5,042,244
                                        ----------       -----------                 -----------
Operating profit (loss) before other
income (expenses)                         (249,535)        1,113,072                     731,537

Other income (expense)
 Interest income                                 2                                             2
 Interest expense                          (12,811)         (247,989)                   (260,800)
                                        ----------       -----------                 -----------

   Total other income (expense)            (12,809)         (247,989)                   (260,798)
                                        ----------       -----------                 -----------
Earnings (loss) before taxes              (262,344)          865,083                     470,739

Provision for income taxes                                               188,296(4)      188,296
                                        ----------       -----------                 -----------

Net earnings (loss)                     $ (262,344)      $   865,083                 $   282,443
                                        ==========       ===========                 ===========

Earnings (loss) per common share        $    (0.10)      $      4.33                 $      0.02
                                        ==========       ===========                 ===========
Weighted average number of
   shares outstanding                    2,518,778           200,000                  14,685,445
                                        ==========       ===========                 ===========

See accompanying notes to unaudited pro forma combined financial information.

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The following table sets forth the determination and preliminary allocation of the estimated purchase price based on a market value of $0.43 per share of Wavetech, Inc. common stock for three days beginning the day before the Merger was announced and ending the day following the Merger announcement

     Merger exchange of shares (16,203,095 pre-split,
     2,700,516 post-split shares of Wavetech
     common stock at $0.43 per pre-split share).                $6,967,331

     Estimated transaction costs                                   856,000
                                                                ----------
     Estimated purchase price                                    7,823,331
                                                                ==========

     The preliminary allocation of the estimated purchase price is as follows:

     Current assets                                             $  252,953
     Property, plant and equipment                                 473,983
     Investment in Switch Telecomm. Pty Ltd                      2,316,165
     Other assets                                                  969,105
     Current liabilities                                          (660,337)
     Capital lease obligations                                     (45,641)
     Other noncurrent liabilities                                 (150,000)
     Goodwill                                                    2,631,103
     In process research and development costs                   2,036,000
                                                                ----------
                                                                $7,823,331
                                                                ==========

(1) To record the Merger of Wavetech International, Inc. and Imagitel, Inc. based on a purchase price of $0.43 per outstanding common share of Wavetech and a conversion ratio of 365 shares of Wavetech for each outstanding share of Imagitel (200,000 outstanding shares). The merger has been accounted for using purchase accounting as a reverse acquisition (purchase of Wavetech International, Inc. by Imagitel, Inc.)

(2)  Adjustment related to stock issued subsequent to November 30, 1997.

(3)  To record the one-for-six reverse stock split.

(4) To record goodwill amortization and to tax effect income (loss) at a combined federal and state rate of 40%. The allocation of the purchase price to in-process research and development has been excluded from the pro forma statement of income as the expense, to be recognized on the first day of the period following the Merger, is anticipated to be a non-recurring item.

                        DIRECTORS, DIRECTOR NOMINEES AND
                        EXECUTIVE OFFICERS OF THE COMPANY

         All directors hold office until the next annual meeting of stockholders of the Company and thereafter until their successors are chosen and qualified. All officers hold office at the selection and choice of the Board of Directors of the Company.

DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

         The directors, director-nominees and executive officers of the Company are as follows:

    Name                 Age            Position Held With Company
    ----                 ---            --------------------------

Terence E. Belsham       61    Chairman of the Company's Board of Directors

Gerald I. Quinn          53    President, Chief Executive Officer, and Director

Lydia M. Montoya         44    Chief Financial Officer

Richard P. Freeman       41    Vice President, Investor Relations and Product
                               Development, Secretary and Director

Terrence H. Pocock       65    Director

John P. Clements         48    Director

IMAGITEL DESIGNEES

James B. Gambrell IV     38    Director-Nominee

Richard Hartman          52    Director-Nominee

Robert C. Hawk           58    Director-Nominee

Steven B. Jaffe          42    Director-Nominee

I.   WAVETECH NOMINEES

         The persons named below have been nominated to be elected as members of the Board of Directors of Wavetech only if the issuance of the Merger Shares pursuant to the Reorganization Agreement and Plan of Merger are NOT approved by the Stockholders. In addition, certain persons who currently serve as executive officers of Wavetech are identified below.

         TERENCE E. BELSHAM was a co-founder of Interpretel, a wholly owned subsidiary of Wavetech. Since it was founded in 1992 until May 1996, Mr. Belsham was the President and CEO of Interpretel. Mr. Belsham has also served as the Company's Chairman of the Board since March 1995. From 1989 until 1992, Mr. Belsham was President of Intran Systems, Inc., an electronics manufacturing Company. From 1983 to 1989, Mr. Belsham owned Sinclair Associates, a real estate marketing and management firm. From 1965 to 1983, Mr. Belsham was President and owner of Lackie Manufacturing Company, Ltd., a jewelry manufacturing company in Canada. Mr. Belsham graduated from the business school of the University of Western Ontario. Mr. Belsham has been active in Rotary International, the Canadian Jeweler's Association and the 24 Karat Club. At the Effective Time, Mr. Belsham shall cease to be a director of the Reorganized Parent.

         GERALD I. QUINN has been the President of Interpretel (Canada) Inc., a subsidiary of the Company, since 1995. In May 1996, Mr. Quinn became the President, Chief Executive Officer and a Director of the Company. From 1986 to 1994, Mr. Quinn was Vice President of University Affairs and Development at the University of Guelph, which is one of Canada's leading teaching and research universities. While at the University of Guelph, Mr. Quinn's responsibilities included marketing, image development, constituent relations and media relations, including systems development, telemarketing and the development of affinity programs. From 1975 until 1986, Mr. Quinn held many senior administrative positions with Canada's largest college of applied arts and technology, including positions relating to the development and commercialization of technology and multimedia based interactive learning programs. Since 1984, Mr. Quinn has served as a consultant to Cableshare Interactive Technology, Inc., a Canadian TSE listed public company that operates in the interactive television industry. Mr. Quinn has been a director of
Cableshare   since  1993  and  chairs  its  board   committee   on  mergers  and
acquisitions. Mr. Quinn is active in numerous civic and professional organizations and has been recognized for his work in marketing, sales, promotion and public relations by various trade organizations. Mr. Quinn has two arts degrees with majors in English, Economics and Political Science. Mr.
Quinn's sister is married to Terrence H. Pocock. At the Effective Time, Mr. Quinn shall cease to be an officer or director of the Reorganized Parent.

         LYDIA M. MONTOYA joined the Company in September 1996 as its Chief Financial Officer. From May 1994 until September 1996, Ms. Montoya was self-employed as a Certified Public Accountant. Ms. Montoya was Controller of Ugly Duckling Corporation, a publicly traded company ("Ugly Duckling") from November 1992 to May 1994. Ugly Duckling is an operator of nine used car dealerships which also finance and service retail installment contracts generated from the sale of used cars by its dealerships. From July 1987 to October 1992, Ms. Montoya was Director of Partnership Accounting for Verde Investments, Inc., a real estate development company that constructed, operated and sold over 5,000 apartment units. Ms. Montoya began her career with Coopers & Lybrand. Ms. Montoya has a B.S. in Accounting from the University of Arizona and a B.S. in Sociology from Arizona State University. At the Effective Time, Ms. Montoya shall continue to serve as Chief Financial Officer of the Reorganized Parent.

         RICHARD P. FREEMAN was a co-founder of Interpretel and has served as Interpretel's Vice President since 1993 and as a Director of the Company since March 1995. Prior to joining Interpretel, Mr. Freeman was a principal in several entrepreneurial companies located in Arizona, which were primarily involved in the tourism and travel industries. Those companies included Desert Divers, a scuba retail and boat charter company, and Vacation, Etc., a tour and travel company which focused on corporate, leisure and adventure travel, wholesale tour operations and escorted senior travel. Mr. Freeman has also served as a consultant to several travel-related organizations, including the Business Radio Network, a national network. Mr. Freeman holds a Bachelor of Arts degree from the University of Arizona and is active in various civic and community organizations. At the Effective Time, Mr. Freeman shall cease to be an officer or director of the Reorganized Parent.

         TERRENCE H. POCOCK has been a Director the Company since March 1997. Mr. Pocock is the Vice Chairman of Cableshare Interactive Technology, Inc., a Canadian public company he founded in 1973 that operates in the interactive television industry. Currently, Mr. Pocock is involved in technology oversight for the board of directors at Cableshare. From its inception in 1973 until 1992, Mr. Pocock was the CEO of Cableshare. While at Cableshare, Mr. Pocock was involved in product development and was responsible for obtaining several patents on interactive television technology. Mr. Pocock holds B.A., B Comm. And MBA degrees from various Canadian universities and is a graduate of the Canadian Royal Military College. Mr. Pocock is married to the sister of Gerald I. Quinn. At the Effective Time, Mr. Pocock shall cease to be a director of the Reorganized Parent.

         JOHN P. CLEMENTS has been a Director of the Company since February 1998. Mr. Clements is currently Vice President of Lovitt & Touche, an insurance brokerage firm in Tucson, Arizona. The firm sells and services a variety of industries, with a specialty in real estate. Prior to joining Lovitt & Touche in 1989, Mr. Clements was Chief Operating Officer for Ashland Equities Company in Tucson where he directed development of shopping centers and formed land investment partnerships. Mr. Clements is also a Certified Public Accountant. For the first 14 years of his career he was with Coopers & Lybrand accounting firm, where he started in a staff position and moved up to become a General Practice Partner in charge of Audit Practice for the Tucson office, specializing in real estate and healthcare. At the Effective Time, Mr. Clements will cease to be a director of the Company.

II.  IMAGITEL DESIGNEES

         The following persons have been designated by Imagitel to serve as all of the directors of the Reorganized Parent at the Effective Time. A vote for the approval of the issuance of the Merger Shares pursuant to the Reorganization Agreement and Plan of Merger will also be deemed a vote for each of the following persons to be elected as a director of the Reorganized Parent. In addition, certain persons who will serve as executive officers of the Reorganized Parent.

         JAMES B. GAMBRELL IV has been designated to serve as a director of the Reorganized Parent. In addition, if the Reorganization Agreement is approved by the Stockholders, Mr. Gambrell shall commence service as President, Chief Executive Officer and a director of the Reorganized Parent at the Effective Time. Mr. Gambrell has served as President and Chief Executive Officer of Imagitel since March 1997, and as its Chief Financial Officer from 1996 to 1997. From 1986 to 1996, Mr. Gambrell served as President of Waterford Investments, an investment and corporate advisory firm. Mr. Gambrell holds a B.S. in Business from the State University of New York, an Executive MBA from Baylor University and a Jonah Certificate from the Goldratt Institute of New Haven.

         RICHARD HARTMAN has been designated to serve as a director of the Reorganized Parent. If the Reorganization Agreement is approved by the
Stockholders, Mr. Hartman shall commence service as a director of the Reorganized Parent at the Effective Time. Mr. Hartman has served as Senior Vice President and President - North American Division of ITT Sheraton Corporation ("Sheraton"), a publicly traded international hotel operating company, from 1992 until March 1998. Prior thereto, Mr. Hartman, served in various other managerial positions with Sheraton, including Senior Vice President, Director of Operations
- North America Division and Vice President, Director of Operations - Asia Pacific Division, among others, since joining Sheraton in 1968. Mr. Hartman was educated in Seattle, Washington, Geneva, Switzerland and Hawaii and is a graduate of the University of Hawaii School of Travel Industry Management.

         ROBERT C. HAWK has been designated to serve as a director of the Reorganized Parent. If the Reorganization Agreement is approved by the Stockholders, Mr. Hawk shall commence service as a director of the Parent at the Effective Time. Mr. Hawk is currently President of Hawk Communications, a telecommunications consulting company. From May 1996 until his retirement in April 1997, Mr. Hawk was President and Chief Executive Officer of US West Multimedia Communications, Inc. ("US West"), during which time he was responsible for its cable, data and telephony communications businesses. Prior thereto, Mr. Hawk served as President of the Carrier and Information Provider division of U.S. West from 1990 until May 1996. Prior to joining U.S. West, Mr. Hawk served in various positions with other telecommunications and technology companies, such as Mountain Bell, CXC and AT&T. Mr. Hawk is also a member of the Boards of Directors of Regis University, the Urban League of Metropolitan Denver, PairGain Technologies, Premisys Communications, Xylan Corp., Concord Communications and Radcom. All are publicly traded. Mr. Hawk received a Bachelor of Business Administration from the University of Iowa and an MBA from the University of San Francisco.

         STEVEN B. JAFFE has been designated to serve as a director of the Reorganized Parent. If the Reorganization Agreement is approved by the Stockholders, Mr. Jaffe shall commence service as a director of the Reorganized Parent at the Effective Time. Mr. Jaffe currently serves as Chief Executive Officer, President and Chairman of the Board of Directors of Receivables Funding Corporation ("RFC"), a telecommunications specialty finance company. RFC provides receivable financing to Imagitel. Prior to joining RFC in March 1996, Mr. Jaffe served as vice president of Enron Capital & Trade Resources, a marketer of natural gas, gas liquids and electric power, since November 1992. Mr. Jaffe received a bachelor's degree in communications from McGill University and an MBA from Northeastern University.

COMMITTEES OF THE BOARD OF DIRECTORS

         AUDIT COMMITTEE. The Board of Directors has established an audit Committee (the "Audit Committee"), which consists of Messrs. Pocock and Clements. Upon approval of the Reorganization Proposal by the Stockholders and consummation of the Merger, the Audit Committee will consist of members of the Board of Directors to be appointed at the Effective Time. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors.

         COMPENSATION COMMITTEE. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of Messrs. Quinn and Freeman. Upon approval of the Reorganization Agreement by the Stockholders and consummation of the Merger, the Compensation Committee will consist of members of the Board of Directors to be appointed at the Effective Time. The Compensation Committee will oversee the design and implementation of all executive compensation, stock options, bonus plans, retirement plans and other compensation related issues which the Board of Directors deems, from time to time, appropriate for consideration.

         There are no other committees of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended August 31, 1997, the Company's Board of Directors held twelve (12) meetings and acted approximately seven (7) times by unanimous written consent in lieu of a meeting. All of the Company's directors attended at least 75% of all meetings of the Board of Directors and any committees thereof on which he served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes all compensation paid to the Company's Chief Executive Officer (the "Named Executive Officer"), for services rendered in all capacities to the Company during each of the fiscal years ended August 31, 1997, 1996 and 1995. None of the Company's other employees received in excess of $100,000 in compensation during the last completed fiscal year.

                                                                       Long Term
                                                                   Compensation Awards
                                      Annual Compensation        ------------------------
                            ------------------------------------ Restricted   Securities
    Name And        Fiscal                Bonus     Other Annual   Stock     Underlying
Principal Position   Year   Salary ($)  Awards ($)  Compensation  Awards ($)   Options (#)
------------------   ----   ----------  ----------  ------------ ----------   -----------
Gerald I. Quinn      1997   $85,000(1)   $ -0-        $ -0-            -0-     800,000(2)
 President/CEO       1996   $85,000        -0-          -0-       $203,637     500,000
                     1995   $58,000        -0-          -0-            -0-     300,000

----------
(1) Includes the fair market value of 8,853 shares of Common Stock, which Mr. Quinn elected to receive as deferred shares pursuant to the Company's 1997 Stock Incentive Plan in lieu of a portion of his annual base salary for services rendered. The aggregate fair market value of these shares at the expiration of the applicable deferral periods equaled $34,163.
(2) Effective January 31, 1997, the exercise price with respect to an aggregate of 800,000 options to purchase Common Stock previously granted to Mr. Quinn was amended in connection with the cancellation of such previously outstanding options in exchange for a new grant of an equal number of options under the Company's 1997 Stock Incentive Plan. The exercise price of the new options is equal to the fair market value of the Company's Common Stock on the date of grant. All of such options were deemed fully vested as of the date of grant. See "Compensation Committee Report on Repricing."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTIONS VALUE AS OF AUGUST 31, 1997

         The following table sets forth certain information concerning each exercise of stock options during the year ended August 31, 1997 by the Named Executive Officer and the aggregated fiscal year-end value of the unexercised options of such Named Executive Officer.

                                                        Number of Shares
                                                     Underlying Unexercised          Value of Unexercised
                                                           Options At                In-The-Money Options
                                                      Fiscal Year End (#)            At Fiscal Year End ($)
                  Shares Acquired    Value       ----------------------------    ----------------------------
Name              On Exercise (#)  Realized ($)  Exercisable    Unexercisable    Exercisable    Unexercisable
----              ---------------  ------------  -----------    -------------    -----------    -------------
Gerald I. Quinn       -0-             $ 0          800,000           -0-              $ 0            $ 0

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made to the Named Executive Officer during the last completed fiscal year.
                    Number of
                     Shares     Percent of Total
                   Underlying    Options Granted
                    Options     To Employees In     Exercise      Expiration
Name               Granted (#)    Fiscal Year     Price ($/Sh)       Date
----               -----------    -----------     ------------       ----
Gerald I. Quinn     800,000(1)        45%            $0.66         May 2006
----------
(1) In January of 1997, the public trading price of the Company's Common Stock had decreased significantly from the date these options were granted. In addition, the Company's Board of Directors approved the Company's 1997 Stock Incentive Plan. The Company's Board of Directors determined that these options were no longer providing appropriate incentives to the officers of the Company due to the significant decrease in market price of the Company's Common Stock. Accordingly, in January of 1997, the Company agreed to cancel these options and issue an equal number of options under the 1997 Stock Incentive Plan to these officers at an exercise price per share equal to the closing bid price of the Company's Common Stock on the date of grant. See "Compensation Committee Report on Repricing."

COMPENSATION OF DIRECTORS

         All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. Directors who are employees of the Company do not receive compensation for service on the Board, other than their compensation as employees.

         In March 1997, the Company adopted the 1997 Stock Incentive Plan (the "Plan"). Under the Plan, members of the Board of Directors of the Company, who are not employees of the Company or its subsidiaries, are automatically granted an option to purchase 10,000 shares of the Company's Common Stock upon their initial election to the Board and thereafter receive an annual grant of an additional 10,000 options. Since adopting the Plan, the Board of Directors determined that it was appropriate to provide additional compensation to its non-employee directors. Based upon such determination, the Company's two non-employee directors were granted the following options: an additional grant of 20,000 options was made to John P. Clements and an additional grant of 40,000 options was made to Mr. Terrence H. Pocock.

         In addition, the Board of Directors has adopted a policy to provide additional compensation to those directors who agree to serve as members of the Audit Committee. Pursuant to this policy, each of Messrs. Pocock and Clements were granted options to purchase 20,000 shares of the Company's Common Stock pursuant to the Plan. Such grants are in addition to any compensation which such directors receive in consideration of their service to the Company.

         All of the options granted pursuant to the Plan vest one year from the respective date of grant and terminate upon the earlier of 10 years from the date of grant or 24 months after the Director ceases to be a member of the Board.

         The parties to the Reorganization Agreement intend to grant to the members of its Board of Directors options to purchase up to an aggregate of 3,000 shares of the Common Stock of Reorganized Parent at an exercise price of $135.36 per share (after giving effect to the Reverse Split). Of such options, 885 will be granted to Robert Hawk. All of such options will be granted on or after the Effective Time and are not considered in the Conversion Ratio.

EMPLOYMENT CONTRACTS

         In May 1996, the Board of Directors approved a two-year employment agreement with Gerald I. Quinn for services as President and Chief Executive Officer. The agreement requires Mr. Quinn to devote his full time to the Company and provides for a base salary of $85,000 annually. Mr. Quinn is also entitled to receive any fringe benefits generally extended to the employees of the Company, including medical, disability and life insurance. Mr. Quinn also has the right to receive certain sales commissions from the Company under his agreement.

         In June 1996, the Board of Directors approved a one-year employment agreement with Richard P. Freeman for services as Vice President. The agreement provides for a base salary of $72,000 per year. The agreement requires Richard
P. Freeman to devote his full time to the Company. In June 1997, Mr. Freeman's contract was renewed under the same terms.

         After their initial terms, each of the above-described agreements continue at will, terminable with/on ninety days written notice by either party to the other. The agreements terminate upon the occurrence of any of the following events: (i) if the employee voluntarily terminates; (ii) if the employee dies; (iii) if the employee is unable to properly discharge his obligations under his employment agreement due to illness, disability or accident for three consecutive months or for a period aggregating six months in any continuous twelve months; (iv) if the employee is convicted of a crime of moral turpitude by a court of competent jurisdiction; (v) if the employee is convicted of a felony, except to the extent that the charge arises from an act taken at the board's direction; or (vi) if the employee is grossly negligent or guilty of willful misconduct in connection with the performance of his duties, which negligence or misconduct, if curable, is not cured within fifteen days of a notice of cure by the Board or the Chairman of the Board. Each of the above-described agreements provides that the employee shall not compete with the Company during the term of the agreement and for a period of one year thereafter.

         In the event of any Corporate Transaction or Change of Control of the Company (each as defined in the Plan), the Common Stock at the time subject to each outstanding option, but not otherwise vested, shall automatically vest in full, so that each such option shall, immediately prior to the effective date of such Corporate Transaction or Change of Control, become fully exercisable for all of the Common Shares at the time subject to the option, and may be exercised for all or any portion of those shares as fully vested Common Stock. Pursuant to these provisions, all options held by Messrs. Quinn and Freeman which are unvested immediately prior to the Effective Time shall become fully vested and immediately exercisable at the Effective Time. See "Interest of Certain Persons in the Merger."

COMPENSATION COMMITTEE REPORT ON REPRICING

         In January 31, 1997, the Board, on the recommendation of the Compensation Committee, canceled an aggregate of 800,000 options previously granted to Gerald I. Quinn, President and CEO. Under a May 21, 1996 Services Agreement, Quinn was granted options on 500,000 shares of Wavetech Common Stock with an exercise price of $1.75 a share and, from a former agreement, options on 300,000 shares of Wavetech Common Stock at an exercise price of $1.3875 per share. On the same date, January 31, 1997, Mr. Quinn was granted a new option pursuant to the Plan of 800,000 shares of Wavetech Common Stock at an exercise price of $0.66 per share. Mr. Quinn's prior options were not within the Plan of the Company, and as such, did not enable him to take advantage of certain favorable tax provisions, and in addition, had an exercise price which the Board believed did not provide an appropriate incentive to Mr. Quinn. The Board of Directors determined, with Mr. Quinn abstaining, that Mr. Quinn as President and CEO needed to have a reasonable incentive to make Wavetech a financially viable operation for the benefit of the shareholders. Mr. Quinn was not a significant shareholder and was not being paid a large salary. Consequently, the Board felt the change in the option plan for Raftery:. Quinn was appropriate.

CHANGE IN CONTROL ARRANGEMENTS

         Pursuant to the Company's 1997 Stock Incentive Plan, the Board of Directors has the authority to provide, as to any options granted thereunder and outstanding at the time of a Corporate Transaction or Change of Control which have not otherwise vested, that such options shall automatically vest and become exercisable in full. In addition, the Non-Employee Director Automatic Grant

Program of the Plan provides that all options granted pursuant to such program automatically vest upon a Corporation Transaction of Change of Control. As a result of such provisions, options to purchase an aggregate of approximately 1,900,000 (316,667 after giving effect to the Reverse Split) shares of Common Stock will become fully vested and exercisable (including 120,000 (20,000 after giving effect to the Reverse Split) options granted to the Company's non-employee directors) at the Effective Time of the Merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 21, 1997, the Company granted a warrant to Switch Telecommunications Pty Ltd. to purchase up to 2,000,000 shares of the Company's Common Stock at a price of $1.50 per share, in exchange for consideration of $2,000,000. The Company also licensed Switch to use certain Company technology in Australia and various other Asian countries.

         During the year ended August 31, 1997, the Company became indebted to Messrs. Quinn and Freeman, each of which is an officer and director of the Company. The Company became indebted to Mr. Gerald I. Quinn, the Chief Executive Officer, for $109,071 plus accrued interest of $7,685; and to Mr. Richard P. Freeman, Vice President, for $13,000 plus accrued interest of $585. The loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those available to the Company at the time in comparable transactions with unrelated third parties.

         On October 24, 1997,  the Company issued a 12%  convertible  promissory note in the original principal amount of $115,335 to Gerald I. Quinn, President and Chief Executive Officer. The note was issued in lieu of all then outstanding indebtedness of the Company to Mr. Quinn, and in consideration of the waiver by Mr. Quinn of certain defaults by the Company to repay such previously existing indebtedness according to its terms. On November 30, 1997, all of the unpaid principal plus accrued interest thereon then outstanding under the note was converted into an aggregate of 333,593 shares of the Company's restricted Common Stock.

         On October 24, 1997, the Company issued two 12% convertible promissory notes in the original principal amounts of $70,000 and $30,000, respectively, to the spouse and son of Terrence H. Pocock, a director of the Company. On November 30, 1997, all of the unpaid principal plus accrued interest thereon then outstanding under these notes was converted into an aggregate of 288,096 shares of the Company's restricted Common Stock. As additional consideration for such loans, the Company also issued warrants to purchase an aggregate of 20,000 shares of its Common Stock to the holders of the promissory notes. The warrants are exercisable until October 24, 1999 at a price of $0.46 per share.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

         In 1997, Messrs. Belsham, Freeman and Quinn each failed to file timely one report on Form 4 of a change in the exercise price of certain stock options granted in 1996 and Ms. Montoya failed to timely make one report on Form 4 of the grant of certain stock options. In addition, Mr. Pocock failed to timely file an initial statement of beneficial ownership on Form 3 and one report on Form 4 of the grant of certain stock options. All of the aforementioned untimely reports have since been filed with the Commission.

                              SECURITY OWNERSHIP OF
                  CERTAIN PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information, as of February 28, 1997, with respect to the number of shares of the Company's Common Stock beneficially owned by (i) the Company's directors, (ii) the Named Executive Officer, (iii) all directors and officers of the Company as a group and (iv) persons known to the Company to own 5% or more of the Company's outstanding Common Stock.
                                      Number of       Number of
                                     Shares Owned    Shares Owned
Name and Address of                 Before Reverse   after Reverse
Beneficial Owner (+)                    Split           Split        Percentage
--------------------                --------------   -------------   ----------
Terence E. Belsham                   1,187,876(1)     197,980(1)        7.2%

Richard P. Freeman                   1,195,192(2)     199,199(2)        7.3%

Gerald I. Quinn                      1,346,083(3)     224,348(3)        7.8%

Terrence H. Pocock                     298,096(4)      49,683(4)        1.8%

John P. Clements                           200(5)             0           *

Switch Telecommunications Pty Ltd.   3,544,110(6)     590,685(5)       19.5%
55 Mentmove Ave.
Rosebery, New South Wales  2018
Australia

ALL OFFICERS AND DIRECTORS AS A
GROUP (5 IN NUMBER)                  4,037,247(1)(2)(3)(4)             22.8%

----------
*    Less than 1%
+ Unless otherwise indicated, each holder has an address at c/o Wavetech International, Inc., 5210 E. Williams Circle, Suite 200, Tucson, Arizona 85711.
(1) Includes 200,000 (33,334 post-split) shares of Common Stock issuable in connection with options to purchase Common Stock. The options are exercisable at $0.81 ($4.86 post-split) per share and have fully vested.
(2) Includes 200,000 (33,334 post-split) shares of Common Stock issuable in connection with options to purchase Common Stock. The options are exercisable at $0.81 ($4.86 post-split) per share and have fully vested.
(3) Includes 800,000 (133,334 post-split) shares of Common Stock issuable in connection with options to purchase Common Stock. The options are exercisable at $0.66 ($3.96 post-split) per share and have fully vested.
(4) Includes 10,000 (1,667 post-split) shares of Common Stock issuable upon the exercise of options granted to a non-employee Board Member. The options are exercisable at $0.37 and have fully vested. At February 28, 1998, 10,000 (1,667 post-split) of the options are exercisable. Includes 288,096 (48,016 post-split) and warrants to purchase an aggregate of 20,000 (3,334 post-split) shares of Common Stock, all held by this holder's spouse and son, of which he expressly disclaims beneficial ownership.
(5)  All of these shares are held by Raftery:. Clements' sons.
(6) Includes a warrant to purchase 2,000,000 (333,334 post-split) shares of Common Stock at $1.50 ($9.00) per share.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Addison, Roberts & Ludwig, P.C., independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 31, 1998 if the Reorganization Agreement is not approved by the Stockholders or if the Merger is not consummated. Addison, Roberts & Ludwig, P.C. also served as the independent accountants for the Company's fiscal year ended August 31, 1997. Representatives of Addison, Roberts & Ludwig, P.C. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         It is anticipated that if the Reorganization Agreement is approved, the Board of Directors of the Reorganized Parent will seek to appoint independent public accountants other than Addison, Roberts & Ludwig, to audit the consolidated financial statements of the Reorganized Parent for the 1998 fiscal year.

                          MARKET PRICE AND DIVIDEND OF
                              WAVETECH COMMON STOCK

         The Wavetech Common Stock is quoted on the Nasdaq SmallCap Market. The high and low bid prices of the Wavetech Common Stock, as reported by the Nasdaq Stock Market, from September 1, 1995 through August 31, 1997 by fiscal quarters (i.e. 1st Quarter = September 1 through November 30) and for the fiscal quarter ended November 30, 1997, are as follows:

                   1st Quarter       2nd Quarter       3rd Quarter     4th Quarter
                 High      Low       High   Low       High     Low     High    Low
                 ----      ---       ----   ---       ----     ---     ----    ---
   1996
Common Stock   $ 2 1/16   $  3/4   $1 3/8   $3/4     $2 1/8   $  3/4   $  2   $ 3/4
   1997
Common Stock   $ 1 1/16   $17/32   $1 1/32  $1/4     $15/16   $11/32   $3/4   $5/16
   1998
Common Stock   $  19/32   $  3/8       N/A   N/A        N/A      N/A    N/A     N/A

         The bid and the asked price of the Wavetech Common Stock on February 28, 1998 were 3/8 and 13/32, respectively.

         As of February 28, 1998, the Company had 166 shareholders of record of its Common Stock.

         The Company has never declared a dividend and does not plan to declare a dividend of cash on Wavetech Common Stock in the future.

                                 OTHER BUSINESS

         The Company's Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting of the Stockholders other than those described above. If other business requiring a vote of Stockholders is properly presented at the meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

                              STOCKHOLDER PROPOSALS

         The Company welcomes comments or suggestions from its stockholders. If a stockholder desires to have a Proposal formally considered at the 1999 Annual Meeting of Stockholders, and evaluated by the Board for possible inclusion in the Proxy Statement for that meeting, the Proposal (which must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act) must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before December 31, 1998.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         Certain information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1997 Annual Report to shareholders (the "Wavetech Annual Report") is incorporated into this Proxy Statement by reference thereto. [A COPY OF THE WAVETECH 1997 ANNUAL REPORT IS BEING DELIVERED HEREWITH AND SHOULD BE CAREFULLY REVIEWED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT PRIOR TO MAKING A DECISION AS TO THE PROPOSALS PRESENTED HEREIN.]

         The following documents have been filed with the SEC by the Company and are hereby incorporated by reference into this Proxy Statement: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997 and (ii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1997. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement and prior to the date of the 1998 Annual Meeting shall be deemed to be incorporated herein by reference, and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

         The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1997. Such requests should be directed to: Attention:
Secretary, Wavetech International, Inc., 5210 E. Williams Circle, Suite 200, Tucson, Arizona 85711. In order to ensure timely delivery of the documents prior to the Wavetech 1998 Annual Meeting, any request should be made by April 15, 1998.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF
           Wavetech International, Inc. and its Subsidiaries
              for the Years Ended August 31, 1997 and 1996.
           Independent Auditor's Report                                     F-2
           Consolidated Balance Sheet as of August 31, 1997                 F-3
           Consolidated Statements of Operations for the Years Ended
              August 31, 1997 and 1996                                      F-4
           Consolidated Statements of Changes in Stockholders Equity
              For the Years Ended August 31, 1997 and 1996                  F-5
           Consolidated Statements of Cash Flows for the Years Ended
              August 31, 1997 and 1996                                      F-6
           Note to the Financial Statements                                 F-7

HISTORICAL CONSOLIDATED FINANCIAL
           Statements of Wavetech International, Inc. and its
              Subsidiaries for the Three Month Periods Ended
              November 30, 1997 and 1996.
           Condensed Consolidated Balance Sheets for November 30,
              1997  (Unaudited)  and August 31, 1997  (Audited)            F-19
           Condensed Consolidated Statements of Operations for the
              three month periods ended November 30, 1997 and 1996
              (unaudited)                                                  F-20
           Condenses  Consolidated  Statements of Cash Flows for the
              three month periods ended November 30, 1997 and 1996
              (Unaudited)                                                  F-21
           Notes to Condensed Consolidated Financial Statements
              (Unaudited)                                                  F-22

COMBINED FINANCIAL STATEMENTS OF IMAGITEL, INC.
         Report of Independent Accountants                                 F-23
         Consolidated Balance Sheet - December 31, 1997                    F-24
         Consolidated Statements of Operations and Retained
            Earnings - December 31, 1997 and from January 9, 1996
            to December 31, 1996                                           F-25
         Consolidated Statements of Cash Flows - December 31, 1997
            and from January 9, 1996 to December 31, 1996.                 F-26
         Notes to the Consolidated Financial Statements                    F-27

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
  Wavetech, Inc.

We have audited the accompanying consolidated balance sheet of Wavetech, Inc. and subsidiaries as of August 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended August 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wavetech, Inc. and subsidiaries as of August 31, 1997 and the results of its operations and its cash flows for the years ended August 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has incurred a significant loss from operations and has a deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Addison, Roberts & Ludwig, P.C.

December 4, 1997
Except for Note 15 as to which the date is March 31, 1998

                             CERTAIN FINANCIAL DATA

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 AUGUST 31, 1997

                                     ASSETS
                                                                   1997
                                                                   ----
Current assets:
  Cash and cash equivalents                                    $    13,329
  Accounts receivable, net of allowance of $527                     26,273
  License fee receivable                                           150,000
  Prepaid expenses and other assets                                  9,725
                                                               -----------
     Total current assets                                          199,327

Property and equipment, net                                        410,182

Noncurrent assets:
  Investment in Switch Telecommunications
   Pty Limited                                                   2,316,165
  License fee receivable                                           150,000
  Intangibles, net of amortization of $7,511                        29,489
  Deposits and other assets                                         35,633
                                                               -----------
     Total noncurrent assets                                     2,531,287
                                                               -----------
     Total assets                                              $ 3,140,796
                                                               ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                        $   395,222
  Accrued interest payable, noncurrent portion                       5,248
  Unearned revenue                                                 150,000
  Notes payable, current portion                                   172,071
  Capital leases payable, current portion                           56,119
                                                               -----------
     Total current liabilities                                     778,660

Noncurrent liabilities:
  Capital leases payable                                            53,892
  Unearned revenue-license fee                                     150,000
                                                               -----------
    Total liabilities                                              982,552

Commitments (Note 10) Stockholders' equity:
  Common stock, par value $ .001 per share;
    50,000,000 shares authorized, 15,076,807
    shares issued and outstanding                                   15,077
  Additional paid-in capital                                     7,024,823
  Accumulated deficit                                           (4,881,656)
                                                               -----------
     Total stockholders' equity                                  2,158,244
                                                               -----------
     Total liabilities and stockholders' equity                $ 3,140,796
                                                               ===========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                     1997            1996
                                                     ----            ----

Revenues                                         $   865,571      $    19,895
                                                 -----------      -----------
Expenses:
  Cost of sales                                      679,930              -0-
  Development                                            -0-          297,935
  General and administrative                       1,796,533        1,603,356

                                                 -----------      -----------
     Total expenses                                2,476,463        1,901,291
                                                 -----------      -----------
Net loss from operations                          (1,610,892)      (1,881,396)
Other income and expense:
  Interest income                                      8,500           32,777
  Interest expense                                   (26,893)         (11,585)
                                                 -----------      -----------
     Total other income and expense                  (18,393)          21,192
                                                 -----------      -----------
Net loss                                         $(1,629,285)     $(1,860,204)
                                                 ===========      ===========
Net loss per common share                        $      (.11)     $      (.17)
                                                 ===========      ===========
Weighted average number of
 shares outstanding                               14,455,167       11,200,401
                                                 ===========      ===========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                   Additional
                                         Common     Paid-in   Accumulated
                              Shares      Stock     Capital     Deficit          Total
                              ------      -----     -------     -------          -----
Balances, August 31, 1995    9,455,078   $ 9,455  $1,540,223  $(1,392,167)    $   157,511
Common stock issued          4,659,363     4,659   5,207,744                    5,212,403
Net loss                                                       (1,860,204)     (1,860,204)
                             ---------   -------  ----------  -----------     -----------
Balances, August 31, 1996   14,114,441    14,114   6,747,967   (3,252,371)      3,509,710
Common stock issued            962,366       963     276,856                      277,819
Net loss                                                       (1,629,285)     (1,629,285)
                             ---------   -------  ----------  -----------     -----------
Balances, August 31, 1997   15,076,807   $15,077  $7,024,823  $(4,881,656)    $ 2,158,244
                            ==========   =======  ==========  ===========     ===========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                          1997           1996
                                                          ----           ----
Cash flows from operating activities:
 Net loss                                             $(1,629,285)  $(1,860,204)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
 Depreciation and amortization                            211,876       136,902
 Common stock issued for services                         204,180       203,125
 Changes in assets and liabilities:
  (Increase) decrease in accounts receivable
    and other current assets                                1,108       (32,758)
  (Increase) decrease in license
    fee receivable                                        200,000      (500,000)
  (Increase) decrease in inventory deposit                241,037      (241,037)
  Increase (decrease) in accounts payable
    and accrued expenses                                  264,507      (104,339)
  Increase (decrease) in accrued interest
    payable                                                 5,248       (39,327)
  Increase (decrease) in unearned revenue                (499,985)      799,985
                                                      -----------   -----------
       Total adjustments                                  627,971       222,551
                                                      -----------   -----------
       Net cash used in operating activities           (1,001,314)   (1,637,653)
Cash flows from investing activities:
  Purchase of property and equipment                      (79,020)      (89,352)
  Increase in deposits and other assets                       -0-        (2,508)
  Advance on notes receivable                                 -0-       (45,282)
  Payment of notes receivable                              45,282           -0-
  Purchase of intangibles                                 (25,000)          -0-
                                                      -----------   -----------
       Net cash used in investing activities              (58,738)     (137,142)
 Cash flows from financing activities:
  Proceeds from payments on notes payable                 172,071      (324,600)
  Increase in capital lease payable                        53,783           -0-
  Payments on capital lease payable                       (29,961)      (22,023)
  Proceeds from common stock issued                           -0-     2,693,113
  Proceeds from sale of warrants                           20,000           -0-
                                                      -----------   -----------
       Net cash provided by financing activities          215,893     2,346,490
                                                      -----------   -----------
Net increase (decrease) in cash                          (844,159)      571,695
Cash and cash equivalents, beginning of year              857,488       285,793
                                                      -----------   -----------
Cash and cash equivalents, end of year                $    13,329   $   857,488
                                                      ===========   ===========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

         The consolidated financial statements include the accounts of Wavetech International, Inc. (the Company) and its wholly owned subsidiaries, Interpretel, Inc. (Interpretel), Interpretel (Canada) Inc., Telplex
International, Inc. and International Environmental Services Corporation (an inactive corporation). All material intercompany balances and transactions have been eliminated. As of August 31, 1997, and for the previous three years, the Company had no operations other than its investment in Interpretel which was made on March 8, 1995. On March 10, 1995, Interpretel (Canada) Inc. was incorporated in Ontario, Canada as a wholly owned subsidiary of Interpretel. Interpretel (Canada) Inc. had not yet had any activities as of August 31, 1997.

         Interpretel was incorporated April 15, 1993, under the laws of the state of Arizona to develop, market and provide interactive telecommunication systems and services to business and individual customers. The systems incorporate interactive call processing, computer-telephony integration, card production/fulfillment, bill services, marketing, sales support, and customer service to provide features and services, including but not limited to, long distance dialing, voice/fax messaging, voice/fax broadcast, language interpretation/translation, information retrieval, interface to existing databases, and product promotion services. Each Interpretel system is developed to reflect or target the needs of an identified (target) market, with services provided to individual customers via a calling card product incorporating the use of certain trade secrets, trademarks, service marks, and materials related thereto. In prior years, Interpretel was deemed to be a development stage enterprise. For the year ended August 31, 1997, Interpretel is considered to be an operating company.

         On January 1, 1997, the Company acquired certain intangible assets of Telplex, Inc., an Arizona corporation, in exchange for $25,000 in cash. These assets were placed in a new wholly-owned subsidiary of Wavetech International, Inc. called Telplex International Communications, Inc. ("Telplex"). The Company did not assume any of the liabilities of Telplex. Telplex is a switchless international long distance reseller. The acquisition of Telplex's assets was made pursuant to an Asset Purchase Agreement dated January 22, 1997, by the Company, although it is deemed effective as of January 1, 1997.

         This acquisition has been accounted for under the purchase method of accounting and the results of Telplex's operations since the acquisition date have been included with those of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

         For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less (money market accounts and certificates of deposit) to be cash equivalents.

PROPERTY AND EQUIPMENT

         All property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets, as follows:

         Furniture and fixtures            7 years
         Computer equipment                5 years
         Software                          5 years

         The costs of maintenance, repairs and minor renewals are charged to expense in the year incurred. Expenditures which increase the useful lives of the asset are capitalized. When items are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

INTANGIBLE ASSETS

         Intangible assets consist of start-up costs. These costs are primarily consulting fees and other costs incurred in connection with the development of the Company. Management believes that these costs will be recovered with future operations. Start-up costs are amortized over five years using the straight-line method.

INCOME TAXES

         The Company uses Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a liability approach to accounting for deferred income taxes in that the deferred income tax liability or benefit at the end of an accounting period should reflect the estimated deferred tax liability or tax benefit on the temporary book-tax differences at anticipated federal and state income tax rates.

CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

         At August 31, 1997, the Company maintained a cash balance in a bank account insured by the FDIC. The cash balance did not exceed the FDIC insurable amount.

         The Company extends credit to customers on an unsecured basis in the ordinary course of business. The Company bills its services directly to authorized customer credit cards as usage is incurred.

         SFAS 107 requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

         The carrying amounts for cash and cash equivalents, accounts receivable, license fee receivable, accounts payable and notes payable approximate fair value because of the short maturity of these instruments. The fair value of the common stock of Switch Telecommunications Pty Limited is estimated at carrying value as such stock is not traded on the open market and market price is not readily available. The Company does not hold or issue financial instruments for trading purposes.

ADVERTISING COSTS

         The cost of advertising is expensed when incurred or when the first advertising takes place. Wavetech and Interpretel do not participate in direct-response advertising which requires the capitalization and amortization of related costs. The Company incurred $57,637 in advertising costs during the year ended August 31, 1997.

INVESTMENTS

         Investments in companies in which the Company has less than a 20% interest are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company's proportionate share of accumulated earnings are applied as a reduction of the cost of the investment.

REVENUE RECOGNITION

         Revenue from the sale of the licensing agreement is recognized when earned. Revenue from the installation of equipment is recognized when delivered. Revenue from the resale of minutes is recorded when incurred.

CONCENTRATION OF REVENUE

         During the year ended August 31, 1997, the Company recognized revenue from the installment of equipment of $474,160 and $200,000 from the sale of a licensing agreement all from Switch. This represents 78% of total revenue for the year ended August 31, 1997.

3.   USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Management utilized certain estimates in connection with establishing and maintaining the value of the common stock of Switch (Note 5). It is at least reasonably possible that these estimates may change in the near term due to one or more future events. Such a change would change the value of the common stock of Switch. The effect of the change could be material to the financial statements.

4.   BUSINESS COMBINATION - COMMITMENT

         On March 8, 1995, the Company entered into an agreement with Interpretel pursuant to which the Company agreed to issue 6,000,000 shares of its common stock in exchange for 100% of the outstanding 1,532,140 shares of common stock of Interpretel. The transaction resulted in the former shareholders of Interpretel owning approximately 80% of the outstanding shares of the Company. In accordance with Accounting Principles Board Opinion No. 16 "Business Combinations," the acquisition has been accounted for as a reverse acquisition with Interpretel deemed to be the acquiring entity of the Company. The common shares issued in connection with the acquisition were assigned no value because the Company had no assets or liabilities at the date of the acquisition.

         The acquisition agreement also provides that during the three year period following the March 8, 1995 closing, former shareholders of Interpretel can receive an additional 7,500,000 common shares of the Company through an "earn-out" based upon before tax net profit. During the two year period following closing, former shareholders of Interpretel shall earn up to 3,750,000 common shares of the Company for every $0.50 net profit before taxes, and an additional 3,750,000 common shares of the Company for every $1.00 of cumulative total net profit before taxes. During the third year following closing, any shares not previously issued pursuant to this agreement can be earned at $1.50 net profit before taxes per share. These additional shares will not be considered in recording the Acquisition transaction until such time as the earnings targets have been met.

5.   INVESTMENT IN SWITCH TELECOMMUNICATIONS PTY LIMITED

         During August, 1996 the Company entered into an agreement with Switch Telecommunications Pty Limited (Switch) to exchange an equity interest in the Company for an equity interest in Switch. The equity interests consist of outstanding common stock of the respective companies. The Company received five shares of Switch common stock in exchange for 1,544,110 shares of the Company's stock. These shares were pledged as collateral to a note payable to an officer/shareholder and subsequently released as of November 30, 1997. (Note 8)

         Switch is a wholly owned subsidiary of Tech Pacific Holdings Limited (Tech Pacific). Tech Pacific is an Australian corporation whose stock is not publicly traded. Tech Pacific is a wholly owned subsidiary of First Pacific, a publicly traded company on the Hong Kong stock exchange. Switch conducts business as a telecommunications Fixed Network Service Provider and also validates mobile telephone connections for Telstra Mobilenet in Australia. The Company has entered into a contract appointing Switch as the exclusive provider of Interpretel's telecommunications services in Australia, New Zealand, the subcontinent of India and Asia (excluding Korea and Japan) (Note 6).

         Since Switch is a privately held company, the market value of the shares is not readily ascertainable and is subject to uncertainty.

         The agreement provides that when Tech Pacific completes an initial public offering of its equity securities, the Company will have the right upon written notice to Tech Pacific to convert its Switch common stock at its current fair market value as determined by an independent third party into equity securities of an equivalent value proposed to be offered by Tech Pacific. If Tech Pacific has not completed an initial public offering within two years from the date of the agreement, then Tech Pacific shall, upon thirty days written notice from the Company, repurchase the Switch common stock held by the Company at its then market value as determined by an independent third party.

         Switch has a three-year warrant to purchase up to 2,000,000 shares of the Company's common stock at a price of $1.50 per share. The warrants expire January 17, 2000.

6.   LICENSING AGREEMENT

         The Company entered into an Equipment and Software Turnkey Agreement with Switch during August, 1996. This agreement sets forth the terms of fees and services between Interpretel and Switch. The agreement provides for the purchase of the Interpretel system and licensing for its use in Australia, New Zealand, the subcontinent of India and Asia (excluding Korea and Japan). The initial term of the license is seven years.

         In the agreement, Switch contracted to purchase an Interpretel System consisting of a computer platform and related software.

         The agreement also provides for a licensing fee in the amount of $500,000 to be paid to Interpretel over a three-year period. Switch shall not have an obligation to pay any fees pursuant to termination provisions in the agreement. The licensing fees are reflected in the financial statements as Licensing fees receivable and unearned revenue. The Company received $200,000 of the licensing fee during the year ended August 31, 1997. Switch agreed to pay an additional fee to Interpretel of 2% of the gross revenues on all sales of products by Switch using the Interpretel System, including without limitation on gross revenues derived from prepaid applications, post-paid applications and Interactive Voice Response Systems. The fee of 2% of gross revenues shall be paid monthly on the fifteenth of each month based on prior month payments received by Switch. The fee of 2% of gross revenues shall be reviewed by the parties and increased or decreased by mutual agreement of the parties at least annually, reviewed after the first 15,000 cards are on the Interpretel system in Australia, and reviewed if net revenues for Switch are altered by a change in carrier discounts and/or rates. Net revenues are defined as gross revenues minus carrier costs only. During the year ended August 31, 1997, Switch did not pay any royalty fees to the Company. Management believes fees are due to the Company but the amount is not yet readily determinable; therefore no amount due is recorded in these financial statements.

7.   PROPERTY AND EQUIPMENT

     Property and equipment is composed of the following at August 31, 1997:

                                                              1997
                                                              ----
     Furniture and fixtures                                $ 170,415
     Computer equipment                                      505,377
     Software                                                112,318
                                                           ---------
          Total property and equipment, at cost              788,110
     Less: accumulated depreciation                         (377,928)
                                                           ---------
     Net property and equipment                            $ 410,182
                                                           =========

8.   NOTES PAYABLE

     Note payable to a shareholder and officer of the
     Company due on demand with interest payable at 15%
     annually. Collateralized by five shares of Switch
     Telecommunications Pty common stock and one share
     of Interpretel (Canada) common stock. (Note 13)       $ 109,071

     Note payable to a shareholder and officer of the
     Company due on demand with interest payable at 15%
     annually.  Uncollateralized. (Note 13)                   13,000

     Note payable to a shareholder of the Company due
     and payable on demand no later than January 21, 1998.
     At the option of the holder, principal and interest
     can be paid in shares of common stock of Wavetech International, Inc. with an aggregate payoff value equal to the aggregate amount of principal plus
     interest. Collateralized by security interest in
     accounts receivable, inventory, general intangibles,
     equipment, investments and personal guarantee of
     corporate officers. (Note 13)                            50,000
                                                            --------
         Total short-term notes payable                     $172,071
                                                            ========

9.   CAPITAL LEASES PAYABLE

         The Company has entered into capital lease arrangements for office furniture and equipment. The leases require monthly payments of principal and interest.

         Future lease commitments are as follows:

         1998                    $ 56,119
         1999                      35,746
         2000                      15,662
         2001                       2,484
                                 --------
                                 $110,011
                                 ========

10.  COMMITMENTS

         The Company has entered into cancelable operating agreements with a telecommunications service provider. The Company has agreed to a $12,555 monthly minimum charge. Although there are a limited number of service providers for the call processing systems used by the Company, management believes that other suppliers could provide similar services on comparable terms.

         Total rent expense under all operating leases for the years ended August 31, 1997 and 1996 approximated $107,000 and $95,500, respectively.

         The Company has entered into a lease agreement for office space.

         Future lease commitments are as follows:

         1998                    $ 99,453
         1999                     105,056
         2000                     110,659
         2001                     116,262
         2002                      29,416
                                 --------
         Total                   $460,846
                                 ========

11.  STOCKHOLDERS' EQUITY

COMMON STOCK

         During the year ended August 31, 1997, the Company issued 62,342 shares of common stock for consulting services pursuant to various agreements valued at $37,303.

         During the year ended August 31, 1997, the Company issued 361,269 deferred shares of common stock under the 1997 Stock Incentive Plan to meet payroll expenses in the amount of $137,877.

         During the year ended August 31, 1997, the Company issued 100,000 shares in satisfaction of a note payable of $53,639.

         During the year ended August 31, 1997, the Company issued 300,000 shares of stock in satisfaction for services performed in the previous year.

         Pursuant to various consulting agreements, the Company has committed to issue 64,578 shares of common stock as payment for services valued at $29,000.

WARRANTS

         During 1995 and 1994, Interpretel issued warrants for the purchase of its common stock in connection with a note offering. On March 8, 1995, the warrants were converted to warrants to purchase common stock of the Company. The warrants are exercisable at a price of $1.00 per share at any time prior to May 31, 1998. As of August 31, 1997, there were 820,885 warrants outstanding.

         During 1995 and 1994, Interpretel issued warrants for the purchase of its common stock in connection with a private placement offering of units of common stock. At the date of the acquisition, the warrants were converted to warrants to purchase common stock of the Company. The warrants are exercisable at a price of $3.50 per share. The warrants expire June 30, 1998. As of August 31, 1997, there were 23,745 warrants outstanding.

         Pursuant to an agreement with Switch (Note 5) the Company issued warrants to purchase up to 2,000,000 shares of common stock at a price of $1.50 per share.

         In consideration of various consulting and loan agreements, the Company issued warrants to purchase up to 235,000 shares of common stock at an exercise price of between $.44 and $1.75 per share.

         The total number of warrants outstanding at August 31, 1997, is 3,079,630.

STOCK OPTIONS

         During the year ended August 31, 1997, the Company adopted the Wavetech International, Inc. 1997 Stock Incentive Plan. Under this plan, the Company is authorized to issue up to 4,600,000 shares of common stock. Shares may be issued as incentive stock options, deferred shares or restricted shares.

         The Company issued the following options during the current year:

                                                 Option Price    Options Granted
                                                 ------------    ---------------
         Employee Incentive stock options        $ .66 - .81        1,800,000
         Non-Statutory stock options                     .66          400,000
         Non employee Director Automatic options  .375 - .79           50,000
         Restricted and deferred stock             .35 - .94           78,935
                                                                    ---------
                   Total options issued                             2,328,935
                                                                    =========

                                                                 Exercise Price
                                                  Number of         Per Share
                                                   Shares             Range
                                                  --------         ---------
         Outstanding, August 31, 1995              136,250         .10 - 6.25
         Issued                                  1,550,000        1.31 - 1.94
         Canceled                                 (450,000)              1.94
                                                ----------       ------------
         Outstanding, August 31, 1996            1,236,250         .10 - 6.25
         Issued                                  2,328,935         .35 -  .94
         Canceled                               (1,236,250)      1.387 - .175
                                                ----------       ------------
         Outstanding, August 31, 1997            2,328,935       $ .35 -  .94
                                                ==========       ============
12.  INCOME TAXES

         At August 31, 1997, the Company has net operating loss carryforwards totaling approximately $7,764,000 that may offset future income from 1997 to 2011 with varying expiration dates. No tax benefit has been recorded in the financial statements since realization of net operating loss carryforwards does not appear likely. The potential benefit of the net operating loss carryforwards and the deferred tax benefit of future timing differences under SFAS No. 109 is approximately $2,988,000. The March 8, 1995 acquisition (Note 4) resulted in a "change in control" as defined by Internal Revenue Service Regulations. Accordingly, the utilization of the Company's net operating loss carryforwards are deemed more likely than not to expire unutilized. The total amount of the net operating loss carryforwards, $7,764,000, consists of pre-acquisition losses of approximately $3,186,000. These losses cannot be applied against income generated in a trade or business significantly different from that which gave rise to the carryforward.

         The income tax benefit for the years ended August 31 is comprised of the following amounts:

                                                 1997                 1996
                                                 ----                 ----
         Current                              $     -0-             $    -0-
         Deferred
           Federal                             (429,000)            (628,000)
           State                                (28,000)             (67,000)
                                              ---------            ---------
                                               (457,000)            (695,000)
         Valuation allowance                    457,000              695,000
                                              ---------            ---------
         Total tax benefit                    $     -0-            $     -0-
                                              =========            =========

         The Company's tax benefit differs from the benefit calculated using the federal statutory income tax rate for the following reasons:

                                                  1997                 1996
                                                  ----                 ----
         Statutory tax rate                      (35.0%)              (35.0%)
         State income taxes                       (9.0%)               (9.0%)
         Amortization of organization costs         7.0%                 7.0%
         Release of valuation allowance            37.0%                37.0%
                                                 ------               ------
         Effective tax rate                          .0%                  .0%
                                                 ======               ======

         The components of the net deferred tax asset are as follows:

                                                    1997
                                                    ----
         Deferred tax asset:
          Amortization of organization costs  $  (120,000)
          Net operating loss carryforward      (2,868,000)
                                              -----------
                                               (2,988,000)
          Valuation allowance                   2,988,000
                                              -----------
                                              $       -0-
                                              ===========

13.  RELATED PARTY TRANSACTIONS

         The Company has cancelable operating agreements with a telecommunications service provider who is a shareholder of common stock of the Company. The Company has agreed to a $12,555 monthly minimum charge with the service provider. The current and future contracts with the service provider have been and are anticipated to be at market rates. The Company also purchased computer equipment and software from this provider valued at $378,009.

         During the year ended August 31, 1997, an officer and shareholder advanced $109,071 to the Company which is reflected in notes payable. The Company pledged as collateral the five shares of Switch common stock and one share of Interpretel (Canada) common stock (Note 8). As of November 30, 1997, the collateral has been released and the note payable is converted to shares of Common Stock of the Company.

         An officer and shareholder advanced $13,000 to the Company which is reflected in notes payable (Note 8).

         A shareholder of the Company advanced $50,000 to the Company which is reflected in notes payable (Note 8). The Company pledged as collateral a security interest in accounts receivable, inventory, general intangibles, equipment, instruments and personal guarantees of corporate officers. As of November 30, 1997 the collateral has been released and the shares converted to shares of common stock of the Company.

14.  SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

         During the year ended August 31, 1997, the Company entered into capital leases in the amount of $53,783 to purchase office equipment.

         During the year ended August 31, 1997, the Company issued 100,000 shares of common stock in satisfaction of a note payable of $53,639.

         During the year ended August 31, 1996, the Company entered into capital leases in the amount of $108,213 to purchase office equipment.

         During the year ended August 31, 1996, the Company entered into an agreement with Switch to exchange an equity interest in the Company for an equity interest in Switch (Note 4). The Company issued 1,544,110 shares of its common stock in exchange for 5 shares of the common stock of Switch.

         Supplemental disclosure of cash flow information:

                                                 1997         1996
                                                 ----         ----
         Cash paid during the period for:
                   Income taxes                $    50       $    50
                                               =======       =======
                   Interest                    $20,454       $39,327
                                               =======       =======

15.  SUBSEQUENT EVENTS

         On January 5, 1998, the Company entered into a Reorganization Agreement and Plan of Merger with Imagitel, Inc. (Imagitel), a privately owned company. Subject to shareholder approval, the Company will issue common stock of its newly formed subsidiary Wavetech Interim, Inc. (Interim), in exchange for all the issued and outstanding common stock of Imagitel at the rate of 365 shares of the Company's stock for each share of Imagitel common stock. The ratio may be adjusted for certain conditions specified in the Plan of Merger. Imagitel shall be the surviving corporation of the Merger at which time Interim shall cease to exist and Imagitel will become the wholly-owned subsidiary of Wavetech.

         On February 9, 1998, the Company executed a loan agreement with Imagitel pursuant to which the Company may borrow up to $450,000 for working capital purposes. Outstanding balances under such loan accrue interest at a rate of 12% per annum and all unpaid principal plus interest accrued thereon is payable on or before June 30, 1998. The loan is secured by all of the assets of the Company.

         In October of 1997, the Company entered into various convertible loan agreements with several individuals including an officer and shareholder. The Notes were converted to shares of common stock on February 10, 1998.

16.  GOING CONCERN

         For the year ended August 31, 1997, the Company sustained a loss of $1,629,285. The Company currently lacks adequate funds to finance its ongoing working capital needs.

         The Company is currently seeking to secure adequate sources of funds to finance its immediate and long-term working capital needs. Such sources may include a private placement of equity by the Company, commercial financing, or a strategic alliance or other business combination. The Company does not currently have any agreements, binding or non-binding, with respect to any such above stated arrangements. Further, there can be no assurance that the Company will be able to secure adequate sources of funds and its inability to do so would result in a material adverse affect upon the Company's business and results or operations. In addition, if the Company succeeds in acquiring additional financing, such efforts may result in additional dilution to the Company's stockholders; impose restrictions upon the Company's ability to incur additional debt, pay future dividends, enter into future business combinations or other restrictions upon the Company to act in a manner which its Board of Directors may deem advisable; or result in a change in control of the Company.

         The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                         WAVETECH, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        NOVEMBER 30, 1997 (UNAUDITED) AND
                            AUGUST 31, 1997 (AUDITED)

                                     ASSETS
                                                       November 30    August 31
                                                          1997           1997
                                                       -----------    ---------
Current assets:
 Cash and cash equivalents                            $    64,364   $    13,329
 Accounts receivable, net of allowance of $527             29,672        26,273
 License fee receivable                                   150,000       150,000
 Prepaid expenses and other assets                          8,917         9,725
                                                      -----------   -----------
      Total current assets                                252,953       199,327

Property and equipment, net                               371,983       410,182

Noncurrent asssets:
 Investment in Switch Telecommunications
   Pty Limited                                          2,316,165     2,316,165
 License fee receivable                                   150,000       150,000
 Intangibles, net                                          28,472        29,489
 Deposits and other assets                                 35,633        35,633
                                                      -----------   -----------
      Total noncurrent assets                           2,530,270     2,531,287
                                                      -----------   -----------
      Total assets                                      3,155,206     3,140,796
                                                      ===========   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses                $   388,689   $   395,222
 Accrued interest payable                                   2,529         5,248
 Unearned revenue                                         150,000       150,000
 Notes payable, current portion                            63,000       172,071
 Capital leases payable, current portion                   56,119        56,119
                                                      -----------   -----------
      Total current liabilities                           660,337       778,660

Noncurrent liabilities:
 Capital leases payable                                    45,641        53,892
 Unearned revenue - license fee                           150,000       150,000
                                                      -----------   -----------
      Total liabilities                                   855,978       982,552

Stockholders' equity:
 Common stock, par value $.001 per share;
 50,000,000 shares authorized, 15,141,364
 and 15,076,807 shares issued and
 outstanding                                               15,141        15,077
 Additional paid in capital                             7,428,089     7,024,823
 Accumulated deficit                                   (5,144,022)   (4,881,656)
                                                      -----------   -----------
      Total stockholders' equity                        2,299,228     2,158,244
                                                      -----------   -----------
      Total liabilities and stockholders' equity      $ 3,155,206   $ 3,140,796
                                                      ===========   ===========

                         WAVETECH, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
          FOR THE THREE-MONTH PERIODS ENDED NOVEMBER 30, 1997 AND 1996
                                   (UNAUDITED)

                                                         1997          1996
                                                         ----          ----
Revenues:                                           $    51,030   $     8,399

Cost of sales:
  Direct costs                                           52,570        51,230
                                                    -----------   -----------

Gross profit (loss)                                      (1,540)      (42,831)

Other costs
  Development and administrative expenses               247,995       452,115
                                                    -----------   -----------

Loss before other income (expenses)                 $  (249,535)  $  (494,946)
                                                    -----------   -----------
Other income (expense)
  Interest income                                             2         6,549
  Interest expense                                      (12,811)       (2,300)
                                                    -----------   -----------

      Total other income (expense)                       12,809         4,249
                                                    -----------   -----------

Net loss                                            $  (262,344)  $  (490,697)
                                                    ===========   ===========
Per share data
  Net loss per share                                      (0.02)        (0.03)
Weighted average number of shares outstanding        15,112,666    14,114,441
                                                    ===========   ===========

                         WAVETECH, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE-MONTH PERIODS ENDED NOVEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

                                                           1997          1996
                                                           ----          ----
Cash flows from operating activities:
  Net Loss                                              $(262,344)    $(490,697)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
  Depreciation and amortization                            39,216        48,740
  Common stock issued for services and accrued
   interest                                                44,191
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable
    and other current assets                               (2,591)       14,029
  (Increase) in inventory deposit                          (3,422)
  (Decrease)  in accounts payable and accrued
    expenses                                               (6,530)      (69,987)
  (Decrease) in accrued interest payable                   (2,720)
                                                        ---------     ---------
     Total Adjustments                                     71,566       (10,640)

     Net cash used in operating activities               (190,778)     (501,337)

Cash flows from investing activities:
  Purchase of property and equipment                           --        (8,266)
  Decrease in notes receivable                                 --         2,797
                                                        ---------     ---------

     Net cash used in investing activities                      0        (5,469)

Cash flows from financing activities:
  Proceeds from notes payable                             250,000
  Payments on capital lease payable                        (8,251)       (4,769)
  Proceeds from common stock issued                            64         5,002
                                                        ---------     ---------

     Net cash provided by financing activities            241,813           233

Net increase (decrease) in cash                            51,035      (506,573)

Cash and cash equivalents, beginning of period             13,329       857,488
                                                        ---------     ---------

Cash and cash equivalents, end of period                $  64,364     $ 350,915
                                                        =========     =========

                         WAVETECH, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operation results for the three month period ended November 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 1998. For further information, refer to the Company's financial statements for the year ended August 31, 1997 included in its Form 10-KSB.

         The consolidated financial statements include the accounts of Wavetech, Inc. (the Company), its wholly owned subsidiaries, Interpretel, Inc. (Interpretel) and Telplex International Communications, Inc. (Telplex). All material intercompany balances and transactions have been eliminated.

NOTE  2 - PER SHARE DATA

Per share data is based on the weighted average number of shares outstanding throughout the periods. The assumed exercise of stock options outstanding would not have a dilutive effect on the computation.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
Imagitel, Inc.

We have audited the accompanying consolidated balance sheet of Imagitel, Inc. as of December 31, 1997 and the related consolidated statements of operations and retained earnings, and cash flows for the year ended December 31, 1997 and for the period from inception on January 9, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imagitel, Inc. as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 and for the period from inception on January 9, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Honolulu, Hawaii
March 11, 1998

                                 IMAGITEL, INC.
                 CONSOLIDATED BALANCE SHEET - DECEMBER 31, 1997

                                     ASSETS

CURRENT ASSETS:
 Cash                                                                 $1,472,425
 Restricted Cash                                                         100,000
 Accounts receivable                                                   1,309,182
 Prepaid Expenses                                                        116,702
                                                                      ----------
   Total current assets                                                2,998,309
Property and Equipment                                                   263,509
Other Assets                                                               2,900
                                                                      ----------

     Total assets                                                     $3,264,718
                                                                      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                     $1,545,161
 Notes payable to stockholders                                           314,500
 Commissions payable to affiliate                                        241,929
 Other accrued liabilities                                               764,510
                                                                      ----------
   Total current liabilities                                           2,866,100

Commitments and Contingencies
Stockholders' Equity:
 Common stock-no par value; 1,000,000 shares
 authorized; 200,000 shares issued and outstanding                         2,000
Retained earnings                                                        396,618
                                                                         398,618

   Total liabilities and stockholders' equity                         $3,264,718
                                                                      ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.
           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
        THE PERIOD FROM INCEPTION ON JANUARY 9, 1996 TO DECEMBER 31, 1996

                                                        1997          1996
                                                        ----          ----
Carrier revenue                                     $42,494,761    $6,204,726

Costs and expenses:
 Cost of phone services and consumer benefits        20,098,609     2,657,895
 Commissions and other selling costs                  9,704,619     2,864,682
 General and administrative costs                     8,765,465     1,489,146
 Interest expense                                       890,868            --
                                                    -----------    ----------
                                                     39,459,561     7,011,723
                                                    -----------    ----------

Net Income (loss)                                     3,035,200      (806,997)

Accumulated deficit, beginning of period               (806,997)           --

Distributions, $9.16 per share                       (1,831,585)           --
                                                    -----------    ----------

Retained earnings, end of period                    $   396,618    $ (806,997)
                                                    ===========    ==========

Net income (loss) per share                         $     15.18    $    (4.03)
                                                    ===========    ==========

Net income per share, assuming dilution             $     14.50
                                                    ===========

Pro Forma:
  Historical income before income taxes             $ 3,035,200
  Pro forma provision for income taxes                1,214,080
                                                    -----------

  Pro forma net income                              $ 1,821,120
                                                    ===========

  Pro forma net income per share                    $      9.11
                                                    ===========

  Pro forma net income per share, assuming dilution $      8.70
                                                    ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
        THE PERIOD FROM INCEPTION ON JANUARY 9, 1996 TO DECEMBER 31, 1996

                                                        1997           1996
                                                        ----           ----
Operating Activities:
  Receipts from customers                           $ 42,156,866   $ 5,233,439
  Payments to suppliers and employees                (37,704,728)   (5,367,439)
  Interest paid                                         (890,868)           --
                                                    ------------   -----------
     Net cash provided by (used in)
      operating activities                             3,561,270      (134,000)
                                                    ------------   -----------
Investing Activities:
  Restricted cash investment                            (100,000)           --
  Capital expenditures                                  (140,474)     (199,286)
                                                    ------------   -----------
     Net cash used in investing activities              (240,474)     (199,286)
                                                    ------------   -----------
Financing Activities:
  Proceeds from notes payable                            894,500       220,000
  Payments on notes payable                             (800,000)           --
  Bank overdraft                                         (76,286)       76,286
  Advance from affiliate                                 (35,000)       35,000
  Proceeds from issuance of common stock                      --         2,000
  Payment of distributions                            (1,831,585)           --
                                                    ------------   -----------
     Net cash provided by (used in) financing
      activities                                      (1,848,371)      333,286
                                                    ------------   -----------
Net change in cash                                     1,472,425            --
Cash, beginning of period                                     --            --
                                                    ------------   -----------
Cash, end of period                                 $  1,472,425   $        --
                                                    ============   ===========
Reconciliation of net income (loss) to net cash
provided by (used in) operating activities:
   Net income (loss)                                $  3,035,200   $  (806,997)
   Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Depreciation                                           62,042        14,208
   Change in -
      Accounts receivable                               (337,895)     (971,287)
      Prepaid expenses                                   (85,394)      (31,307)
      Other assets                                            --        (2,900)
      Accounts payable                                   668,030       877,131
      Commission payable                                (375,247)      617,176
      Deposits                                          (113,810)      113,810
      Other accrued liabilities                          708,344        56,166
                                                    ------------   -----------
                                                         526,070       672,997
                                                    ------------   -----------
Net cash provided by (used in) operating activities $  3,561,270   $  (134,000)
                                                    ============   ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND OPERATIONS

Imagitel, Inc. (the Company) was incorporated in the State of Nevada on December 12, 1997 to serve as the holding company for RRV Enterprises, Inc. (RRVE) and DDD Calling, Inc. (DDD). RRVE and DDD were incorporated in the state of Texas on January 10, 1996 and January 9, 1996, respectively. The stockholders of both companies made an initial $1,000 capital contribution and the stockholders share ownership in both companies was identical. Effective in December 1997, RRVE and DDD were merged into newly formed subsidiaries of the Company. The share ownership of the Company is represented by 200,000 shares owned in identical proportion to the former ownership of RRVE and DDD. The merger of the companies, all under common control and management, has been accounted for at historical cost and as if it were effective from inception on January 9, 1996.

The Company maintains a small finance and administrative staff in Honolulu, Hawaii and has an operations center in Houston, Texas. The Company's financial and accounting operations are managed, in part, by Mutual Holdings, Inc., an entity owned by certain of the Company's stockholders. The Company provides services under the name Consumer Access and DDD Calling. The Company is a switchless reseller of long-distance telephone services and conducts business in forty-five states. In certain states, where the Company is not authorized as a carrier, the Company utilizes the services of another reseller to process its calls.

The Company obtains subscribers through independent sales agents. The sales agents are paid a one-time commission. Additional costs of customer acquisition include printing of phone cards and various sales material that accompany the card. All of the Company's subscriber acquisition costs are expensed as incurred. The agreement entered into with the customer provides for a minimum monthly charge for a predetermined amount of minutes. The Company pays a fee per subscriber for benefit services administered by an outside benefits organization.

The Company utilizes an intermediary for detail call accounting and transaction authorization. The intermediary is also responsible for aggregation of the Company's utilization of long-distance phone carrier charges. Billings are generated based on actual volume and minimum monthly charges.

The Company uses two aggregators to process and transmit billing information to Local Exchange Carriers (LEC). The LECs (owned primarily by Regional Bell Operating Companies) are responsible for customer billing and collection. Prior to collection by the LEC, the Company factors receivables for advance cash settlement.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION -

         The consolidated financial statements of the Company include the accounts of all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidation.

PROPERTY AND EQUIPMENT -

         Property   and   equipment   is  stated  at  cost,   less   accumulated
         depreciation. Depreciation is computed using the straight-line method over the estimated useful lives (generally three years) of the assets.

REVENUE RECOGNITION -

         Revenue from phone usage is recognized as utilized by subscribers. Billings to subscribers are based on established rates.

INCOME TAXES -

         The Company and its subsidiaries adopted S Corporation tax status effective with inception. Accordingly, the Company's taxable income accrues to its stockholders and no provision for income taxes has been reflected in the Company's financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS -

         The fair value of all financial instruments approximates the carrying value as the majority of the financial instruments have short durations until maturity or the market and risk factors associated with the instruments have not changed.

EARNINGS PER SHARE -

         Earnings per share were computed based on Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Earnings per share were calculated assuming 200,000 shares were outstanding for all periods presented. For the year ended December 31, 1997, earnings per share, assuming dilution, included 9,334 additional shares, or 209,334 total shares, representing the dilutive impact of outstanding stock options. In January 1998, the Company approved the issuance of additional options which will increase the number of options outstanding with a potentially dilutive impact on earnings per share.

PRO FORMA INFORMATION -

         The pro forma statement of operations data presents the effects on the historical financial statements for income taxes based upon pro forma pre-tax income as if the Company had been subject to additional federal , state and local taxes, calculated using a pro forma effective rate of 40%. The Company and its subsidiaries have adopted S Corporation tax status. However, after the impending merger with Wavetech, Inc. (see
         Note 11), the Company will not retain its S Corporation status.

USE OF ESTIMATES IN FINANCIAL STATEMENTS -

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   RECEIVABLES

Accounts receivable at December 31, 1997 is comprised of the following:

         Receivables assigned to factor            $  5,679,160
         Less advances from factor                    5,085,808
                                                   ------------
         Due from factor                                593,352
         Unfactored accounts receivable               1,591,419
         Due from another reseller                      374,411
         Allowance for doubtful accounts             (1,250,000)
                                                   ------------
                                                   $  1,309,182
                                                   ============

Pursuant to an agreement, the Company assigns to a factor, with recourse against future receivables and not other assets of the Company, all of the receivables generated from long-distance services. Calls carried by another reseller are also assigned to the same factor.

4.   AFFILIATE PAYABLE

At December 31, 1997, included in accounts payable is a balance of $21,079 due to Mutual Holdings, Inc. This balance includes amounts due for payroll charges incurred by Mutual Holdings, Inc. and allocated to the Company. Such payroll charges amounted to $588,159 for the year ended December 31, 1997.

5.   PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1997 is summarized as follows:

      Equipment                           $276,820
      Furniture and fixtures                62,938
                                          --------
                                           339,758
      Less accumulated depreciation        (76,249)
                                          --------
                                          $263,509
                                          ========

Depreciation expense for the periods ended December 31, 1997 and 1996 amounted to $62,042 and $14,208, respectively.

6.   NOTES PAYABLE

At December 31, 1997, the Company had notes payable to two of its shareholders in the amount of $314,500. The balance was repaid in 1998. The notes accrue interest at 12% per annum.

At December 31, 1997, the Company had an undrawn bank line of credit in the amount of $100,000 which expires on June 19, 1998. A certificate of deposit for $100,000 serves as collateral for the line of credit and is classified as restricted cash in the balance sheet.

7.   OPERATING LEASES

The Company leases certain operating facilities in Houston, Texas under a noncancelable agreement which expires on October 31, 2001.

Future minimum lease rentals at December 31, 1997 under this agreement are summarized below:

                 Year
                 ----
                 1998                       $105,000
                 1999                        105,000
                 2000                        105,000
                 2001                         87,000
                                            --------
                                            $402,000
                                            ========

Office space in Honolulu, Hawaii is leased by an affiliated entity. The Company reimburses the related entity for its proportionate share of monthly lease rent. The lease expires on February 28, 1998. Monthly rental under this lease amounts to approximately $11,000.

Rent expense for the periods ended December 31, 1997 and 1996 amounted to $209,183 and $20,488, respectively.

8.   COMMISSIONS PAYABLE

In addition to sales commissions paid to independent agents, the Company entered into an agreement to pay a commission of 10% of carrier revenue to Mutual Holdings, Inc. Commissions to Mutual Holdings, Inc. for the periods ended December 31, 1997 and 1996 amounted to $2,236,934 and $617,176, respectively.

9.   REGULATORY MATTERS

In September 1997, the Company received communications from several state attorneys general notifying that it was the subject of a multi-state investigation regarding the Consumer Access calling card program. This investigation involves the States of Tennessee, Michigan, Arkansas, New Jersey, Pennsylvania, North Carolina and Texas. These communications were followed up with the service of formal subpoenas and civil investigative demands by certain states and have also included questions related to the business practices of the Company. The Company made a unified response to the states' demands on October 31, 1997 and is cooperating with the states in their investigation. The Company's sale of telecommunications services in the affected states comprise a significant portion of the Company's revenue. In the event these states obtain a restriction on the Company's ability to conduct business in the future or seek redress for past business practices, the Company's business could be significantly affected. However, management currently does not anticipate a loss related to this matter.

10.  STOCK OPTIONS

In February 1997, the Company issued an option to an employee of the Company to purchase 10,526 shares of the Company's stock for $20,000 ($1.90 per share). The option provides for vesting only if there is a change in the Company's ownership or the shares of the Company become publicly traded (trigger event) and the option expires in 2007. The Company has not recognized any intrinsic value or fair value for this option as the exercise is contingent on the happening of the trigger event.

In January 1998, the Company approved options to other employees to acquire 10,480 shares of the Company's stock for $31,67 per share. These options vest after three years or sooner if there is a trigger event.

11.  SUBSEQUENT EVENTS

DEFINITIVE MERGER AGREEMENT -

     In January 1998, the Company entered into a reorganization (merger) agreement with Wavetech, Inc. (Wavetech), a public company, pursuant to which Wavetech will issue 365 shares of common stock for each share of Company common stock in a transaction that will be accounted for as a purchase. As a result of the merger, the Company will become a wholly-owned subsidiary of Wavetech. The transaction is subject to approval by shareholders of both companies. The Company expects to complete the transaction in the second quarter of 1998,

OTHER -

     In February 1998, the Company made $210,000 available to Wavetech in a line of credit arrangement.

                                    EXHIBIT I

                             FORM OF CERTIFICATE OF
                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                          WAVETECH INTERNATIONAL, INC.

         We, the undersigned President and Secretary of WAVETECH INTERNATIONAL, INC., a Nevada corporation (the "Corporation"), do hereby certify:

         That the Board of Directors of the Corporation has at an Annual Meeting, held on __________ ____, 1998, adopted a resolution to amend the Articles of Incorporation, as amended (the "Articles of Incorporation"), as amended (the "Articles of Incorporation"), as follows:

               1. Article 4 is hereby amended by deleting it in its entirety and replacing it with the following:

               4. The authorized capital stock of this Corporation shall be fifty million (50,000,000) shares of common stock $.001 par value, and ten million (10,000,000) shares of preferred stock $.001 par value per share. Each ____ (__) shares of the Corporation's Common Stock issued and outstanding as of [INSERT DATE WHICH CERTIFICATE OF AMENDMENT IS FILED] (the "Split Effective Date") shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's outstanding Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share. Such shares may be issued from time to time for such consideration as may be fixed by the Board of Directors;

               As to the preferred stock of the Corporation, the power to issue any shares of preferred stock of any class of any series of any class and designations, voting power, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, shall be determined by the Board of Directors.

         The number of shares of each class outstanding and entitled to vote on the amendment to the Articles of Incorporation is ______ shares of the Corporation's Common Stock; that the foregoing amendment has been approved by a majority of the outstanding shares of Common Stock, at an Annual Meeting held on May 1, 1998, which was sufficient for approval by that voting group.

         Dated this ____ day of February, 1998.

                                           WAVETECH INTERNATIONAL, INC.,
                                           a Nevada corporation

                                       By: /s/ Gerald I. Quinn
                                          --------------------------------
                                           Gerald I. Quinn, President

                                       By: /s/ Richard Freeman
                                          --------------------------------
                                           Richard Freeman, Secretary

                                   EXHIBIT II

         This REORGANIZATION AGREEMENT is entered into as of this ____ day of January, 1998 among Wavetech, Inc. ("Wavetech"), a corporation organized and existing under the laws of the State of New Jersey, Wavetech Interim, Inc. ("Interim"), a corporation organized and existing under the laws of the State of Nevada, and Imagitel, Inc. ("Imagitel"), a corporation organized and existing under the laws of Nevada.

         WHEREAS, Wavetech desires to acquire Imagitel through the merger of Interim with and into Imagitel (the "Merger");

         WHEREAS, the respective Boards of Directors of Wavetech, Interim and Imagitel have approved such Merger pursuant to the terms and conditions of this Reorganization Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, Wavetech, Interim and Imagitel hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1. CERTAIN DEFINITIONS : AS USED IN THIS REORGANIZ4TION AGREEMENT The following terms shall have the meanings set forth below:

         AFFILIATED PERSON. This means, with respect to Imagitel or Wavetech, any (i) officer or director of such company or any subsidiary of such company;
(ii) a shareholder of such company that owns, or has the right to acquire, more than five percent (5%) of the company's Common Stock on a fully diluted basis;
(iii) an entity that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with such company or such company's subsidiary; or (iv) Person that, directly or indirectly, alone or together with others, is controlled by or under common control with any officer or director of such company or of any subsidiary or any company shareholder described in clause (ii) above.

         BENEFIT PLANS. All employee benefit plans within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee of, or current or former beneficiary, dependent or assignee of any such employee or former employee.

         CERTIFICATE OF MERGER. The Certificate of Merger to be executed by Interim and Imagitel and in a form appropriate for filing with the Secretary of State of Nevada, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         CLOSING DATE. The terms Closing and Closing Date shall have the meanings ascribed to them in Section 2.2 hereof.

         CODE. The Internal Revenue Code of 1986, as amended.

         CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Certificate of Merger.

         IMAGITEL.   Imagitel,  Inc.  a  Nevada  corporations  headquartered  in
Houston, Texas. Where the context permits, Imagitel shall include all subsidiary entities.

         IMAGITEL COMMON STOCK. The common stock, no par value share, of Imagitel.

         IMAGITEL SHAREHOLDER APPROVAL. This term shall mean the approval by the requisite vote of the shareholders of Imagitel at the Imagitel Shareholders' Meeting of the Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.

         IMAGITEL SHAREHOLDERS' MEETING. The meeting of the shareholders of Imagitel at which the Merger shall be voted upon.

         INTERIM. Wavetech Interim, Inc. a Nevada corporation and a wholly-owned subsidiary of Wavetech.

         MERGER.   The  merger  of  Interim  with  and  into  Imagitel  as  more particularly set forth herein and in the Plan of Merger.

         PERSON. An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.

         PROXY STATEMENT. The proxy statement which shall be furnished to the Wavetech shareholders in connection with the solicitation by the Wavetech Board of Directors of proxies for the approval of this Reorganization Agreement and the matters contemplated hereby.

         REGULATIONS. The regulations issued by the Internal Revenue Service under the Code.

         REGULATORY   APPROVALS.   Any   approvals  or  consents  of  Regulatory
Authorities, which approvals or consents are necessary or reasonably desirable in connection with the consummation of the transactions contemplated herein.

         REGULATORY AUTHORITY. Any federal or state governmental agency or authority charged with the supervision or regulation of Wavetech or Imagitel, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.

         REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.

         SEC. The Securities and Exchange Commission.

         SECURITIES ACT. The Securities Act of 1933, as amended.

         SHAREHOLDER APPROVALS. The Imagitel Shareholders' Approval and the Wavetech Shareholders' Approval.

         SURVIVING CORPORATION. The surviving corporation after consummation of the Merger, which shall be Imagitel.

         WAVETECH. Wavetech, Inc. a New Jersey corporation headquartered in Tucson, Arizona. Where the context permits, references to Wavetech shall include all subsidiary entities.

         WAVETECH COMMON STOCK. The common stock, par value $0.001 per share, of Wavetech.

         WAVETECH SHAREHOLDER APPROVALS. THIS term shall mean, as the context may require, the duly authorized written consent of Wavetech to the Merger (as sole shareholder of Interim) and the approval by the requisite vote of the shareholders of Wavetech at the Wavetech Shareholders' Meeting of the Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.

         WAVETECH SHAREHOLDERS' MEETING. The meeting of the shareholders of Wavetech at which the Merger shall be voted upon.

                              ARTICLE 2. THE MERGER

          2.1. GENERAL PROVISIONS. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, at the Effective Time, Interim shall be merged with and into Imagitel, which shall be the Surviving Corporation and become a wholly-owned subsidiary of Wavetech. At the Effective Time, the separate corporate existence of Interim shall cease. Wavetech and Imagitel hereby agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.

          2.2 THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Article 7 and Article 8 hereof (the "Closing Date"), at the offices of Imagitel located at 5120 Woodway Drive, Suite 7007, Houston, Texas 77056,or ' at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by June 30, 1998, either party hereto shall have the right to terminate this Reorganization Agreement.

         2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of Imagitel into shares of Wavetech shall be as set forth in the Plan of Merger.

          2.4. SHAREHOLDER APPROVALS. Each of Wavetech and Imagitel shall call their respective Shareholders Meetings in accordance with the applicable provisions of Nevada law and federal securities laws (as applicable) for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meetings shall be held as soon as practicable. The board of directors of each of Wavetech and Imagitel shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to their respective shareholders and use their best efforts to obtain the approval of this Reorganization Agreement and the Merger. Wavetech shall also take any reasonable action required to be taken under the federal securities laws and blue sky laws in connection with the issuance of Wavetech Common Stock in the Merger. Wavetech shall prepare the Proxy Statement, which shall be acceptable to Imagitel, in its sole discretion. The Proxy Statement shall be mailed to the Wavetech shareholders as soon as reasonably practicable after it becomes permissible to do so under applicable federal securities laws, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals.

         2.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, Wavetech and Imagitel shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by Wavetech and Imagitel, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the appropriate Regulatory Authorities, the shareholders of Imagitel and Wavetech, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third Person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third Person, except to the extent that any Person is legally required to proceed prior to obtaining the approvals of the other parties. Wavetech shall be responsible for all filings fees associated with the Regulatory Approvals.

         2.6 TAX TREATMENT. Wavetech and Imagitel intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

         2.7. OPTIONS. At the Effective Time, all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the hereto which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Imagitel ("Options"), shall, after the Effective Date, represent only the right to receive shares of Wavetech Common Stock based on the Conversion Ratio (as defined in the Plan of Merger).

              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF IMAGITEL

         Imagitel hereby represents and warrants to Wavetech the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 3 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Wavetech, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Imagitel.

         3.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. Imagitel is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Imagitel makes such license or qualification necessary.

         3.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of Imagitel. Other than the Imagitel Shareholder Approval, no other corporate acts or proceedings on the part of Imagitel are required or necessary to authorize this Reorganization Agreement or the Merger.

         3.3. BINDING EFFECT. Subject to receipt of the Shareholder Approvals and any required Regulatory Approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of Imagitel, enforceable against Imagitel in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect and general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Imagitel in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Imagitel and enforceable against Imagitel in accordance with its terms, subject to the exceptions in the previous sentence.

         3.4. CAPITALIZATION OF IMAGITEL. The authorized capital stock of Imagitel consists solely of (i) 1,000,000 authorized shares of common stock (no par value), of which 210,526 shares are issued and outstanding. All of the issued and outstanding shares of Imagitel are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 3.4 attached hereto or expressly referenced elsewhere herein, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Imagitel, or pursuant to which Imagitel is or may become obligated to issue any shares of its capital stock. None of the shares of the Imagitel Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Imagitel's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Imagitel does not hold any equity securities of any other company or legal entity except for shares in RRV Enterprises, Inc., a Texas corporation, and DDD Calling, Inc., a Texas corporation, Zapcom International, Inc., a Nevada corporation and Contest Central, LLC, a Texas limited liability company. Imagitel, Inc. owns 100% of the outstanding shares of capital stock of such subsidiaries and there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of such subsidiaries.

         3.5. ABSENCE OF DEFAULTS. Imagitel is not in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Imagitel is not in default under, or in violation of, any agreement to which Imagitel is a party, the effect of which default or violation would have a material adverse effect on Imagitel or its business operations or prospects. Except as disclosed in Schedule 3.5 hereto, Imagitel is not in violation of any applicable law, rule or regulation, the effect of which violation would have a material adverse effect on Imagitel or its business operations or prospects.

         3.6 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Imagitel is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Imagitel, or
(iv) violate any provisions of Imagitel's Certificate of Incorporation or Bylaws. To the best of Imagitel's knowledge, no other party to any material agreement to which Imagitel is a party is in default thereunder or in breach of any provision thereof. To the best of Imagitel's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         3.7. NECESSARY APPROVALS. Imagitel has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other Regulatory Approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other Regulatory Approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Imagitel. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Imagitel in connection with the execution and delivery of this Reorganization Agreement or the consummation by Imagitel of the transactions contemplated hereby. Except for the items in the preceding sentence or as disclosed in Schedule 3.7 hereto, Imagitel is not required to procure the approval of any Person, in order to prevent the termination of any right, privilege, license or contract of Imagitel as a result of this Reorganization Agreement.

         (b) Schedule 3.7 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all Regulatory Authority, necessary to enable Imagitel or its subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Reorganization Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).

         3.8 FINANCIAL STATEMENTS. The financial statements of Imagitel's subsidiaries (the "Imagitel Financial Statements") which have been provided to Wavetech, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of the respective entities at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of Imagitel have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Imagitel. Only RRV Enterprises, Inc. has audited financial statements, all other subsidiaries of Imagitel have unaudited financial statements that are only internal statements and all information contained therein should be verified by Wavetech's auditors.

         3.9. TAX RETURNS. Imagitel files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 3 1. Imagitel has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Imagitel has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Imagitel is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Imagitel does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Imagitel does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Imagitel which, if determined adversely, would result in the assertion of any deficiency.

         3.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the Imagitel Financial Statements or as set forth on Schedule 3.10 hereto, Imagitel has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1996, there has been (i) no material adverse change in the business or operations of Imagitel, (ii) no incurrence by or subjection of Imagitel to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Imagitel not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Imagitel Financial Statements at and for the periods subsequent to December 31, 1996.

         (b) Except as set forth in Schedule 3.10 hereto, Imagitel. has not since December 31, 1996 provided any special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by Imagitel or any subsidiary, nor has any customer pre-paid any material amount for services to be provided by Imagitel or any subsidiary in the future.

         (c) Since December 31, 1996, Imagitel's accounts payable have been accrued and paid in a manner consistent with Imagitel's prior practice and at no point in time since December 31, 1996 have Imagitel's aggregate past due accounts payable been more than $125,000.

         (d) Imagitel has paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and has properly reported its percentage of interstate use ("PIU") to such carriers. As of September 30, 1997, Imagitel does not have, and at the Closing Imagitel will not have, any liability on account of PIU. Imagitel does not have material revenues associated with international traffic. The subsidiaries of Imagitel will not have any operating loss in excess of $500,000 for the period from inception through the Closing Date, after taking into account any and all contingencies associated with the provision or possible termination of such services, including (i) any requirement to provide return traffic, (ii) any liability that may arise in connection with the termination of contracts or other arrangements with any agents or distributors, governmental entities or other Persons, and
(iii) and potential litigation costs related to any of the foregoing.

         3.11. TITLE TO PROPERTIES, ENCUMBRANCES. Imagitel has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3. 11 hereto.

         3.12. LITIGATION. Except as shown on Schedule 3.12 hereto, there are no claims, actions, suits or proceedings pending or threatened against Imagitel, or to its knowledge affecting Imagitel, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Imagitel, and Imagitel knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Imagitel specifically or to which Imagitel is subject.

         3.13. REPORTS. Imagitel has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Imagitel.

         3.14. BROKERS. Except as provided in its contracts with Seruus Ventures LLC and Maverick Management Group, Imagitel has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

         3.15. EXPENDITURES. Schedule 3.15 hereto sets forth any single expenditure of $75,000 or more proposed to be made by Imagitel after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Imagitel will advise Wavetech of any changes to Schedule 3.15 hereto reflecting additions or deletions thereto since the date hereof.

         3.16 INSURANCE. Schedule 3.16 hereto is a true and complete summary of the policies of fire, liability, life and other types of insurance held by Imagitel, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Imagitel taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to Imagitel that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         3.17. CONTRACTS AND COMMITMENTS. Schedule 3.17 hereto sets forth each contract or other commitment of Imagitel which requires an aggregate payment by Imagitel after the date hereof of more than $75,000, and any other contract or commitment that in the opinion of the Imagitel management materially affects the business of Imagitel. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 3.17 hereto, Imagitel is not party to or subject to:

               1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

               2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

               3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

               4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

               5. Any contract or agreement with any labor union;

               6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

               7. Any contract restricting Imagitel from carrying on its business anywhere in the United States;

               8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease purchase, or otherwise;

               9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

               10. Any license agreement in which Imagitel is the licensor or licensee;

               11. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or
     (ii) does not terminate, or is not terminable without penalty to Imagitel, or any successors or assigns prior to 30 days from the date hereof.

         3.18. EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.18 hereto contains a complete list of all Benefit Plans sponsored or maintained by Imagitel or under which Imagitel may be obligated ("Imagitel Benefit Plans"). Imagitel has delivered to the Wavetech (i) accurate and complete copies of all Imagitel Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Imagitel Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Imagitel Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Imagitel Benefit Plans (for which annual reports are required) prepared within the last two years. Any Imagitel Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Imagitel Benefit Plan on Schedule 3.18 hereto.

         (b) All Imagitel Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Imagitel Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Imagitel Benefit Plans, that could subject Imagitel to any material penalty or tax imposed under the Code or ERISA.

         (c) Except as set forth in Schedule 3.18 hereto, any Imagitel Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Imagitel Benefit Plan.

         (d) Except as set forth in Schedule 3.18 hereto, Imagitel has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Imagitel has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Imagitel Benefit Plans.

         (e) There are no pending or, threatened claims by or on behalf of any Imagitel Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Imagitel Benefit Plans, alleging any breach of fiduciary duty on the part of Imagitel or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Imagitel Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Imagitel has made all required contributions under the Imagitel Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

         (f) With respect to any Imagitel Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, (iii) any Imagitel Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         3.19. ENVIRONMENTAL MATTERS. Imagitel is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ. ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Imagitel has not, nor to Imagitel's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Imagitel (including, without limitation, the buildings or structures thereon) (the "Real Property"). Imagitel has not, nor to Imagitel's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Imagitel has not, nor to Imagitel's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Imagitel has provided Interim with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to Imagitel.

         3.20. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 3.20 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Imagitel or any subsidiary or otherwise utilized by Imagitel or any subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (wither as a customer or supplier or otherwise), or is involved in any way with, Imagitel or any subsidiary; (iii) neither Imagitel nor any subsidiary owes any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Imagitel or any subsidiary.

         3.21. IMAGITEL INFORMATION. The written information with respect to Imagitel, and its officers, directors, and affiliates which shall have been supplied by Imagitel (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of Wavetech, or which shall be contained in the Proxy Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Wavetech or on the date of the Wavetech Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Wavetech shareholders with respect to the Merger.

       ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY WAVETECH AND INTERIM

         Wavetech and Interim hereby represent and warrant to Imagitel the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 4 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Imagitel, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Wavetech.

         4.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. Wavetech is a corporation, duly organized, validly existing and in good standing under the laws of New Jersey, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Wavetech makes such license or qualification necessary. The only subsidiaries of Wavetech are set forth in Schedule 4.1 hereto. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it now being conducted or currently proposed to be conducted. Each subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. All the outstanding shares of capital stock of each subsidiary are validly issued, fully paid and nonassessable, owned by Wavetech, or by a subsidiary of Wavetech, free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of Wavetech. Except as set forth in Wavetech's Annual Report on From 10-KSB for the year ended August 31, 1997, Wavetech does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

         4.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Boards of Directors of Wavetech and Interim. Other than the Wavetech Shareholder Approval, no other corporate acts or proceedings on the part of Wavetech or Interim are required or necessary to authorize this Reorganization Agreement or the Merger.

         4.3. BINDING EFFECT. Subject to receipt of the Shareholder Approvals and any required Regulatory Approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of Wavetech and Interim, enforceable against Wavetech and Interim in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect and general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Wavetech and Interim in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Wavetech and Interim and enforceable against Wavetech and Interim in accordance with its terms, subject to the exceptions in the previous sentence.

         4.4. CAPITALIZATION OF WAVETECH. The authorized capital stock of Wavetech consists solely of (1) 50,000,000 authorized shares of common stock ($0.001 par value), of which 16,282,252 are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of Wavetech are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Wavetech, or pursuant to which Wavetech is or may become obligated to issue any shares of its capital stock. None of the shares of the Wavetech Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Wavetech's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Except for Interim (which is wholly-owned by Wavetech), Wavetech does not hold 10% of any class of equity securities of any other company or legal entity, except for those wholly owned subsidiaries disclosed in Wavetech's public SEC filings.. The authorized capital stock of Interim consists solely of (i) 10,000 authorized shares of common stock ($ 1.00 par value), of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Interim are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Interim, or pursuant to which Interim is or may become obligated to issue any shares of its capital stock.

         4.5. ABSENCE OF DEFAULTS. Neither Wavetech nor Interim is in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Neither Wavetech nor Interim is in default under, or in violation of, any agreement to which Wavetech or Interim is a party, the effect of which default or violation would have a material adverse effect on Wavetech or Interim or their respective business operations or prospects. Except as disclosed in
Schedule 4.5 hereto, neither Wavetech nor Interim is in violation of any applicable law, rule or regulation, the effect of which would have a material adverse effect on Wavetech or its business operations or prospects.

         4.6 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Wavetech or, Interim is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Wavetech or Interim, or (iv) violate any provisions of Wavetech's or Interim's charter or Bylaws. To the best of Wavetech's knowledge, no other party to any material agreement to which Wavetech or Interim is a party is in default thereunder or in breach of any provision thereof. To the best of Wavetech's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         4.7. NECESSARY APPROVALS. (a) Wavetech has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other Regulatory Approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other Regulatory Approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Wavetech. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Wavetech in connection with the execution and delivery of this Reorganization Agreement or the consummation by Wavetech of the transactions contemplated hereby. Except for the items in the preceding sentence or as disclosed in Schedule 4.7 attached hereto, Wavetech is not required to procure the approval of any Person, in order to prevent the termination of any right, privilege, license or contract of Wavetech as a result of this Reorganization Agreement.

         (b) Schedule 4.7 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all Regulatory Authority, necessary to enable Wavetech or its subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Reorganization Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).

         4.8. FINANCIAL STATEMENTS. The audited financial statements of Wavetech at and for each of the fiscal years ended August 31, 1995, 1996 and 1997, and the unaudited monthly statements subsequent to August 31, 1997 (the "Wavetech Financial Statements") all of which have been provided to Imagitel, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of Wavetech at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of Wavetech have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Wavetech.

         4.9. TAX RETURNS. Wavetech files its income tax returns and maintains its tax books and records on the basis of a taxable year ending August 3 1. Wavetech has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Wavetech has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Wavetech is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Wavetech does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Wavetech does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Wavetech which, if determined adversely, would result in the assertion of any deficiency.

         4.10. UNDISCLOSED LIABILITIES. (a) Except for the liabilities which are disclosed in the Wavetech Financial Statements or as set forth on Schedule 4.10 hereto, Wavetech has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since August 31, 1997, there has been (i) no material adverse change in the business or operations of Wavetech, (ii) no incurrence by or subjection of Wavetech to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Wavetech not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Wavetech Financial Statements at and for the periods subsequent to August 31, 1997.

         (b) Except as set forth an Schedule 4.10 hereto, Wavetech has not since August 31, 1997 provided any special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by Wavetech or any subsidiary, nor has any customer pre-paid any material amount for services to be provided by Wavetech or any subsidiary in the future.

         (c) Since August 31, 1997, Wavetech's accounts payable have been accrued and paid in a manner consistent with Wavetech's prior practice and at no point in time since August 31, 1997 have Wavetech's aggregate past due accounts payable been more than $ 450,000.

         (d) Wavetech has paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and has properly reported its PlU to such carriers. As of September 30, 1997, Wavetech does not have, and at the Closing Wavetech will not have, any liability on account of PIU. Wavetech's revenue from international traffic is fully collectible at the recorded amounts thereof, less a provision for bad debts not in excess of 25%
thereof, and the subsidiaries of Wavetech will not have any operating loss in excess of $6,500,000 for the period from March 8, 1995 through the Closing Date, after taking into account any and all contingencies associated with the provision or possible termination of such services, including (i) any requirement to provide return traffic, (ii) any liability that may arise in connection with the termination of contracts or other arrangements with any agents Or distributors, governmental entities or other Persons, and (iii) and potential litigation costs related to any of the foregoing.

         4.11. TITLE TO PROPERTIES, ENCUMBRANCES. Wavetech has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 4.11 hereto.

         4.12. LITIGATION. Except as shown on Schedule 4.12 hereto, there are no claims, actions, suits or proceedings pending or threatened against Wavetech, or to its knowledge affecting Wavetech, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Wavetech, and Wavetech knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Wavetech specifically or to which Wavetech is subject.

         4.13. REPORTS. Wavetech has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Wavetech.

         4.14. BROKERS. Wavetech has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

         4.15. EXPENDITURES. Schedule 4.15 hereto sets FORTH ANY SINGLE EXPENDITURE of $25,000 or more proposed to be made by Wavetech after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Wavetech will advise Imagitel of any changes to Schedule 4.15 hereto reflecting additions or deletions thereto since the date hereof.

         4.16 INSURANCE. Schedule 4.16 hereto is a true and complete summary of the policies of fire, liability, life and other types of insurance held by Wavetech, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Wavetech taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing

Date. There is no reason known to Wavetech that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         4.17. CONTRACTS AND COMMITMENTS. Schedule 4.17 hereto sets forth each contract or other commitment of Wavetech which requires an aggregate payment by Wavetech after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of the Wavetech management materially affects the business of Wavetech. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 4.17 hereto, Wavetech is not party to or subject to:

               1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

               2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

               3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

               4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

               5. Any contract or agreement with any labor union;

               6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

               7. Any contract restricting Wavetech from carrying on its business anywhere in the United States;

               8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;

               9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

               10. Any license agreement in which Wavetech is the licensor or licensee;

               11. Any material contract or agreement, not of the type covered by any of the other items of this Section 4.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or
     (ii) does not terminate, or is not terminable without penalty to Wavetech, or any successors or assigns prior to 30 days from the date hereof.

         4.18. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.18 hereto contains a complete list of all Benefit Plans sponsored or maintained' by Wavetech or under which Wavetech may be obligated ("Wavetech Benefit Plans"). Wavetech has delivered to Imagitel (i) accurate and complete copies of all Wavetech Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Wavetech Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Wavetech Benefit Plans for which financial statements or actuarial reports are required or have been prepared and
         (iv) accurate and complete copies of all annual reports for all Wavetech Benefit Plans (for which annual reports are required) prepared within the last two years. Any Wavetech Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Wavetech Benefit Plan on
         Schedule 4.18 hereto.

                  (b) All Wavetech Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Wavetech Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in
         Section 4975 of the Code or Section 406 of ERISA involving any of the Wavetech Benefit Plans, that could subject Wavetech to any material penalty or tax imposed under the Code or ERISA.

                  (c) Except as set forth in Schedule 4.18 hereto, any Wavetech Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Wavetech Benefit Plan.

                  (d) Except as set forth in Schedule 4.18 hereto, Wavetech has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Wavetech has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Wavetech Benefit Plans.

                  (e) There are no pending or, threatened claims by or on behalf of any Wavetech Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Wavetech Benefit Plans, alleging any breach of fiduciary duty on the part of Wavetech or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Wavetech Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Wavetech has made all required contributions under the Wavetech Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

                  (f) With respect to any Wavetech Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Wavetech Benefit Plan that is a group health plan (within the meaning of Section 498013(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         4.19. ENVIRONMENTAL MATTERS. Wavetech is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEC. ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Wavetech has not, nor to Wavetech's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Wavetech (including, without limitation, the buildings or structures thereon) (the "Real Property"). Wavetech has not, nor to Wavetech's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Wavetech has not, nor to Wavetech's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Wavetech has provided Interim with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to Wavetech.

         4.20. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 4.20 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Wavetech or any subsidiary or otherwise utilized by Wavetech or any subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (wither as a customer or supplier or otherwise), or is involved in any way with, Wavetech or any subsidiary; (iii) neither Wavetech nor any subsidiary owes any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Wavetech or any subsidiary.

         4.21. WAVETECH INFORMATION. The written information with respect to Wavetech, and its officers, directors, and affiliates which shall have been supplied by Wavetech (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by shareholders of Imagitel, or which shall be contained in the Proxy Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Imagitel or on the date of the Imagitel Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Imagitel shareholders with respect to the Merger.

         4.22 REPORTS. Wavetech has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Wavetech. Without limiting the foregoing, Wavetech has filed all reports required to be filed under the Securities Exchange Act of 1934 for the past 36 calendar months and has filed on a timely basis all reports required to have been filed by Wavetech under the Securities Exchange Act of 1934 during the past 12 months. Since August 31, 1997 Wavetech has not defaulted on any installment or indebtedness for borrowed money or on any rental for any long-term lease.

         4.23. NASDAQ. The Wavetech Common Stock is listed on the Nasdaq small Market.

                 ARTICLE 5. CONDUCT OF BUSINESS PENDING CLOSING

         5.1. CONDUCT OF IMAGITEL PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Imagitel covenants and agrees to the following (except to the extent that Wavetech shall otherwise expressly consent in writing; provided, however, that any breach of any of the covenants given in this Section 5.1 must be material in the aggregate with respect to the business of Imagitel before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

               (a) Imagitel will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

               (b) Imagitel will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof.

               (c) Except for:

                    (i) the issuance of capital stock in  connection  with items set forth on Schedule 3.4 hereto, and

                    (ii) the  issuance of up to 5,000 shares of its common stock in connection with the contemplated acquisition of aCOMModation Services, Inc., Imagitel will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it make any other change in its equity capital structure.

               (d) Imagitel will promptly advise Wavetech orally and in writing of any change in the businesses of Imagitel which is or may reasonably be expected to be materially adverse to the business of Imagitel.

               (e) Imagitel will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Imagitel, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Imagitel contained herein to be or become untrue in any material respect.

               (f) Imagitel will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

               (g) Except in the ordinary course of business and except for expenses attendant to the Merger and current contractual obligations, Imagitel will not incur any expense in an amount in excess of $75,000 after the execution of this Reorganization Agreement without the prior written consent of Wavetech,

               (h) Imagitel will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Wavetech), or enter into any employment agreement with any executive officer without the consent of Wavetech except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Wavetech in writing.

               (i) Except as set forth expressly herein, Imagitel will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof.

         5.2. CONDUCT OF WAVETECH PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Wavetech covenants and agrees to the following (except to the extent that Wavetech shall otherwise expressly consent in writing; provided, however, that any breach of any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of Wavetech before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

               (a) Wavetech will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

               (b) Wavetech will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof.

               (c) Except for:

                    (i) the issuance of capital stock in  connection  with items set forth on Schedule 4.4 hereto, and

                    (ii) the issuance of up to 500,000 shares (pre-reverse split) at not less than $0.53 per share in connection with capital raising transactions which are otherwise acceptable to Imagitel, and

                    (iii) the issuance of 1,428,572 shares  (pre-reverse  split)
               at not less than $0.35 per share to Elgin Investments.

Wavetech will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.

               (d) Wavetech will promptly advise Imagitel orally and in writing of any change in the businesses of Wavetech which is or may reasonably be expected to be materially adverse to the business of Wavetech.

               (e) Wavetech will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Wavetech, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Wavetech contained herein to be or become untrue in any material respect.

               (f) Wavetech will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

               (g) Except for expenses attendant to the Merger and current contractual obligations, Wavetech will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of Imagitel.

               (h) Wavetech will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Imagitel), or enter into any employment agreement with any executive officer without the consent of Imagitel except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Imagitel in writing.

         Wavetech will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                       ARTICLE 6. COVENANTS OF THE PARTIES

         6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. The covenants in this Section 6.1 shall survive the Closing Date forever.

         6.2 REGULATORY FILINGS. The parties hereto will use their respective best efforts and cooperate with each other to obtain promptly all such Regulatory Approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. Wavetech shall be responsible for all filings fees required in connection with such approvals or filings.

         6.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Mergers which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.

         6.4. AFFILIATES' LETTERS. Imagitel shall deliver to Wavetech a letter identifying all Persons who are, at the time the Corporate Merger is submitted to a vote of the shareholders of Imagitel, "affiliates" of Imagitel for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. Imagitel shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Wavetech on or prior to the Effective Time a written agreement, in form reasonably satisfactory to Wavetech that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of Imagitel or any Wavetech Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.

         6.5. LISTING OF WAVETECH COMMON STOCK. Wavetech shall use its best efforts to cause the shares of Wavetech Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq Small Cap, subject to official notice of issuance, prior to the Effective Time. Wavetech shall give such notice to Nasdaq as may be required to permit the listing of the Wavetech Common Stock issued in connection with the Merger.

         6.6. TAX TREATMENT; ACCOUNTING TREATMENT. Imagitel and Wavetech shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and at Imagitel's option for "pooling treatment" under GAAP.

         6.7. EXPENSES. The parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with this transaction. Reasonable estimates of these expenses shall be accrued by the month-end immediately prior to the Closing Date.

         6.8 MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article 6 or Article 7 of this Reorganization Agreement.

         6.9. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither Imagitel nor Wavetech shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ (and in such case, the parties shall provide prior notice of such disclosure and a reasonable opportunity to comment upon such disclosure).

         6.10. UPDATING OF SCHEDULES. Imagitel and Wavetech shall, at the Closing, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Closing, provided that the furnishing of any such supplement to such schedules shall not modify, limit, or otherwise affect any representations or warranties of Imagitel or Wavetech contained herein or any right of Imagitel or Wavetech to terminate this Reorganization Agreement. Imagitel and Wavetech shall provide to each other drafts of such supplemental schedules at least three (3) business days prior to the Closing Date.

         6.11 DIRECTORS. At the Wavetech Shareholders' Meeting, Wavetech shall have its shareholders authorize that upon Closing:(l) its Board of Directors shall consist of five persons and (2) shall nominate as management's slate five designees of Imagitel.

         6.12. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by Wavetech or as required by applicable law, rules or regulations (including the fiduciary duties of the Imagitel directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, Imagitel shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Imagitel.

         (b) Except as expressly provided in this Reorganization Agreement, as agreed to by Imagitel or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, Wavetech shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Wavetech.

             ARTICLE 7. CONDITIONS TO WAVETECH'S OBLIGATION TO CLOSE

         The obligation of Wavetech and Interim to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

          7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY IMAGITEL. Each of the acts and undertakings of Imagitel to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Imagitel set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

         7.2 CONDUCT OF BUSINESS. The business of Imagitel shall have been conducted in the usual and customary manner, and there shall have been no material adverse change in the business or financial condition of Imagitel from the date hereof through the Closing Date.

         7.3 CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for Wavetech, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable Regulatory Agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Wavetech, renders the consummation of this transaction unduly burdensome.

          7.4 CERTIFICATE. Wavetech shall have been furnished with such certificates of officers of Imagitel and/or such certificates of Imagitel shareholders, in form and substance reasonably satisfactory to Wavetech, dated as of the Closing Date, certifying to such matters as Wavetech may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.

          7.5 DUE DILIGENCE. Wavetech shall have completed a due diligence investigation of Imagitel, the results of which shall be reasonably satisfactory to Wavetech.

         7.6 SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.

          7.7 FAIRNESS OPINION. The Board of Directors of Wavetech shall have received a fairness opinion from a reputable investment banking firm, which opinion shall be reasonably acceptable to Wavetech.

         7.8 DISSENTER'S RIGHTS. None of the Imagitel shareholders shall have exercised dissenters' rights.

          7.9 SECURITIES MATTERS. Wavetech shall have receive certificates from Imagitel's shareholders reasonably sufficient for Imagitel's counsel to conclude that the issuance of Wavetech shares in connection with the transactions contemplated herein will be exempt from registration under applicable federal and state securities laws.

          ARTICLE 8. CONDITIONS TO THE OBLIGATION OF IMAGITEL TO CLOSE

          The obligation of Imagitel to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

          8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY WAVETECH AND INTERIM. Each of the acts and undertakings of Wavetech and Interim to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Wavetech and Interim set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

          8.2. TAX OPINION. Imagitel shall have received an opinion from tax counsel satisfactory in form and substance to Imagitel that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          8.3. CONDUCT OF BUSINESS. There shall have been no material casualty or material adverse change in the business or financial condition of Wavetech from the date hereof through the Closing Date.

          8.4. CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for Imagitel, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable Regulatory Agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Imagitel, renders the consummation of this transaction unduly burdensome.

         8.5.  CERTIFICATE.   Imagitel  shall  have  been  furnished  with  such
certificates  of  officers  of  Wavetech,   in  form  and  substance  reasonably
satisfactory to Imagitel, dated as of the Closing Date, certifying to such matters as Imagitel may reasonably request, including but not limited to the fulfillment of the conditions specified in this Article 8.

         8.6. SHAREHOLDER APPROVALS. The Shareholder Approvals shall have been obtained.

         8.7. DUE DILIGENCE. Imagitel shall have completed a due diligence investigation of Wavetech, the results of which shall be reasonably satisfactory to Imagitel.

         8.8. DIRECTORS. The five designees of Imagitel shall have been elected as the entire Board of Wavetech.

         8.9. LINE OF CREDIT. Wavetech shall have put in place a line of credit in the minimum amount of $3.5 million, which shall be acceptable in all respects to Imagitel.

         8.10. REGISTRATION RIGHTS AGREEMENT. Wavetech shall have entered into a piggy-back and demand registration rights agreement acceptable to Imagitel with respect to the registration of Wavetech shares to be issued to Imagitel shareholders.

         8.11. REVERSE STOCK SPLIT. Wavetech shall have effected a reverse stock split of one share for every six shares outstanding. Such stock split may be subject to change by the parties.

                             ARTICLE 9. TERMINATION

         9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of the parties;

               (b) by either Wavetech or Imagitel, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;

               (c) by either Wavetech or Imagitel if the other party has failed to comply with the agreements or fulfill the conditions contained herein, PROVIDED, however, that any such failure of compliance or fulfillment must be material to the consolidated businesses of either Wavetech or Imagitel and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;

               (d) by either Wavetech or Imagitel as set forth in Section 2.2 hereof.

               (e) by either Wavetech or Imagitel, on or before January 31, 1998, if the results of the due diligence investigation of the other party are not satisfactory to the terminating party in its sole discretion.

               (f) By  Imagitel if any updated  schedule  submitted  pursuant to
     Section 6.10 by Wavetech are not satisfactory to Imagitel or by Wavetech if any updated schedules submitted by Imagitel pursuant to Section 6.10 are not satisfactory to Wavetech.

         9.2. EFFECT OF TERMINATION. In the event of termination of this Reorganization Agreement by either Wavetech or Imagitel as provided above, this Reorganization Agreement shall forthwith become void and there shall be no liability hereunder on the part of Wavetech or Imagitel, or their respective officers or directors, except for intentional breach. In the event this Reorganization Agreement is terminated, any agreements between the two parties as to Confidential Information shall survive such termination.

                           ARTICLE 10. INDEMNIFICATION

          10.1. INDEMNIFICATION OF OFFICERS AND DIRECTORS. Wavetech covenants and agrees that it will cause each person who is an officer or director of Imagitel and its subsidiaries (an "indemnitee") on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an officer or director of Imagitel to the maximum extent that a Nevada corporation is permitted by law to indemnify or insure its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom. Wavetech, upon request of such indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under applicable Nevada law if such indemnitees had been directors or officers of Wavetech. The provisions of this
Section 10.1 shall survive the Closing and shall be enforceable directly by each officer and director of Imagitel benefited by this Section 10.1.

                            ARTICLE 11. MISCELLANEOUS

          11.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions contemplated hereby.

          11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

          11.3. Binding Agreement. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.

          11.4. Notices. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

          For Wavetech:      ATT: President
                             Wavetech, Inc.
                             5210 East Williams Circle, STE 200
                             Tucson, Arizona 85711

          Copy to:           ATT: Chris Johnson
                             Squire, Sanders et al
                             40 North Central Avenue, STE 2700
                             Phoenix, Arizona 85004

          For Imagitel:      ATT: President
                             Imagitel, Inc.
                             5120 Woodway Drive, STE 7007
                             Houston, Texas 77056

          Copies to:         ATT: Darryl Johnston
                             Cades Schutte et al
                             1000 Bishop Street
                             Honolulu, Hawaii 96813

          11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          11.6 HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.

         11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

          11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

          11. 10. NO THIRD PARTY BENEFICIARIES. Except for Section 10.1 hereof, nothing in this Reorganization Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights, obligations or liabilities under or by reason of this Reorganization Agreement.

                                   END OF PAGE

         IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESSES                                    WAVETECH, INC.

--------------------------------             By: /s/
                                                --------------------------------
                                                President
--------------------------------



WITNESSES                                    WAVETECH INTERIM, INC.

--------------------------------             By: /s/
                                                --------------------------------
                                                President
--------------------------------



WITNESSES                                    IMAGITEL, INC.

--------------------------------             By: /s/
                                                --------------------------------
                                                President
--------------------------------

                                   APPENDIX A
                                 PLAN OF MERGER
                                       OF
                              WAVETECH INTERIM, INC.
                                  WITH AND INTO
                                 IMAGITEL, INC.

         Pursuant to this Plan of Merger (the "Plan of Merger"), Wavetech Interim, Inc. ("Interim"), a Nevada corporation and a wholly-owned subsidiary of Wavetech, Inc., will be merged with and into Imagitel, Inc. ("Imagitel"), a Nevada corporation.
                             ARTICLE 1. DEFINITIONS

         The capitalized terms set forth below shall have the following meanings:

         "Certificate of Merger" shall mean the Certificate of Merger to be executed by Interim and Imagitel in a form appropriate for filing with the Secretary of State of Nevada, relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         "Conversion Ratio" shall mean the number of shares of Wavetech Common Stock issuable in exchange for one share of Imagitel Common Stock, as calculated pursuant to Section 3.1 hereof.

         "Conversion Value of Imagitel" as set forth herein is to be used solely for the purposes of calculating a Conversion Ratio and is not necessarily indicative of its actual value.

         "Conversion Value of Wavetech" as set forth herein is to be used solely for the purposes of calculating a Conversion Ratio and is not necessarily indicative of its actual value.

         "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof

         "Fair Market Value" shall mean, with respect to the Wavetech Common Stock for a particular day in question, the average of the closing prices as quoted on the automated quotation system for that particular day and the immediately preceding 29 trading days.

         "Interim Common Stock" shall mean the common stock, par value $1.00 per share, of Interim.

         "Merger" shall mean the merger of Interim with and into Imagitel as more particularly set forth herein and in the Reorganization Agreement.

         "Options" shall mean all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Imagitel.

         "Reorganization Agreement" shall mean the Reorganization Agreement among Wavetech, Interim and Imagitel dated the date hereof, to which this Plan of Merger is attached as Appendix A.

         "Surviving Corporation" shall mean Imagitel after consummation of the Merger.

         WAVETECH. Wavetech, Inc. a Nevada corporation headquartered in Tucson, Arizona. Where the context permits, Wavetech shall include all subsidiary entities.

         "Wavetech Common Stock" shall mean the common stock, par value $0.001 per share, of Wavetech.

WAVETECH _______________               E-26             _______________ IMAGITEL

                              ARTICLE 2. THE MERGER

         2.1. MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, Interim shall be merged with and into Imagitel. Imagitel shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Nevada.

         2.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Certificate of Merger.

         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.

         2.4. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Imagitel as in effect at the Effective Time shall be and remain the certificate of incorporation of the Surviving Corporation.

         2.5.  BYLAWS.  The Bylaws of  Imagitel,  as in effect at the  Effective
Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.

         2.6. PROPERTIES AND LIABILITIES OF IMAGITEL AND-INTERIM. At the Effective Time, the separate existence and corporate organization of Interim shall cease, and Imagitel shall thereupon and thereafter, to the extent consistent with applicable law and with its certificate of incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature of Imagitel without. further act or deed.

                            ARTICLE 3. CONSIDERATION

         3.1.  MERGER  CONSIDERATION.  (a) Subject to  adjustment as provided in
Section 3.1(b) below, in connection with the Merger, each Imagitel shareholder shall, by virtue of the Merger and without any action on his part, be entitled to receive 420 shares of Wavetech Common Stock for each share of Imagitel Common Stock issued and outstanding immediately prior to the Effective Time (the "Conversion Ratio"). The Conversion Ratio is calculated on a pre-reverse stock split basis that does not yet include adjustments for a planned 6:1 reverse stock split by Wavetech.

          (b) (1) The Conversion Ratio shall be adjusted such that the number of shares issuable under this Plan of Merger shall be either increased or decreased in the following instances:

Actual Conversion Ratio shall be determined as of month end immediately prior to closing using the following formula:

Actual number of Wavetech Shares Outstanding      Conversion Value of Imagitel
                                                  Conversion Value of Wavetech
--------------------------------------------------------------------------------
                                     210.56

Based upon the following agreed upon conditions:

1) The Conversion Value of Wavetech is $7.9 million with a $300,000 working capital deficit. The Conversion Value of Wavetech shall be adjusted, either increased or decreased in the following instances:

               (i) in the event that Wavetech's funded debt and working capital deficit as of month end immediately prior to the Effective Time exceeds $300,000, then the Conversion Value of Wavetech shall be decreased by an amount equal to the working capital deficit that exceeds $300,000.

               (ii) in the event that Wavetech's funded debt and working capital deficit as of month end immediately prior to closing is less than $300,000, then the Conversion Value of Wavetech shall be increased by an amount equal to the difference between actual amount and the $300,000 deficit.

2) The Conversion Value of Imagitel is $37.4 million, with no working capital deficit. The Conversion Value of Imagitel shall be adjusted, either increased or decreased in the following instances:

               (i) in the event that Imagitel. has positive working capital as of month end immediately prior to the Effective Time, then the Conversion Value of Imagitel shall be increased by an amount equal to the positive working capital.

               (ii) in the event that Imagitel has a working capital deficit as of month end immediately prior to closing, then the Conversion Value of Imagitel shall be decreased by an amount equal to the working capital deficit.

               (iii) the Conversion value of Imagitel shall not change if Imagitel acquires acCOMModation Services, Inc. However, the number of shares outstanding for Imagitel will increase, and the increase will not change the Conversion Ratio - as it is already incorporated into the formula calculations.

         3.2. INTERIM COMMON STOCK. The shares of Interim shall be canceled as a result of the Merger.

         3.3. IMAGITEL COMMON STOCK.  After  consummation of the Merger,  all of
the  outstanding   shares  of  Imagitel  shall  be  held  by  Wavetech  and  its capitalization shall be unchanged.

         3.4. TREASURY SHARES. Any and all shares of Imagitel common stock held as treasury shares by Imagitel shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.

         3.5. FRACTIONAL SHARES. No fractional shares of Wavetech Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Imagitel Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the Wavetech Common Stock on the last trading day immediately preceding the Effective Time.

         3.6. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding Wavetech Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio, all stock prices set forth in this Article 3, and the number and kind of shares under option in the Options and the option price of such Options shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the Imagitel Shareholders and the holders of the Options.

                ARTICLE 4. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. ISSUANCE OF WAVETECH CERTIFICATES; CASH FOR FRACTIONAL SHARES. After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Wavetech or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger (except for Dissenting Shareholders, as provided below). To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled.

         4.2. AUTHORIZED WITHHOLDINGS. Wavetech shall not be obligated to deliver the consideration to which any former holder of Imagitel Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Imagitel Common Stock for exchange as provided in this Article 4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Wavetech or Imagitel. In addition, no dividend or other distribution payable to the holders of record of Wavetech Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Imagitel Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the Imagitel Common Stock certificate both the Wavetech Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.

         4.3. LIMITED RIGHTS OF FORMER IMAGITEL SHAREHOLDERS. Except as provided in Section 4.4 below, after the Effective Time, each outstanding certificate representing shares of Imagitel Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of Imagitel Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of Wavetech Common Stock in exchange therefor as provided in this Plan of Merger.

         4.4. DISSENTING SHAREHOLDERS. Shares of Imagitel Common Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to Imagitel a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in the corporate law of Nevada (collectively, the "Dissenting Shareholders"), shall not be converted as provided above, but shall be entitled to receive such consideration as shall be provided in the corporate law of Nevada, except that shares of any Dissenting Shareholder who shall thereafter not perfect his right to appraisal as provided in the corporate law of Nevada shall thereupon be deemed to have been converted as of the Effective Time of the Merger, into Wavetech Common Stock, as provided above.

         4.5. STOCK TRANSFER BOOKS. AT the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of Imagitel shall be closed and no transfer of Imagitel Common Stock shall thereafter be made on such stock transfer books.

                            ARTICLE 5. STOCK OPTIONS

         5.1. Options. At the Effective Time, all of the Options shall, after the Effective Date, represent only the right to receive shares of Wavetech Common Stock based on the Conversion Ratio.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          WAVETECH INTERNATIONAL, INC.

                       1998 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of, WAVETECH INTERNATIONAL, INC. a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April ____, 1998, and hereby appoints Gerald I. Quinn and Richard P. Freeman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company, to be held on May 18, 1997, at 10:00 a.m., local time, at The Marriott Courtyard, Williams Center, 201 South Williams Center, Tucson, Arizona 85711, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. APPROVAL OF THE ONE-FOR-SIX REVERSE SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK
                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

2. APPROVAL OF THE ISSUANCE OF UP TO 85,000,000 SHARES (THE "MERGER SHARES") OF THE COMPANY'S COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT AND PLAN OF MERGER, DATED JANUARY 5, 1998, AMONG WAVETECH INTERNATIONAL, INC., WAVETECH INTERIM, INC. AND IMAGITEL, INC.

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

A VOTE FOR ISSUANCE OF THE MERGER SHARES SHALL BE DEEMED A VOTE FOR THE ELECTION OF DIRECTORS DESIGNATED BY IMAGITEL, INC.

3. ELECTION OF DIRECTORS:

[  ] FOR the five nominees listed below, except as indicated

[  ] WITHHOLD AUTHORITY to vote for the five nominees listed below

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

TERENCE E. BELSHAM, GERALD I. QUINN, RICHARD P. FREEMAN, TERENCE H. POCOCK AND JOHN P. CLEMENTS

IF PROPOSAL TWO IS APPROVED, YOUR VOTE WITH RESPECT TO THIS PROPOSAL NO. THREE SHALL NOT BE CONSIDERED, AND THOSE PERSONS DESIGNATED BY IMAGITEL SHALL SERVE AS DIRECTORS OF THE COMPANY

and upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

(continued, and to be signed, on other side)

(continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE REVERSE SPLIT, FOR ISSUANCE OF THE MERGER SHARES, THE ELECTION OF DIRECTORS (ONLY IF ISSUANCE OF THE MERGER SHARES IS NOT APPROVED); AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:              , 1998
      --------------

-----------------------------------
Signature

-----------------------------------
Signature

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)